As filed with the Securities and Exchange Commission on March 24, 2021

Registration No. 333-252422

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UWM Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	6162	82-2124167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

585 South Boulevard E

Pontiac, Michigan 48341

(800) 981-8898

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Forrester

Executive Vice President and Chief Financial Officer

UWM Holdings Corporation

585 South Boulevard E

Pontiac, Michigan 48341

(800) 981-8898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

401 E Las Olas Boulevard, Suite 2000

Fort Lauderdale, Florida

Tel: (954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(7)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Class A common stock, par value $0.0001 per share	15,874,987 (1)	$11.50 (1)	$182,562,351 (2)	$19,918
Secondary Offering
Class A common stock, par value $0.0001 per share	115,875,000 (3)	$11.41 (4)	1,322,133,750	144,245(4)
Private Placement Warrants to purchase Class A common stock	5,250,000 (5)	—	—	— (6)
Total			$1,504,696,101	$164,162(8)

(1)

Consists of (i) 10,625,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued upon exercise of the Warrants included in the publicly sold units (the “Public Warrants”) to purchase Class A common stock and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of the Warrants issued to Gores Sponsor IV, LLC in a private placement (the “Private Placement Warrants”) to purchase Class A common stock, in each case at an exercise price of $11.50 per share.

(2)	Calculated in accordance with Rules 457(g).
(3)

Consists of (i) 10,625,000 shares of Class A common stock that were exchanged for the Class F common stock, (ii) 50,000,000 shares of Class A common stock issued to a limited number of qualified institutional buyers and accredited investors (iii) up to 50,000,000 shares of Class A common stock issuable upon conversion or exchange of currently convertible or exchangeable securities as described in the prospectus and (iv) up to 5,250,000 shares of Class A Common Stock that may be sold by Gores IV, LLC that may be received upon exercise of the Private Placement Warrants.

(4)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the registrant’s Class A common stock as reported by the New York Stock Exchange on January 21, 2021.

(5)	Represents the resale of 5,250,000 Warrants to purchase shares of Class A common stock that were issued to Gores Sponsor IV, LLC in a private placement on January 28, 2020.
(6)	No separate fee due in accordance with Rule 457(i).
(7)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(8)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

UWM HOLDINGS CORPORATION

15,874,987 SHARES OF CLASS A COMMON STOCK

and

115,875,000 SHARES OF CLASS A COMMON STOCK

5,250,000 WARRANTS TO PURCHASE CLASS A COMMON STOCK

Offered by Selling Securityholders

This prospectus relates to the issuance by us of (i) 10,624,987 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued upon exercise of the Warrants included in the publicly sold units (the “Public Warrants”) to purchase Class A common stock at an exercise price of $11.50 per share and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of the Warrants issued to Gores Sponsor IV, LLC in a private placement (the “Private Placement Warrants”) to purchase Class A common stock at an exercise price of $11.50 per share. We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.”

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 115,875,000 shares of Class A common stock, which includes (a) 10,625,000 shares of Class A common stock that were exchanged for Class F Stock in connection with the closing of the Business Combination amongst our predecessor Gores Holdings IV, Inc., SFS Holding Corp. (“SFS Corp.”) United Wholesale Mortgage, LLC (“UWM”), UWM Holdings, LLC (“UWM LLC”) (the “Business Combination”), (b) 50,000,000 shares of Class A common stock issuable upon exchange or conversion of the Common Units in UWM LLC held by SFS Corp., (c) 50,000,000 shares of Class A common stock beneficially held by a limited number of qualified institutional buyers and accredited investors (the “Private Placement Investors”) which were issued upon the closing of the Business Combination and (d) 5,250,000 shares of Class A Common Stock that may be sold by Gores Sponsor IV, LLC that may be received upon exercise of the Private Placement Warrants., and (ii) up to 5,250,000 of our Private Placement Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and Warrants are listed on the New York Stock Exchange under the symbols “UWMC” and “UWMCWS,” respectively. On March 19, 2021, the closing price of our Class A common stock was $8.86 per share and the closing price for our Warrants was $2.22.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue (i) 10,624,987 shares of our Class A common stock that may be issued upon exercise of the Public Warrants to purchase Class A common stock at an exercise price of $11.50 per share and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of the Private Placement Warrants to purchase Class A common stock at an exercise price of $11.50 per share. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 115,875,000 shares of Class A common stock and up to 5,250,000 Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On January 21, 2021 (the “Closing Date”), Gores Holdings IV, Inc., our predecessor company (“Gores IV”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated September 22, 2020 (as amended by Amendment No. 1 thereto, dated December 14, 2020, the “Business Combination Agreement”) with SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), a Michigan limited liability company (“UWM”), and UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”). Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”, and such completion, the “Closing”), UWM became an indirect subsidiary of Gores IV. In connection with the Transactions, Gores IV changed its name to UWM Holdings Corporation. Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the term “UWMC” means UWM Holdings Corporation, “UWM” means United Wholesale Mortgage, LLC and “we,” “our” and “us” refer to UWM Holdings Corporation and our subsidiaries.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this offering memorandum from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data and neither we nor the initial purchasers make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources. Our estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this offering memorandum. Except as otherwise specified, such data is derived from Bloomberg, FactSet, Inside Mortgage Finance, Mortgage Bankers Association and the U.S. Census Bureau.

GLOSSARY OF TERMS

Terms	Definitions
“Fannie Mae”	The Federal National Mortgage Association is a government-sponsored enterprise that purchases qualifying mortgage loans from mortgage lenders, packages them together, and sells them as a mortgage-backed security to investors on the secondary market.

“FHA”	The Federal Housing Administration is a governmental agency that provides mortgage insurance on loans made by FHA-approved lenders.

“Forward-settling Loan Sale Commitment” or “FLSC” or “TBA”	A forward-settling Loan Sale Commitment (also referred to as a FLSC or a TBA) is a forward derivative that requires a mortgage lender to commit to deliver at a specific future date a mortgage-backed security issued by Fannie Mae, Freddie Mac or guaranteed by Ginnie Mae which is collateralized by an undesignated pool of mortgage loans.

“Freddie Mac”	The Federal Home Loan Mortgage Corporation is a government-sponsored enterprise that purchases qualifying mortgage loans from mortgage lenders, packages them together, and sells them as a mortgage-backed security to investors on the secondary market.

“Ginnie Mae”	Government National Mortgage Association is a government-owned corporation that guarantees mortgage-backed securities that have been guaranteed by a government agency, mainly the Federal Housing Administration and the Veterans Administration.

“GSE”	Government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

“Independent Mortgage Advisors”	Licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans.

Terms	Definitions
“interest rate lock commitment” or “IRLC”	An interest rate lock commitment is a binding agreement by a mortgage lender with a borrower to extend a mortgage loan at a specified interest rate and term within a specified period of time.

“loan officers”	We use the term loan officers to refer to the individual employees of our clients. Each loan officer is licensed, or exempt from licensure, in the state or states in which he or she operates.

“mortgage-backed security” or “MBS”	Mortgage-backed securities, or MBSs, are securities that are secured by a pool of mortgage loans, which does not include the MSRs which are separated from the mortgage loan prior to the mortgage loan being placed in the pool and are therefore not part of the collateral.

“mortgage servicing rights” or “MSRs”	Mortgage servicing rights, or MSRs, are the right to service a mortgage loan for a fee, which rights are separated from the mortgage loan once the mortgage loan is sold in the secondary market.

“Retail Mortgage Lender”	A lender that both offers mortgage loans directly to individual borrowers and underwrites the mortgage loans. Certain Retail Mortgage Lenders also package the mortgage loans for sale in the secondary market.

“To Be Announced market”	The To Be Announced market is a secondary market where FLSCs or TBAs are sold by lenders seeking to hedge the risk that market interest rates may change and lock in a price for the mortgages they are in the process of originating.

“USDA loans”	Mortgage loans guaranteed by the United States Department of Agriculture.

“warehouse facilities”	We use the term warehouse facilities to refer to our loan funding facilities, which are primarily in the form of master repurchase agreements, that are used to fund the origination of our mortgage loans.

“Wholesale Mortgage Lender”	A lender that originates (underwrites) mortgage loans arranged by Independent Mortgage Advisors, either by using its own funds to close the loan, or by acquiring such mortgage loan that close in the name, and use the funds, of an Independent Mortgage Advisor shortly after closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS;

RISK FACTOR SUMMARY

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements in this prospectus may include statements relating to:

•	the future financial performance of our business;

•	changes in the market for our services;

•	expansion plans and opportunities;

•	our future growth, including our pace of loan originations;

•

our ability to implement our corporate strategy, including retaining our dominant position in the wholesale lending channel, and the impact of such strategy on our future operations and financial and operational results;

•	our strategic advantages and the impact that those advantages will have on future financial and operational results;

•	the advantages of the wholesale market;

•	industry growth and trends in the wholesale mortgage market and in the mortgage industry generally;

•	our approach and goals with respect to technology;

•	our current infrastructure, client-based business strategies, strategic initiatives and product pipeline;

•	the impact of various interest rate environments on our future financial results of operations;

•	our evaluation of competition in our markets and our relative position;

•	our accounting policies;

•	macroeconomic conditions that may affect our business and the mortgage industry in general;

•	political and geopolitical conditions that may affect our business and the mortgage industry in general;

•	the impact of the COVID-19 pandemic, or any other similar pandemic or public health situation, on our business and the mortgage industry in general; and

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements involve estimates and assumptions which may be affected by risks and uncertainties in the Company’s business, as well as other external factors, which could cause future results to materially differ from those expressed or implied in any forward-looking statement including those risks set forth below in Risk Factor Summary and the other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

All forward-looking statements speak only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

v

RISK FACTOR SUMMARY

An investment in our securities involves substantial risk. Our ability to execute on our strategy also is subject to certain risks. The risks described under the heading “Risk factors” immediately following the Summary below may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks we face include the following:

•	our dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates;

•

our reliance on our warehouse facilities to fund mortgage loans and otherwise operate our business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of our facilities causing an unanticipated margin call;

•	our ability to sell loans in the secondary market, including to government sponsored enterprises, and to securitize our loans into mortgage-backed securities through the GSEs and Ginnie Mae;

•

our dependence on the GSEs and the risk of changes to these entities and their roles, including, as a result of GSE reform, termination of conservatorship or efforts to increase the capital levels of the GSEs;

•	changes in the GSEs’, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees;

•

our dependence on licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans to originate mortgage loans;

•

the unique challenges posed to our business by the COVID-19 pandemic and the impact of governmental actions taken in response to the pandemic on our ability to originate mortgages, our servicing operations, our liquidity and our team members;

•	the risk that an increase in the value of the MBS we sell in forward markets to hedge our pipeline may result in an unanticipated margin call;

•	our inability to continue to grow, or to effectively manage the growth of, our loan origination volume;

•	our ability to continue to attract and retain our Independent Mortgage Advisor relationships;

•	the occurrence of a data breach or other failure of our cybersecurity;

•	loss of key management;

•	reliance on third-party software and services;

•	reliance on third-party sub-servicers to service our mortgage loans or our mortgage servicing rights;

•	intense competition in the mortgage industry;

•	our ability to implement technological innovation;

•

our ability to continue to comply with the complex state and federal laws regulations or practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws;

•	fines or other penalties associated with the conduct of Independent Mortgage Advisors;

•	errors or the ineffectiveness of internal and external models or data we rely on to manage risk and make business decisions;

•	loss of intellectual property rights;

•	risk of counterparty terminating servicing rights and contracts;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and team members.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements included elsewhere in this prospectus.

Company Overview

We are the second largest residential mortgage lender in the United States and the largest Wholesale Mortgage Lender in the United States, originating mortgage loans exclusively through the wholesale channel. With over 8,600 team members and a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the Independent Mortgage Advisor community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.

For the last six years including the year ended December 31, 2020, we have been the largest Wholesale Mortgage Lender in the United States by closed loan volume, with approximately 34% market share of the wholesale channel for the year ended December 31, 2020. For the year ended December 31, 2020, we originated $182.5 billion in residential mortgage loans, an increase of 69% from the prior year and closed approximately 561,000 home loans, an increase of 65%. As a result, we generated $3.38 billion of net income for the year ended December 31, 2020, a 715% increase year-over-year. Our 2020 mortgage production of $182.5 billion represented a 4.5% market share of all residential mortgage loans originated in the United States.

Founded in 1986 and headquartered in Pontiac, Michigan, we have built a client-focused, team-oriented culture that strives to bring superior customer service, efficiency and operational stability to our clients, the Independent Mortgage Advisors. We were ranked as a “Best Work-Place” by Inc. Magazine in 2019 and in the Top 100 Work Places by the Detroit Free Press in 2019. We received the #1 ranking in the Crain’s Detroit Fast 50 2020: Southeast Michigan’s fastest growing companies.

On January 21, 2021, Gores IV, consummated the previously announced Business Combination Agreement with SFS Corp. and UWM LLC. Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement, UWM became an indirect subsidiary of Gores IV. In connection with the Transactions, Gores IV changed its name to UWM Holdings Corporation. We began trading on the New York Stock Exchange on January 22, 2021 under the ticker symbol UWMC.

Strategy

Our principal strategy that has driven our substantial growth over the past years, is our strategic decision to operate solely as a Wholesale Mortgage Lender – thereby avoiding conflict with our partners, the Independent Mortgage Advisors and their direct relationship with borrowers. We believe that by not competing for the borrower connection and relationship, we are able to generate significantly higher loyalty and satisfaction from our clients (i.e., Independent Mortgage Advisors) who, in turn, armed with our partnership tools are positioned to direct a growing share of the residential mortgage volume nationwide.

Corporate Information

Our principal executive offices are located at 585 South Boulevard E, Pontiac, Michigan 48341. Our telephone number is (800) 981-8898, and our website address is www.UWM.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

We are registering the issuance by us of up to (i) 15,874,987 shares of our Class A common stock that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders or their permitted transferees of up to (i) 115,875,000 shares of Class A common stock and (ii) 5,250,000 Warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 10 of this prospectus.

Issuance of Class A common stock

The following information is as of March 22, 2021 and does not give effect to issuances of our Class A common stock or Warrants after such date, or the exercise of Warrants after such date.

Shares of our Class A common stock to be issued upon exercise of all Warrants	15,874,987 shares

Shares of our Class A common stock outstanding prior to exercise of all Warrants	103,104,205 shares (1)

Use of proceeds	We will receive up to an aggregate of $182,562,351 if all the Warrants are exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Resale of Class A common stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders	115,875,000 shares

Warrants offered by the Selling Securityholders (representing the Private Placement Warrants)	5,250,000 Warrants

Exercise price	$11.50 per share, subject to adjustment as described herein

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities—Warrants” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the Class A common stock and Warrants to be offered by the Selling Securityholders. With respect to shares of Class A common stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities —Lock-up Agreements” for further discussion.

Ticker symbols	Our Class A common stock and Warrants trade on the NYSE under the following ticker symbols:
“UWMC”—Class A common stock
“UWMCWS”—Warrants, respectively.

(1) Amounts as of March 22, 2021. Excludes (a) 1,502,069,787 shares of Class A common stock issuable upon the exchange or conversion of the Class B Common Units of UWM LLC held by SFS Corp., (b) 15,874,987 shares of Class A common stock issuable upon exercise of outstanding Warrants and (c) up to 80,000,000 shares of Class A common stock that may be issued pursuant to our 2020 Omnibus Incentive Plan.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A common stock and Warrants are currently listed on NYSE under the symbols “UWMC,” and “UWMCWS,” respectively.

The closing price of the Class A common stock and Warrants on March 19, 2021, was $8.86 and $2.22, respectively.

Holders

As of March 16, 2021, there were 92 holders of record of our Class A common stock and 16 holders of record of our Warrants. Such numbers do not include beneficial owners holding our securities through nominee names. There is no public market for our Class B common stock, Class C common stock, or Class D common stock (collectively, with Class A common stock, the “Common Stock”).

Dividend Policy

Our Board of Directors (the “Board”) declared our first regular quarterly dividend of $0.10 per share on the outstanding shares of our Class A common stock. The dividend is payable on April 6, 2021 to stockholders of record at the close of business on March 10, 2021. Regular annual dividends are expected to be declared and paid quarterly, based on the preceding quarter’s results, with a record date on or shortly after announcement of our quarterly financial results. The quarterly declaration of dividends will be subject to the discretion of our Board, taking into consideration the limitations imposed by our governing documents, contractual obligations and other requirements of applicable corporate law.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein. The following risk factors apply to our business and operations. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements; Risk Factor Summary.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition.

Risks Related to Our Business

Our loan origination and servicing revenues are highly dependent on macroeconomic and U.S. residential real estate market conditions.

Our success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical, and affected by changes in general economic conditions beyond our control. Economic factors such as increased interest rates, slow economic growth or recessionary conditions, the pace of home price appreciation or the lack of it, changes in household debt levels, and increased unemployment or stagnant or declining wages affect our borrowers’ income and thus their ability and willingness to make loan payments.

National or global events affect all such macroeconomic conditions. Weak or a significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified potential borrowers to take out loans. It is uncertain what impact the recent American Rescue Plan, other actions that the new Biden administration may adopt or steps that may be implemented by the new leadership at the Treasury Department may have on the macroeconomic conditions of the U.S. Furthermore, several state and local governments in the United States are experiencing, and may continue to experience, budgetary strain. One or more states or significant local governments could default on their debt or seek relief from their debt under the U.S. bankruptcy code or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time and could adversely affect our financial condition. Such economic factors typically affect buyers’ demand for new homes or their willingness or ability to refinance their current mortgages which could adversely affect the wholesale loan origination market and our financial condition or results of operations.

Any uncertainty or deterioration in market conditions that leads to a decrease in loan originations will likely result in lower revenue on loans sold into the secondary market. Lower loan origination volumes generally place downward pressure on margins, thus compounding the effect of the deteriorating market conditions. Moreover, any deterioration in market conditions that leads to an increase in loan delinquencies will result in higher expenses for loans we service for the GSEs and Ginnie Mae. The increased cost to service loans could decrease the estimated value of our MSRs, resulting in recognition of losses when we write down those values. In addition, an increase in delinquencies lowers the interest income we receive on cash held in collection and other accounts and may increase our obligation to advance certain principal, interest, tax and insurance obligations owed by the delinquent mortgage loan borrower. While increased delinquencies generate higher ancillary revenues, including late fees, these fees are likely not sufficient to offset the increased cost of servicing the loans. An increase in delinquencies could therefore be detrimental to our business.

Recently, financial markets have experienced significant volatility. Unemployment levels have increased significantly and may remain at elevated levels or continue to rise. There may be a significant increase in the rate and number of mortgage payment delinquencies, and house sales, home prices and multifamily fundamentals may be adversely affected, which could lead to a material adverse decrease of our mortgage origination activities.

Any of the circumstances described above, alone or in combination, could lead to volatility in or disruption of the credit markets at any time and have a detrimental effect on our business. For additional information on macroeconomic and U.S. residential real estate market conditions, please consider the matters addressed in the section below entitled “—The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect our current operations and our ability to continue to grow.”

Our financial performance is directly affected by, and subject to substantial volatility from changes in prevailing interest rates.

Our financial performance is directly affected by, and subject to substantial volatility from changes in prevailing interest rates. We are beginning to experience a rise in interest rates and increased inflation expectations in the U.S. which could lead to stagflation in coming years. For example, the yield on U.S. 10 Year Treasury bonds, often referred to as one of the primary market indicator rates, has increased sharply since the start of 2021. In addition, certain other preliminary signs of inflation have become more prevalent since the start of this year, especially in connection with the $1.9 trillion American Rescue Plan stimulus package in March. Rising interest rates and inflation will likely decrease the demand for new mortgage originations and refinancings and increase competition for borrowers, which would likely pressure our margins and have an adverse impact on our origination volumes and financial performance.

With regard to the portion of our business that is centered on refinancing existing mortgages, generally, the refinance market experiences more significant fluctuations than the purchase market as a result of interest rate changes. Long-term residential mortgage interest rates are currently at or near record lows, but they may increase in the future. As interest rates rise, refinancing generally becomes a smaller portion of the market as fewer consumers are interested in refinancing their mortgages. With regard to our purchase mortgage loan business, higher interest rates may also reduce demand for purchase mortgages as home ownership becomes more expensive. This could adversely affect our revenues or require us to increase marketing expenditures in an attempt to increase or maintain our volume of mortgages. Decreases in interest rates can also adversely affect our financial condition, the value of our MSR portfolio, and our results of operations. With sustained low interest rates, such as those we have been experiencing, refinancing transactions may decline over time, as many consumers have already taken advantage of the low interest rates.

Changes in interest rates are also a key driver of the performance of our servicing business, particularly because our portfolio includes MSRs, the values of which are highly sensitive to changes in interest rates. Historically, the value of MSRs has increased when interest rates rise as higher interest rates lead to decreased prepayment rates, and has decreased when interest rates decline as lower interest rates lead to increased prepayment rates. In addition, increased prepayment rates may lead to increased amortization expense or asset decay and a decrease in servicing fees. As a result, decreases in interest rates could have a detrimental effect on our business.

Borrowings under some of our finance and warehouse facilities are at variable rates of interest based on short term rate indexes, whereas our mortgage loans that serve as collateral for such facilities are generally based on long-term interest rates, which also exposes us to interest rate risk. If short term interest rates increase, our debt service obligations on certain of our variable-rate indebtedness will increase and if long-term rates do not increase in kind (i.e., the yield curve flattens or inverts) our net income and cash flows, including cash available for servicing our indebtedness, could correspondingly decrease.

Our business is highly dependent on Fannie Mae and Freddie Mac and certain U.S. government agencies, and any changes in these entities or their current roles could be detrimental to our business.

We originate loans eligible for sale to Fannie Mae and Freddie Mac, and government insured or guaranteed loans, such as the FHA, the Veteran Affairs (“VA”) and the United States Department of Agriculture (“USDA”) loans eligible for Ginnie Mae securities issuance.

In 2008, the Federal Housing Finance Agency (“FHFA”) placed Fannie Mae and Freddie Mac into conservatorship and, as their conservator, controls and directs their operations. There is significant uncertainty regarding the future of the GSEs, including with respect to how long they will continue to be in existence, the extent of their roles in the market and what forms they will have, and whether they will be government agencies, government-sponsored agencies or private for-profit entities. Since they have been placed into conservatorship, many legislative and administrative plans for GSE reform have been put forth, but all have been met with resistance from various constituencies.

With the change in administrations from the Trump administration, which made a number of recommendations concerning reform of Fannie Mae and Freddie Mac, to the Biden administration, as well as the shift in control of the United States Senate, future government policy toward the GSEs continues to be uncertain.

The extent and timing of any regulatory reform regarding the GSEs and the U.S. housing finance market, as well as any effect they may have on our business operations and financial results, are uncertain. It is not yet possible to determine whether such proposals will be enacted and, if so, when they will be enacted, what form any final legislation or policies might take or how proposals, legislation or policies may impact the MBS market and our business. Our inability to make the necessary adjustments to respond to these changing market conditions or loss of our approved seller/servicer status with the GSEs could have a material adverse effect on our mortgage origination operations and our mortgage servicing operations. If those agencies cease to exist, wind down, or otherwise significantly change their business operations or if we lose approvals with those agencies or our relationships with those agencies is otherwise adversely affected, we would need to seek alternative secondary market participants to acquire our mortgage loans at a volume sufficient to sustain our business. If such participants are not available or available on reasonably comparable economic terms, the above changes could have a material effect on our ability to profitably sell loans we originate that are securitized through Fannie Mae, Freddie Mac or Ginnie Mae.

Changes in the GSEs, FHA, VA, and USDA guidelines or GSE and Ginnie Mae guarantees could adversely affect our business.

We are required to follow specific guidelines and eligibility standards that impact the way we service and originate GSE and U.S. government agency loans, including guidelines and standards with respect to:

•	credit standards for mortgage loans;

•	our staffing levels and other servicing practices;

•	the servicing and ancillary fees that we may charge;

•	our modification standards and procedures;

•	the amount of reimbursable and non-reimbursable advances that we may make; and

•	the types of loan products that are eligible for sale or securitization.

These guidelines provide the GSEs and other government agencies with the ability to provide monetary incentives for loan servicers that perform well and to assess penalties for those that do not. At the direction of the FHFA, Fannie Mae and Freddie Mac have aligned their guidelines for servicing delinquent mortgages, which could result in monetary incentives for servicers that perform well and to assess compensatory penalties against servicers in connection with the failure to meet specified timelines relating to delinquent loans and foreclosure proceedings, and other breaches of servicing obligations. We generally cannot negotiate these terms with the agencies and they are subject to change at any time without our specific consent. A significant change in these guidelines, that decreases the fees we charge or requires us to expend additional resources to provide mortgage services, could decrease our revenues or increase our costs.

In addition, changes in the nature or extent of the guarantees provided by Fannie Mae, Freddie Mac, Ginnie Mae, the USDA or the VA, or the insurance provided by the FHA, or coverage provided by private mortgage insurers, could also have broad adverse market implications. Any future increases in guarantee fees or changes to their structure or increases in the premiums borrowers are required to pay to the FHA or private mortgage insurers for insurance or to the VA or the USDA for guarantees could increase mortgage origination costs. These industry changes could negatively affect demand for our mortgage services and consequently our origination volume, which could be detrimental to our business.

To the extent that mortgage loans originated and sold by us do not comply with GSE, FHA or VA guidelines, we are required to repurchase or substitute mortgage loans or indemnify for losses related to our mortgage loans.

Substantially all of our mortgage loans are conforming loans sold to GSEs such as Fannie Mae and Freddie Mac or insured by FHA or VA and sold into GNMA securities. In connection with such sales and insuring, we make representations and warranties to the GSE, FHA or VA that the mortgage loans conform to their respective standards. If a mortgage loan does not comply with the representations and warranties that we made with respect to it at the time of our sale or insuring, we are required to repurchase the loan, replace it with a substitute loan and/or indemnify the applicable agency for losses. In the case of repurchases, we typically repurchase such loan and resell it into a non-conforming market at a discount to the repurchase price. As of December 31, 2020, we had accrued a $69.5 million reserve for repurchase and indemnification obligations. Actual repurchase and indemnification obligations could materially exceed the reserves we have recorded in our consolidated financial statements. Any significant repurchases, substitutions, indemnifications or premium recapture could be detrimental to our business.

Our business is dependent on our ability to maintain and expand our relationships with our clients, the Independent Mortgage Advisors.

Our clients are the Independent Mortgage Advisors who refer us mortgage loans to originate. Consequently, our results of operations are dependent, in large part, on our ability to maintain and expand our relationships with Independent Mortgage Advisors. If we are unable to attract Independent Mortgage Advisors to join our network and to provide a level of service such that our clients remain with the network or refer a greater number of their mortgage loans to us, our ability to originate loans will be significantly impaired. The willingness of Independent Mortgage Advisors to originate mortgage loans with us is dependent on (i) the rates that we are able to offer our clients’ borrowers for mortgage loans, (2) our customer service, and (3) compensation. In determining with whom to partner, Independent Mortgage Advisors are also focused on the technological services and platforms we can provide so that the Independent Mortgage Advisors can best attract and serve consumers. We recently adopted a policy of requiring that Independent Mortgage Advisors that generate mortgage loans with us not generate business with certain other market participants. To the extent that a material number of our Independent Mortgage Advisors are unwilling to commit to such requirement, it could reduce the volume of mortgage loans that we are able to originate which could adversely affect our results of operations. If our clients are dissatisfied with our services or platform or technological capabilities, or they cannot offer prospective borrowers competitive rates, we could lose a number of clients which would have a negative impact on our business, operating results and financial condition.

All of our mortgage loans are initiated by third parties, which exposes us to business, competitive and underwriting risks.

As a Wholesale Mortgage Lender, we market and originate mortgage loans exclusively through independent third-parties, comprised of Independent Mortgage Advisors. While we believe using Independent Mortgage Advisors best serves mortgage consumers, our reliance on third parties presents risks and challenges, including the following:

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Our business depends in large part on the marketing efforts of our clients and on our ability to offer loan products and services that meet the requirements of our clients and their borrowers. However, loan officers are not obligated to sell or promote our products and many sell or promote competitors’ loan products in addition to our products. Some of our competitors have higher financial strength ratings, offer a larger variety of products, and/or offer higher incentives than we do. Therefore, we may not be able to continue to attract and retain clients to originate loans for us. The failure or inability of our clients to successfully market our mortgage products successfully could, in turn, have a material adverse impact on our business, financial condition and results of operations.

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Because of our focus exclusively on the wholesale channel, communication with borrowers is primarily made through loan officers employed by third parties. Consequently, we rely on our clients and their loan officers to provide us accurate information on behalf of borrowers, including financial statements and other financial information, for us to use in deciding whether to approve loans. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the fair value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the borrower, the loan officer or one of our team members, we generally bear the risk of loss associated with the misrepresentation. Our controls and processes may not have detected or may not detect all misrepresented information in our loan originations. Likewise, our clients may also lack sufficient controls and processes. Any such misrepresented information could have a material adverse effect on our business and results of operations.

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Because borrowers rely on their loan officer through the entire mortgage process, and some borrowers do not differentiate between their loan officer (or the employer of the loan officer) and their mortgage lender, (i) developing brand recognition can be challenging and requires us to coordinate with our clients and (ii) poor customer service, customer complaints or negative word-of-mouth or publicity resulting from the performance of our clients could severely diminish consumer confidence in and use of our services. To maintain good customer relations, we must ensure that our clients provide prompt, accurate and differentiated customer service. Effective customer service requires significant personnel expense and investment in developing programs and technology infrastructure to help our clients carry out their functions. These expenses, if not managed properly, could significantly impact our profitability. Failure to properly manage our clients could compromise our ability to handle customer complaints effectively. If we do not handle borrower complaints effectively, our reputation and brand may suffer and we may lose our borrowers’ confidence which could have a material adverse impact on our results of operations and profitability.

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Growth in our market share is principally dependent on growth in the market share controlled by the wholesale channel. Independent Mortgage Advisors controlled 17.4% of mortgage loan originations in the U.S. as of December 31, 2020, while direct-to-consumer activity represented 82.6% of the loan originations in the U.S. as of that date. Consequently, more competitors have focused on “direct-to-the-customer” distribution models that market digital ease and technological efficiencies. Continued advancements or the perception of efficiency in “direct-to-the-customer” distribution models may impact the overall market share controlled by our clients and make it more difficult for us to grow, or require us to establish relationships with more clients.

The conduct of the Independent Mortgage Advisors through whom we originate mortgage loans could subject us to fines or other penalties.

We depend exclusively on Independent Mortgage Advisors for our loan originations. These clients are subject to parallel and separate legal obligations. While these laws may not explicitly hold the originating lenders responsible for the legal violations of such entities, U.S. federal and state agencies increasingly have sought to impose such liability. For example, the U.S. Department of Justice (“DOJ”), through its use of a disparate impact theory under the Fair Housing Act, has held home loan lenders responsible for the pricing practices of third parties, alleging that the lender is directly responsible for the total fees and charges paid by the borrower even if the lender neither dictated what the third party could charge nor kept the money for its own account. See “—Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on protected classes.” In addition, under the TILA-RESPA Integrated Disclosure (“TRID”) rule, we may be held responsible for improper disclosures made to borrowers by our clients. While we seek to use technology, such as our loan origination systems (“LOS”), to monitor whether these clients and their loan officers are complying with their obligations, our ability to enforce such compliance is extremely limited. Consequently, we may be subject to claims for fines or other penalties based upon the conduct of our clients and their loan officers with whom we do business, which could have a material effect on our operating results and financial condition.

We may not be able to continue to grow our mortgage loan origination volume which could negatively affect our reputation and business, financial condition and results of operations.

We originate mortgage loans exclusively through Independent Mortgage Advisors in the wholesale channel. Our loan origination volume is highly dependent on (1) macroeconomic factors, including interest rates, and U.S. residential real estate market conditions, (2) the efforts of third party Independent Mortgage Advisors and loan officers and (3) the market share controlled by the wholesale channel. Any of these factors could negatively affect our mortgage loan origination volume and in turn, adversely impact our business, financial condition and results of operations. Our ability to continue to grow our mortgage loan origination volume will be greatly influenced by residential real estate market conditions, including seasonality, cyclicality and general economic conditions outside of our control. Furthermore, we market and originate mortgage loans exclusively through Independent Mortgage Advisors who are not contractually obligated to sell or promote our products and who may also sell or promote competitors’ loan products. Our competitors actively compete for the same Independent Mortgage Advisors, and we may not be successful in maintaining our existing relationships or expanding our network of Independent Mortgage Advisors. For example, increased competition from new and existing market participants or reductions in the overall volume of mortgage loans, from new homes and refinancings, can impact our ability to continue to grow our loan production volumes, and we may be forced to accept lower margins to continue to compete. If we are unable to continue to grow our loan origination business, this could adversely affect our business, financial condition and results of operations.

Historically, more competitors have focused on “direct-to-the-customer” distribution models, and continued advancements or the perception of efficiency in these models may impact the overall market share controlled by our Independent Mortgage Advisor clients in the wholesale channel and make it more difficult for us to grow our loan origination volume, or require us to establish relationships with, more clients.

If we are unable to effectively manage our significant increases in mortgage volume, including by hiring, training and retaining qualified personnel to support our growth, it could adversely affect our current business operations and our growth.

During 2020, we increased our loan origination volume by 69% and increased our number of team members by 52%. Our ability to manage this significant increase in volume and continue to grow and succeed will depend on our ability to continue to hire, integrate, develop and retain highly-qualified personnel for all areas of our organization. Any talent acquisition and retention challenges could reduce our operating efficiency, increase our costs of operations and harm our overall financial condition. We could face these challenges if competition for qualified personnel intensifies or the pool of qualified candidates becomes more limited. Additionally, we invest heavily in training our team members, which increases their value to competitors who may seek to recruit them. If we do not effectively manage our growth, it could disrupt our business operations and have a negative impact on our long-term growth.

The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect our current operations and our ability to continue to grow.

The COVID-19 pandemic has had, and continues to have, a significant impact on the national economy and the communities in which we operate. While the pandemic’s effect on the macroeconomic environment has yet to be fully determined and could continue for months or years, we expect that the pandemic and governmental programs created as a response to the pandemic, will affect the core aspects of our business and the business of our clients, including the origination of mortgages, our servicing operations, our liquidity and our team members. Such effects, if they continue for a prolonged period, may have a material adverse effect on our business and results of operations. These effects may be exacerbated should there be another wave of infections or if the pandemic otherwise intensifies.

We expect that the COVID-19 pandemic may impact our origination of mortgages. In response to the pandemic, many state and local governments have issued shelter-in-place and other protective orders and have enacted measures requiring closure of businesses and other economically restrictive efforts to combat the COVID-19 pandemic. The scope of the orders varies by locality, and the duration of these orders is currently unknown. While the origination of a mortgage is permitted under most shelter-in-place orders as an essential service, the restrictions have affected our business operations and those of our clients that depend on third parties such as appraisers, closing agents and others for loan related verifications. Additionally, the home sales process has been affected, and future growth is uncertain. Furthermore, unemployment levels have increased significantly and may remain at elevated levels or continue to rise. If the COVID-19 pandemic leads to a prolonged economic downturn with sustained high unemployment rates, we anticipate that real estate transactions will decrease. Furthermore, there may be a significant increase in the rate and number of mortgage payment delinquencies, and house sales, home prices, and multifamily fundamentals may be adversely affected, leading to an overall significant decrease in our mortgage origination activities. The impact of any of the foregoing may materially decrease the number and volume of mortgages we originate and adversely affect our ability to continue to expand our operations.

Moreover, the FHFA establishes certain liquidity requirements for agency and Ginnie Mae loan servicers that are generally tied to the unpaid principal balance of loans serviced by such loan servicer for Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA. To the extent that the percentage of seriously delinquent loans (“SDQ”), i.e., loans that are 90 days or more delinquent, exceeds defined thresholds, the liquidity requirements for loan servicers could increase materially. Exceeding such SDQ thresholds would result in substantially higher liquidity requirements, as well as a reduction in the advance rates applicable to our MSR financing structure that are tied to such SDQ thresholds, all of which could materially impact our results of operations and financial condition.

In addition, our business could be disrupted if we are unable to operate due to changing governmental restrictions such as travel bans and quarantines placed on our team members, other measures that ensure the protection of our team members’ health, measures aimed at maintaining our information technology infrastructure given the switch to working remotely, or if an outbreak occurs in our headquarters that prevents us from operating.

As a result of the COVID-19 pandemic, many of the major purchasers in the bulk MSR secondary market experienced liquidity constraints; consequently, the liquidity of the bulk MSR market has been, and may continue to be, adversely affected. This market disruption may adversely affect our ability to sell MSRs and the pricing that we are able to achieve, which in turn could adversely affect our liquidity and reduce our margins. If we are unable to access sources of capital or liquidity as a result of the impact of the COVID-19 pandemic on the financial markets, our ability to maintain or grow our business could be limited.

We may not be able to detect or prevent cyberattacks and other data and security breaches, which could adversely affect our business and subject us to liability to third parties.

We are dependent on information technology networks and systems, particularly for our loan origination systems and other technology-driven platforms, designed to provide best-in-class service and experience for clients and to ensure adherence to regulatory compliance, operational governance, training and security. In the ordinary course of our business, it receives, processes, retains and transmits proprietary information and sensitive or confidential data, including the public and non-public personal information of our team members, clients and loan applicants. Despite devoting significant time and resources to ensure the integrity of our information technology systems, we have not always been able to, and may not be able to in the future, anticipate or implement effective preventive measures against all security breaches or unauthorized access of our information technology systems or the information technology systems of third-party vendors that receive, process, retain and transmit electronic information on our behalf.

Cybersecurity risks for lenders have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of computer hackers, organized crime, terrorists, and other external parties, including foreign state actors. We, our clients, borrowers and loan applicants, regulators and other third parties have been subject to, and are likely to continue to be the target of, cyberattacks and other security breaches. Security breaches, cyberattacks such as computer viruses, malicious or destructive code, phishing attacks, denial of service or information, acts of vandalism, natural disasters, fire, power loss, telecommunication failures, team member misconduct, human error and developments in computer intrusion capabilities could result in a compromise or breach of the technology that we or our third-party vendors use to collect, process, retain, transmit and protect the personal information and transaction data of our team members, clients, borrowers and loan applicants. Similar events outside of our control can also affect the demands us and our vendors may make to respond to any security breaches or similar disruptive events. We invest in industry-standard security technology designed to protect our data and business processes against risk of a data security breach and cyberattack. Our data security management program includes identity, trust, vulnerability and threat management business processes as well as the adoption of standard data protection policies. We measure our data security effectiveness through industry-accepted methods and remediates significant findings. The technology and other controls and processes designed to secure our team member, client, borrower and loan applicant information and to prevent, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls have not always detected, and may in the future fail to prevent or detect, unauthorized access to our team member, client, borrower and loan applicant information.

The techniques used to obtain unauthorized, improper or illegal access to our systems and those of our third-party vendors, our data, our team members’, clients’, borrowers’ and loan applicants’ data or to disable, degrade or sabotage service are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such techniques change frequently and are often not recognized or detected until after they have been launched. Therefore, we may be unable to anticipate these techniques and may not become aware of such a security breach in a timely manner, which could exacerbate any damage it experiences. Security attacks can originate from a wide variety of sources, including third parties such as computer hackers, persons involved with organized crime or associated with external service providers, or foreign state or foreign state-supported actors. Those parties may also attempt to fraudulently induce team members, clients, borrowers and loan applicants or other users of our systems to disclose sensitive information in order to gain access to our data or that of our team members, clients, borrowers and loan applicants. Our failure to detect or prevent a cyberattack or other data or security breach could adversely affect our business.

The occurrence of any of the foregoing events could subject us to increased costs, litigation, disputes, damages, and other liabilities. In addition, the foregoing events could result in violations of applicable privacy and other laws. If this information is inappropriately accessed and used by a third party or a team member for illegal purposes, such as identity theft, we may be responsible to the affected individuals for any losses they may have incurred as a result of such misappropriation. In such an instance, we may also be subject to regulatory action, investigation or liability to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our team members’, clients’, borrowers’ and loan applicants’ information. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. In addition, our remediation efforts may not be successful and it may not have adequate insurance to cover these losses. Furthermore, any publicized security problems affecting our businesses and/or those of such third parties may negatively impact the market perception of our products and discourage clients or borrowers from doing business with it.

Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom it does business, could disrupt our business, cause legal or reputational harm and adversely impact our results of operations and financial condition.

We are dependent on the secure, efficient, and uninterrupted operation of our technology infrastructure, including computer systems, related software applications and data centers, as well as those of certain third parties and affiliates. Our websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. Our technology must be able to facilitate a loan application experience that equals or exceeds the experience provided by our competitors. We have or may in the future experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, team member misconduct, human error, computer hackers, computer viruses and disabling devices, malicious or destructive code, denial of service or information, as well as natural disasters, health pandemics and other similar events and our disaster recovery planning may not be sufficient for all situations. The implementation of technology changes and upgrades to maintain current and integrate new technology systems may also cause service interruptions. Any such disruption could interrupt or delay our ability to provide services to our clients and could also impair the ability of third parties to provide critical services to our business.

Additionally, the technology and other controls and processes we have created to help it identify misrepresented information in our loan origination operations were designed to obtain reasonable, not absolute, assurance that such information is identified and addressed appropriately. Accordingly, such controls may not have detected, and may fail in the future to detect, all misrepresented information in our loan origination operations. If our operations are disrupted or otherwise negatively affected by a technology disruption or failure, this could result in client dissatisfaction and damage to our reputation and brand, and have a material impact on our business.

Loss of our key management could result in a material adverse effect on our business.

Our future success depends to a significant extent on the continued services of our senior management, including Mat Ishbia, our President and Chief Executive Officer. The experience of our senior management is a valuable asset to us and would be difficult to replace. The loss of the services of our President and Chief Executive Officer or other members of senior management could disrupt and have a detrimental effect on our business.

Our products rely on software and services from third-party vendors and if any of these services became unavailable or unreliable, it could adversely affect the quality and timeliness of our mortgage origination process.

In addition to our proprietary software, we license third-party software and depend on services from various third parties for use in our products. For example, we rely on third-party vendors for our online mortgage application services, to generate the documents required for closing the document, to generate flood certifications and to confirm employment. While there are other providers of these services in the market, any loss of the right to use any of the software or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could adversely affect our reputation and our future financial results of operations.

Furthermore, we remain responsible for ensuring our loans are originated in compliance with applicable laws. Despite our efforts to monitor such compliance, any errors or failures of such third-party vendors or their software to perform in the manner intended could result in loan defects potentially requiring repurchase. In addition, any errors or defects in or failures of the other software or services we rely on, whether maintained by us or by third parties, could result in errors or defects in our products or cause our products to fail, which could adversely affect our business and be costly to correct. Many of our third-party vendors attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our clients, borrowers or other third parties that could harm our reputation and increase our operating costs. Any failure to do so could adversely affect our ability to deliver effective products to our clients, borrowers and loan applicants and adversely affect our business.

We rely on third party sub-servicers who service all the mortgage loans on which we hold MSRs, and our financial performance may be adversely affected by their inability to adequately perform their servicing functions.

We contract with third party sub-servicers for the servicing of the portion of the mortgage loans in our portfolio for which we retain MSRs. Although we use third-party servicers, we, as master servicer, retain primary responsibility to ensure these loans are serviced in accordance with the contractual and regulatory requirements.

Therefore, the failure of our sub-servicers to adequately perform their servicing obligations may subject it to liability for their improper acts or omissions and adversely affect our financial performance. Specifically, we may be adversely affected:

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if our sub-servicers breach their servicing obligations or are unable to perform their servicing obligations properly, which may subject us to damages or termination of the servicing rights, and cause us to lose loan servicing income and/or require us to indemnify an investor or securitization trustee against losses as a result of any such breach or failure;

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by regulatory actions taken against any of our sub-servicers, which may adversely affect their licensing and, as a result, their ability to perform their servicing obligations under GSE and U.S. government agency loans which require such licensing;

•	by a default by any of our sub-servicers under their debt agreements, which may impact their access to capital to be able to perform their obligations;

•	if any of our sub-servicers were to face adverse actions from the GSEs and are terminated as servicer under their agreements with the GSEs;

•	if our sub-servicers fail to meet their obligations due to economic or other circumstances that are difficult to anticipate, including as a result of the impact of the COVID-19 pandemic;

•	if as a result of poor performance by our sub-servicers, we experience greater than expected delinquencies and foreclosures on the mortgage loans being serviced, which could lead to liability from third party claims or adversely affect our ability to access the capital and secondary markets for our loan funding requirements;

•	if any of our sub-servicers become subject to bankruptcy proceedings; or

•	if one or more of our sub-servicers terminate their agreement with us.

Furthermore, we utilize two nationally-recognized sub-servicers to service all of our mortgage loans for which we have retained MSRs. This sub-servicer counterparty concentration subjects us to a potentially greater impact if any of the risks described above were to occur, and any delay in transferring servicing to a new sub-servicer could further adversely affect servicing performance and cause financial losses. Any of these risks could adversely affect our results of operations, including our loan servicing income and the cash flow generated by our MSR portfolio. Any of these risks may be further exacerbated to the extent we materially increase our MSR portfolio in the future.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances and could have a material adverse effect on our cash flows, business and financial condition.

During any period in which one of our borrowers is not making payments on a loan we service, we are required under most of our servicing agreements to advance our own funds to meet some combination of contractual principal and interest remittance requirements, pay property taxes and insurance premiums, legal expenses and other protective advances. We also advance funds to maintain, repair and market real estate properties. In certain situations, our contractual obligations may require us to make certain advances for which we may not be reimbursed. In addition, in the event a loan serviced by us defaults or becomes delinquent, or the mortgagee is allowed to enter into a forbearance, the repayment of advances may be delayed, which may adversely affect our liquidity. Any significant increase in required servicing advances or delinquent loan repurchases, could have an adverse impact on our cash flows, even if they are reimbursable.

With delinquent VA guaranteed loans, the VA guarantee may not make us whole on losses or advances we may have made on the loan. In addition, for certain loans sold to Ginnie Mae, we, as the servicer, have the unilateral right to repurchase any individual loan in a Ginnie Mae securitization pool if that loan meets defined criteria, including being delinquent for longer than 90 days. Once we have the unilateral right to repurchase the delinquent loan, we have effectively regained control over the loan and we must recognize the loan on our balance sheet and recognize a corresponding financial liability. Any significant increase in seriously delinquent Ginnie Mae loans could have an adverse impact on our balance sheet, as well as our borrowing covenants that are based on balance sheet ratios.

As part of the federal response to the COVID-19 pandemic, the CARES Act allows borrowers to request a mortgage forbearance. Nevertheless, servicers of mortgage loans are often times contractually bound to advance monthly payments to investors, insurers and taxing authorities regardless of whether the borrower actually makes those payments. We expect, however, that such payments may continue to increase throughout the duration of the pandemic. While Fannie Mae and Freddie Mac recently issued guidance limiting the number of payments a servicer must advance in the case of a forbearance, we expect that a borrower who has experienced a loss of employment or a reduction of income may not repay the forborne payments at the end of the forbearance period. Additionally, we are prohibited from collecting certain servicing related fees, such as late fees, and initiating foreclosure proceedings. Furthermore, there is no assurance that we will be successful in utilizing prepayments and mortgage payoffs from other borrowers to fund principal and interest advances relating to forborne loans in the coming months and we will ultimately have to replace such funds to make payments in respect of such prepayments and mortgage payoffs. As a result, we may have to use our cash, including borrowings under our debt agreements, to make the payments required under our servicing operation. Moreover, even though delinquencies generate higher ancillary revenues, including late fees, it is not clear if we will be able to collect such ancillary fees for delinquencies relating to the COVID-19 pandemic as the federal and state legislation and regulations responding to the COVID-19 pandemic continue to evolve. Approximately 1.92% of our serviced loans are in forbearance as of December 31, 2020.

Much like what has occurred in response to the COVID-19 pandemic, government intervention also occurs periodically as a result of natural disasters or other events that cause widespread borrower harm. Similar challenges and risks to servicers, including us, will likely occur when such events transpire in the future.

We face intense competition that could adversely affect our business.

Competition in the mortgage lending space is intense. In addition, the mortgage business has experienced substantial consolidation. As we depend solely on third-parties to deliver us mortgage loans, we may be at a competitive disadvantage to financial institutions or direct-to-consumer mortgage lenders that market to, and have a direct relationship with, the borrower. In addition, some of our competitors may have greater financial and other resources than we have (including access to capital) while other of our competitors, such as financial institutions who originate mortgage loans using their own funds, may have more flexibility in holding loans. Additionally, we operate at a competitive disadvantage to U.S. federal banks and thrifts and their subsidiaries because they enjoy federal preemption and, as a result, conduct their business under relatively uniform U.S. federal rules and standards and are generally not subject to the laws of the states in which they do business (including state “predatory lending” laws). Unlike our federally chartered competitors, we are generally subject to all state and local laws applicable to lenders in each jurisdiction in which we originate and service loans. To compete effectively, we must have a very high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost.

Competition in our industry can take many forms, including the variety of loan programs being made available, interest rates and fees charged for a loan, convenience in obtaining a loan, client service levels, the amount and term of a loan, as well as access to marketing and distribution channels, including independent mortgage advisors that generate mortgage loan applications. Claims of collusion and other anti-competitive conduct have also become more common, and many financial institutions and lenders have been the subject of legal claims by regulatory agencies and consumers. For example, on March 4, 2021 we announced a new policy that we would no longer enter in to new transactions with independent mortgage advisors who also sold mortgage loans to two certain market participants, but still allowed these independent mortgage advisors to engage with any of the more than 70 other mortgage loan originators or lenders. If our policy or any other actions were found to be anti-competitive or non-compliant with state or federal antitrust laws or other regulations it could result in state or federal governmental actions or private civil claims, including class actions, being brought against us. Such litigation would cause us to incur costs, fines and legal expenses in connection with these matters, regardless of any eventual ruling in our favor, and could also harm the reputation of our brand, any of which could have a material adverse effect on our business, financial condition or results of operations.

Fluctuations in interest rates and general economic conditions may also affect our competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. Furthermore, a cyclical decline in the industry’s overall level of originations, or decreased demand for loans due to a higher interest rate environment, may lead to increased competition for the remaining loans. Any increase in these competitive pressures could be detrimental to our business.

The success and growth of our business will depend upon our ability to be a leader in technological innovation in our industry.

We operate in an industry experiencing rapid technological change and frequent product introductions. In order to succeed, we must lead our peers in designing, innovating and introducing new technology and product offerings. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior client experience, the demand for our products and services may decrease, we may lose market share and our growth and operations may be harmed.

The origination process is increasingly dependent on technology, and our business relies on our continued ability to process loan applications over the internet, accept electronic signatures, provide instant process status updates and other client- and loan applicant-expected conveniences. Our proprietary and exclusively licensed technology is integrated into all steps of the loan origination process, from the original submission, to the underwriting to the closing. Our dedication to incorporating technological advancements into our loan origination and servicing platforms requires significant financial and personnel resources. For example, we have, and will continue to, expend significant capital expenditures on our proprietary technology platforms. Maintaining and improving this technology will require significant capital expenditures.

To the extent we are dependent on any particular technology or technological solution, we may be harmed if such technology or technological solution becomes non-compliant with existing industry standards, fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, becomes increasingly expensive to service, retain and update, becomes subject to third-party claims of intellectual property infringement, misappropriation or other violation, or malfunctions or functions in a way it did not anticipate that results in loan defects potentially requiring repurchase. Additionally, new technologies and technological solutions are continually being released. As such, it is difficult to predict the problems we may encounter in improving our websites’ and other technologies’ functionality.

We could be adversely affected if we do not inadequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and may encounter disputes from time to time relating to our use of the intellectual property of third parties.

Our proprietary technology platforms and other proprietary rights are important to our success and our competitive position. We rely on intellectual property to protect our proprietary rights. Despite these measures, third parties may attempt to disclose, obtain, copy or use intellectual property rights owned or licensed by us and these measures may not prevent misappropriation, infringement, reverse engineering or other violation of intellectual property or proprietary rights owned or licensed by it. Furthermore, confidentiality procedures and contractual provisions can be difficult to enforce and, even if successfully enforced, may not be entirely effective. In addition, we cannot guarantee that we have entered into confidentiality agreements with all team members, partners, independent contractors or consultants that have or may have had access to our trade secrets and other proprietary information. Any issued or registered intellectual property rights owned by or licensed to us may be challenged, invalidated, held unenforceable or circumvented in litigation or other proceedings, and such intellectual property rights may be lost or no longer provide us meaningful competitive advantages. Third parties may also independently develop products, services and technology similar to or duplicative of our products and services.

Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. We may encounter disputes from time to time concerning intellectual property rights of others, including our competitors, and we may not prevail in these disputes. Third parties may raise claims against us alleging an infringement, misappropriation or other violation of their intellectual property rights, including trademarks, copyrights, patents, trade secrets or other intellectual property or proprietary rights. An assertion of an intellectual property infringement, misappropriation or other violation claim against us could result in adverse judgments, settlement on unfavorable terms or cause us to spend significant amounts to defend the claim, even if we ultimately prevail and we may have to pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property, cease offering certain products or services, or incur significant license, royalty or technology development expenses.

Fraud could result in significant financial losses and harm to our reputation.

We use automated underwriting engines from Fannie Mae and Freddie Mac to assist us in determining if a loan applicant is creditworthy, as well as other proprietary and third-party tools and safeguards to detect and prevent fraud. We are unable, however, to prevent every instance of fraud that may be engaged in by our clients, borrowers or team members, and any seller, real estate broker, notary, settlement agent, appraiser, title agent, or third-party originator that misrepresents facts about a loan, including the information contained in the loan application, property valuation, title information and employment and income stated on the loan application. If any of this information was intentionally or negligently misrepresented and such misrepresentation was not detected prior to the acquisition or closing of the loan, the value of the loan could be significantly lower than expected, resulting in a loan being approved in circumstances where it would not have been, had we been provided with accurate data. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it is sold before detection of the misrepresentation. In addition, the persons and entities making a misrepresentation are often difficult to locate and it is often difficult to collect from them any monetary losses we have suffered.

High profile fraudulent activity also could negatively impact our brand and reputation, which could impact our business. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also negatively impact our business.

Our counterparties may terminate our servicing rights, which could have a material adverse effect on our revenues.

The majority of the mortgage loans we service are serviced on behalf of Fannie Mae, Freddie Mac and Ginnie Mae. These entities establish the base service fee to compensate us for servicing loans as well as the assessment of fines and penalties that may be imposed upon us for failing to meet servicing standards.

As is standard in the industry, under the terms of our master servicing agreements with the GSEs, the GSEs have the right to terminate us as servicer of the loans we service on their behalf at any time and also have the right to cause us to sell the MSRs to a third party. In addition, failure to comply with servicing standards could result in termination of our agreements with the GSEs with little or no notice and without any compensation. If any of Fannie Mae, Freddie Mac or Ginnie Mae were to terminate us as a servicer, or increase our costs related to such servicing by way of additional fees, fines or penalties, such changes could have a material adverse effect on the revenue we derive from servicing activity, as well as the value of the related MSRs. These agreements, and other servicing agreements under which we service mortgage loans for non-GSE loan purchasers, also require that we service in accordance with GSE servicing guidelines and contain financial covenants. If we were to have our servicing rights terminated on a material portion of our servicing portfolio, this could adversely affect our business.

We may become subject to legal actions that if decided adversely, could be detrimental to our business.

We operate in an industry that is highly sensitive to consumer protection, and we and our clients are subject to numerous local, state and federal laws that are continuously changing. Remediation for non-compliance with these laws can be costly and significant fines may be incurred. We are routinely involved in consumer complaints, regulatory actions and legal proceedings in the ordinary course of our business and may become subject to class action suits alleging non-compliance with these laws. We are also routinely involved in state regulatory audits and examinations, and occasionally involved in other governmental proceedings arising in connection with our respective businesses. We are also subject to various other laws, regulations and rules that are not industry specific, including employment laws related to employee hiring and termination practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate, and we may become subject to legal actions with respect to these other laws, regulations and rules. Any of these types of matters could cause us to incur costs, fines and legal expenses, regardless of any eventual ruling in our favor, and could also harm the reputation of our brand, any of which could have a material adverse effect on our business, financial condition or results of operations.

If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.

We believe that a critical component of our success is our corporate culture and our deep commitment to our mission. We believe this mission-based culture fosters innovation, encourages teamwork and cultivates creativity. Our mission defines our business philosophy as well as the emphasis that it places on our clients, our people and our culture and is consistently reinforced to and by our team members. As a result of COVID-19, a significant portion of our team members are working remotely and there is a risk that over time such remote operations may decrease the cohesiveness of our teams and our ability to maintain our culture, both of which are integral to our success. If we are unable to preserve our culture, this could negatively impact our future success, including our ability to attract and retain team members, encourage innovation and teamwork, and effectively focus on and pursue our mission and corporate objectives.

Substantially all of our operations are housed on one campus, and if the facilities are damaged or rendered inoperable by natural or man-made disasters, our business may be negatively impacted.

Substantially all of our operations are housed on one campus in Pontiac, Michigan. Our campus could be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, fires, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, extreme weather conditions, medical epidemics, and other natural or man-made disasters, pandemics, epidemics, or other business interruptions, including as a result of COVID-19. If due to such disaster a significant portion of our team members must work remotely for an extended period of time, our business may be negatively impacted. See “—If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.” In addition, it could be costly and time-consuming to repair or replace our campus.

In certain circumstances, UWM Holdings, LLC will be required to make distributions to us and SFS Corp. and the distributions that UWM Holdings, LLC will be required to make may be substantial and in excess of our tax liabilities and obligations under the tax receivable agreement. To the extent we do not distribute such excess cash, SFS Corp. would benefit from any value attributable to such cash balances as a result of their ownership of Class B common stock (or Class A common stock, as applicable) following an exchange of UWM LLC Common Units and the stapled shares of Common Stock.

UWM Holdings, LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to us and SFS Corp., as holders of membership interests in UWM Holdings, LLC (the “UWM LLC Common Units”). Accordingly, we will incur income taxes on our allocable share of any net taxable income of UWM Holdings, LLC. Under the UWM Holdings, LLC’s Second Amended & Restated Limited Liability Company Agreement (the “UWM LLC A&R Company Agreement”), UWM Holdings, LLC will generally be required from time to time to make pro rata distributions in cash to its equityholders, SFS Corp. and us, in amounts sufficient to cover the taxes on their allocable share of the taxable income of UWM Holdings, LLC. As a result of (i) potential non pro rata allocations of net taxable income allocable to us and SFS Corp., (ii) the lower tax rate applicable to corporations as compared to individuals and (iii) the favorable tax benefits that we anticipate receiving from (a) the exchange of UWM LLC Common Units from SFS Corp. and (b) payments under the tax receivable agreement, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the tax receivable agreement. Our Board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, any potential dividends, stock buybacks, the payment obligations under the tax receivable agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the exchange ratio for UWM LLC Common Units and the stapled shares of

Common Stock will be made as a result of (x) any cash distribution by UWM Holdings, LLC or (y) any cash that we retain and do not distribute to our stockholders, and in any event the ratio will remain one-to-one.

We are required to pay SFS Corp. for certain tax benefits we may claim, and the amounts we may pay could be significant.

We entered into a tax receivable agreement with SFS Corp. that provides for the payment by us to SFS Corp. (or its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) certain increases in tax basis resulting from exchanges of UWM LLC Common Units; (ii) imputed interest deemed to be paid by the Company as a result of payments it makes under the tax receivable agreement; (iii) certain increases in tax basis resulting from payments the Company makes under the tax receivable agreement; and (iv) disproportionate allocations (if any) of tax benefits to the Company which arise from, among other things, the sale of certain assets such as MSRs as a result of section 704(c) of the Internal Revenue Code of 1986 (the “Code”) (the tax attributes in clauses “(i)” through “(iv)” collectively referred to as the “Covered Tax Attributes”). The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the Covered Tax Attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of exchanges by or purchases from SFS Corp., the price of our Class A common stock at the time of the exchanges or purchases, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, and the portion of our payments under the tax receivable agreement constituting imputed interest.

Future payments under the tax receivable agreement could be substantial. The payments under the tax receivable agreement are not conditioned upon SFS Corp.’s continued ownership of us.

We are not required to make a payment of the 85% applicable tax savings to SFS Corp. unless and until at least one of the payment conditions has been satisfied (the “Payment Conditions”). One condition is a requirement that we have received a tax opinion that provides that the applicable assets of UWM Holdings, LLC giving rise to the payment are “more likely than not” amortizable (the “Indemnifiable Condition”). If we determine that none of the Payment Conditions have been satisfied with respect to all or a portion of such applicable tax savings, we will pay such applicable tax savings (or portion thereof) at the time we reasonably determine a Payment Condition has been satisfied.

If we make a payment and the applicable tax savings are subsequently disallowed, we may deposit future payments due under the tax receivable agreement in an escrow account up to an amount necessary to cover 85% of the estimated additional taxes due by us as a result of the disallowance until such time as there has been a conclusive determination as to the validity of the disallowance. Upon a conclusive determination of the validity of the disallowance, we may recover from the escrow account any excess payments paid to SFS Corp. (or its transferees or assignees), and to the extent the amounts in the escrow account are insufficient, we may net any additional excess payments paid to SFS Corp. (or its transferees or assignees) against future payments that would otherwise be made under the tax receivable agreement. In addition, if we make a payment pursuant to the satisfaction of the Indemnifiable Condition and the applicable tax savings are subsequently disallowed, SFS Corp. will be required to indemnify us for 85% of the taxes and any additional losses attributable to the disallowance. At our election, SFS Corp. may satisfy all or a portion of this indemnity by transferring UWM LLC Common Units held by it. There is no guarantee that SFS Corp. will hold UWM LLC Common Units with a value sufficient to satisfy this indemnity or that the escrow account will hold sufficient funds to cover the cost of any disallowed tax savings. We could make payments to SFS Corp. under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, we will be required to make a payment to SFS Corp. in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.50% or LIBOR plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. For additional discussion of LIBOR, see “—Risks Related to our Financing—We are exposed to risk relating to the transition from LIBOR and the volatility of LIBOR or any replacement reference rate, which can result in higher than market interest rates and may have a detrimental effect on our business.” In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where SFS Corp. has interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or purchase of UWM LLC Common Units (along with the stapled shares of Class D common stock or Class C common stock) may accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before such an exchange or purchase may increase the tax liability of SFS Corp. (or its direct or indirect owners) without giving rise to any rights to receive payments under the tax receivable agreement. Such effects may result in differences or conflicts of interest between the interests of SFS Corp. and the interests of other stockholders.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our debt agreements, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Risks Related to our Financing

We rely on our short-term warehouse facilities to finance our loan originations and our inability to access such funding could have a material adverse effect on our results of operations, financial condition and business.

We fund a vast majority of the mortgage loans we originate through borrowings under our short-term warehouse facilities and funds generated by our operations. Our ability to fund our loan originations may be impacted by our ability to secure further such borrowings on acceptable terms. Our warehouse facilities typically renew annually, although our $3 billion facility renews every two years. However, as of December 31, 2020, all but $2.3 billion of our warehouse facilities are uncommitted and can be terminated by the applicable lender at any time. Our use of this short-term financing exposes it to the risk that our lenders may respond to market conditions by making it more difficult for us to renew or replace on a continuous basis our maturing short-term warehouse facility borrowings. If we are not able to renew our then existing warehouse facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under this type of financing, we may have to curtail our loan origination activities and/or dispose of assets.

It is possible that the warehouse lenders that will provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our portfolio of assets. Further, if many of our potential warehouse lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our warehouse lenders change, they may be required to significantly increase the cost of the financing that they provide to us.

Our warehouse lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we receive under our warehouse facilities will be directly related to the lenders’ valuation of our assets that cover the outstanding borrowings.

In the event that any of our warehouse facilities is terminated or is not renewed, or if the principal amount that may be drawn under our funding agreements that provide for immediate funding at closing were to significantly decrease, we may be unable to find replacement financing on commercially favorable terms, or at all, which could be detrimental to our business. Further, if we are unable to obtain additional funds for borrowing, our ability to maintain or grow our business could be limited.

In addition, our ability to refinance existing debt and borrow additional funds is affected by a variety of factors including (1) limitations imposed on us under the indenture governing our 5.500% Senior Notes due 2025 (the “5.5% Senior Unsecured Notes”) and other existing and future financing facilities that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt, (2) a decline in liquidity in the credit markets, (3) prevailing interest rates, (4) the financial strength of the lenders from whom we borrow, and (5) the decision of lenders from whom we borrow to reduce their exposure to mortgage loans due to a change in such lenders’ strategic plan, future lines of business or otherwise.

Substantially all of our warehouse facilities are structured as repurchase agreements, which operate differently and subject us to various risks different from other types of credit facilities, which may materially and adversely affect our business, financial condition, liquidity and results of operations.

Our warehouse facilities are generally structured in the form of repurchase agreements. We currently leverage and, to the extent available, intend to continue to leverage the mortgage loans we originate with borrowings under these repurchase agreements. When we enter into repurchase agreements, we sell mortgage loans to other lenders, which are the repurchase agreement counterparties, and receive cash from these lenders. These lenders are obligated to resell the same assets back to us at the end of the term of the transaction, which typically ranges from 30 to 90 days, but which may have terms of up to 364 days or longer. These repurchase agreements subject us to various risks:

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The warehouse facilities subject us to counterparty risk. The amount of cash that we receive from a lender when we initially sell the mortgage loans to that lender is less than the fair value of those loans (this difference is referred to as the “haircut”). If the lender defaults on its obligation to resell the loans back to us, we could incur a loss on the transaction equal to the amount of the haircut (assuming that there was no change in the fair value of the loans, which the lenders are generally permitted to revalue to reflect current market conditions).

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We would incur losses on a repurchase transaction if the value of the underlying loans has declined as of the end of the transaction term (including as a result of a lender counterparty revaluing the loans), as we would have to repurchase the loans for their initial value but would receive loans worth less than that amount if the loans have not be effectively hedged.

•	If we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. Our repurchase agreements also typically contain cross default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of its repurchase agreements, we may need to enter into replacement agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all.

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If the market value of the loans pledged or sold by us under a repurchase agreement borrowing to a counterparty lender declines, the lender may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. We may not have the funds available to do so, and we may be required to liquidate assets at a disadvantageous time to avoid a default, which could cause us to incur further losses and limit our ability to leverage our assets. If we are unable to satisfy a margin call, our counterparty may accelerate repayment of our indebtedness, increase interest rates, liquidate the collateral (which may result in significant losses to it) or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection. A rapidly rising interest rate environment due may increase the likelihood of additional margin calls that could adversely impact our liquidity.

We may in the future utilize other sources of borrowings, including term loans, bank credit facilities and structured financing arrangements, among others. The amount of leverage we employ will vary depending on the asset class being financed, our available capital, our ability to obtain and access financing arrangements with lenders and the lenders’ estimate of, among other things, the stability of our cash flows. We can provide no assurance that we will have access to any debt or equity capital on favorable terms or at the desired times, or at all. Our inability to raise such capital or obtain financing on favorable terms could materially and adversely impact our business, financial condition, liquidity and results of operations.

We depend on our ability to sell loans in the secondary market to a limited number of investors and to the GSEs, and to securitize our loans into MBS through the GSEs and Ginnie Mae. If our ability to sell or securitize mortgage loans is impaired, we may not be able to originate mortgage loans, and if the GSEs and Ginnie Mae become less competitive, it could affect our volume and margins.

Substantially all of our loan originations are sold into the secondary market. We securitize loans into MBS through Fannie Mae, Freddie Mac and Ginnie Mae. Loans originated outside of Fannie Mae, Freddie Mac, and the guidelines of the FHA, USDA, or VA (for loans securitized with Ginnie Mae) are sold to private investors and mortgage conduits.

The gain recognized from producing and subsequent sales in the secondary market represents a significant portion of our revenues and net earnings. A decrease in the prices paid to us upon sale of our loans could be detrimental to our business, as we are dependent on the cash generated from such sales to fund our future loan closings and repay borrowings under our warehouse facilities. If it is not possible or economical for us to complete the sale or securitization of certain of our mortgage loans, we may lack liquidity to continue to fund such loans and our revenues and margins on new loan originations could be materially and negatively impacted. The severity of the impact would be most significant to the extent we were unable to sell conforming home loans to the GSEs or securitize such loans pursuant to the GSEs and government agency-sponsored programs. We also derive other material financial benefits from these relationships, including the assumption of credit risk on securitized loans in exchange for our payment of guarantee fees and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures, which benefits we would lose if we were unable to complete the sale or securitization of our loans.

Further, there may be shifts in the marketplace such that the GSEs or Ginnie Mae are less competitive than private label securitization or other forms of mortgage finance which may lead to delays in our ability to sell future mortgage loans which we originate. These market shifts can be caused by factors outside of our control, including, but not limited to, market shifts in response to the COVID-19 pandemic that affect investor appetite for such non-GSE products. To the extent that happens, we may need to change our business model to accommodate such shifts and our origination volume and margins would likely be adversely affected.

The value of our MSRs can fluctuate significantly and these changes in value, or inaccuracies in the estimates of their value, could adversely affect our financial condition.

The value of our MSRs is based on the cash flows projected to result from the right to service of the related mortgage loans and continually fluctuates due to a number of factors. The primary factor driving the value of MSRs is interest rates, which impact the likelihood of loan prepayments through refinancing. In periods of rising interest rates, the fair value of the MSRs generally increases as prepayment expectations decrease, consequently extending the average estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the average estimated life of the MSRs resulting in expected decreases in cash flows. Other market conditions also affect the number of loans that are refinanced and thus no longer result in cash flows, and the number of loans that become delinquent.

A substantial portion of our assets are measured at fair value, and if our estimates with respect to the determination of the fair value of those assets prove to be incorrect, we may be required to write down the value of such assets, which could adversely affect our earnings, financial condition and liquidity.

We measure the fair value of our mortgage loans and derivatives on a recurring basis and we measure the fair value of other assets on a nonrecurring basis. Fair value determinations require many assumptions, especially to the extent there are not active markets for identical assets. For example, we generally estimate the fair value of loans at fair value based on quoted market prices for securities backed by similar types of loans. If quoted market prices are not available, fair value is estimated based on other relevant factors, including dealer price quotations and prices available for similar instruments, to approximate the amounts that would be received from a third party. In addition, the fair value of IRLCs are measured based upon the difference between the current fair value of similar loans (as determined generally for mortgages at fair value) and the price at which we have committed to originate the loans, subject to the pull-through factor. If our estimates of fair value prove to be incorrect, we may be required to write down the value of such assets, which could adversely affect our financial condition and results of operations.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

Our profitability is directly affected by changes in interest rates. The market value of closed mortgage loans and interest rate locks generally change along with interest rates. The value of such assets moves opposite of interest rate changes. For example, as interest rates rise, the value of existing mortgage assets falls.

We employ various economic hedging strategies to mitigate the interest rate and the anticipated loan financing probability or “pull-through risk” inherent in such mortgage assets. Our use of these hedge instruments may expose us to counterparty risk as they are not traded on regulated exchanges or guaranteed by an exchange or our clearinghouse and, consequently, there may not be the same level of protections with respect to margin requirements and positions and other requirements designed to protect both us and our counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if a counterparty fails to perform under a derivative agreement we could incur a significant loss.

Our hedge instruments are accounted for as free-standing derivatives and are included on our consolidated balance sheet at fair value. Our operating results could be negatively affected because the losses on the hedge instruments we enter into may not be offset by a change in the fair value of the related asset or liability.

Our hedging strategies also require us to provide cash margin to our hedging counterparties from time to time. The Financial Industry Regulatory Authority (FINRA) requires us to provide daily cash margin to (or receive daily cash margin from, depending on the daily value of related instrument) our hedging counterparties from time to time. The collection of daily margins between us and our hedging counterparties could, under certain market conditions, adversely affect our short-term liquidity and cash-on-hand. Additionally, our hedge instruments may expose us to counterparty risk—the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract, which loss exceeds the value of existing collateral, if any.

Our hedging activities in the future may include entering into interest rate swaps, caps and floors, options to purchase these items, purchasing or selling U.S. Treasury securities, and/or other tools and strategies. These hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. These hedging strategies may be less effective than our current hedging strategies in mitigating the risks described above, which could be detrimental to our business and financial condition.

Our rights under our repurchase agreements may be subject to the effects of bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements, which may allow our lenders to repudiate our repurchase agreements.

In the event of insolvency or bankruptcy, repurchase agreements normally qualify for special treatment under the U.S. bankruptcy code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. bankruptcy code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

We leverage certain of our MSRs secured financing arrangements, which exposes us to risks and may materially and adversely affect our business, financial condition, liquidity and results of operations.

We currently leverage certain of our MSRs under secured financing arrangements, which we refer to as MSR facilities. Similar to our repurchase agreements, the cash that we receive under these MSR facilities is less than the fair value of the assets and a decrease in the fair value of the pledged collateral can result in a margin call. The MSR facilities are further subject to the terms of an acknowledgement agreement with Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, pursuant to which our and the secured parties’ rights are subordinate in all respects to the rights of the applicable agency. Accordingly, the exercise by any of Fannie Mae, Freddie Mac or Ginnie Mae of its rights under the applicable acknowledgment agreement could result in the extinguishment of our and the secured parties’ rights in the related collateral and result in significant losses to us.

Our financing arrangements contain, and the government agencies impose, certain financial and restrictive covenants that limit our ability to operate our business and a default under such agreements or requirements could have a material adverse effect on our business, liquidity, financial condition, cash flows and results of operations.

Our warehouse facilities and MSR facilities contain, and our other current or future debt agreements may contain, covenants imposing operating and financial restrictions on our business, including requirements to maintain a certain minimum tangible net worth, minimum liquidity, maximum total debt or liabilities to net worth ratio, pre-tax net income requirements, litigation judgment thresholds, and other customary debt covenants. We are also subject to minimum financial eligibility requirements established by the FHA, VA, GSEs and Ginnie Mae, including net worth, capital ratio and/or liquidity criteria in order to set a minimum level of capital needed to adequately absorb potential losses and a minimum amount of liquidity needed to service such agency mortgage loans and MBS and cover the associated financial obligations and risks. In addition, the indenture governing our 5.5% Senior Unsecured Notes contains covenants imposing operating and financial restrictions on our business. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity, and could significantly impede us from growing our business and place us at a competitive disadvantage in relation to federally chartered banks and certain other financial institutions.

A breach of the covenants under our warehouse facilities, MSR facilities or 5.5% Senior Unsecured Notes can result in an event of default under these facilities and as such allow the lenders to pursue certain remedies. In addition, each of these facilities includes cross default or cross acceleration provisions that could result in most, if not all, facilities terminating if an event of default or acceleration of maturity occurs under any facility. To the extent that the minimum financial requirements imposed by the agencies are not met, the agencies may suspend or terminate our agency approvals or agreements, which could cause us to cross default under our warehouse facilities arrangements, could have adversely affect our ability to access these markets and could have a material adverse effect on our liquidity and future growth.

In addition, the covenants and restrictions in our warehouse facilities, MSR facilities and our indenture governing our 5.5% Senior Unsecured Notes may restrict our ability to, among other things:

•	make certain investments;

•	declare or pay dividends on capital stock;

•	redeem or purchase capital stock and certain debt obligations;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into certain agreements restricting our subsidiaries’ ability to pay dividends;

•	incur indebtedness; and

•	consolidate, merge, make acquisitions and sell assets.

These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business, liquidity, financial condition, cash flows and results of operations. In addition, if we are unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the continuing covenants, it may lose the ability to borrow under all of our financing facilities, which could be detrimental to our business.

We are exposed to risk relating to the transition from LIBOR and the volatility of LIBOR or any replacement reference rate, which can result in higher than market interest rates and may have a detrimental effect on our business.

The interest rate of our variable-rate indebtedness and the interest rate on the adjustable rate loans we originate and service is based on the London Interbank Offered Rate (“LIBOR”). In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop collecting LIBOR rates from banks after 2021. The announcement indicates that LIBOR will not continue to exist on the current basis. U.S.-dollar LIBOR is expected to be replaced with the Secured Overnight Financing Rate (“SOFR”), a new index calculated by reference to short-term repurchase agreements for U.S. Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR. There is currently no definitive successor reference rate to LIBOR and various industry organizations are still working to develop workable transition mechanisms. As part of this industry transition, we will be required to migrate any current adjustable rate loans it services to any such successor reference rate. Until a successor rate is determined, we cannot implement the transition away from LIBOR for the adjustable rate loans it services. As such, we are unable to predict the effect of any changes to LIBOR, the establishment and success of any alternative reference rates, or any other reforms to LIBOR or any replacement of LIBOR that may be enacted in the United States or elsewhere. Such changes, reforms or replacements relating to LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, derivatives or other financial instruments or extensions of credit held by us. LIBOR-related changes could affect our overall results of operations and financial condition.

Risks Related to our Regulatory Environment

We operate in a heavily regulated industry, and our mortgage loan origination and servicing activities expose us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the U.S. federal, state and local levels.

Due to the heavily regulated nature of the mortgage industry, we and our clients are required to comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our loan origination and servicing businesses and the fees that it may charge, and the collection, use, retention, protection, disclosure, transfer and other processing of personal information by us and our clients. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over our business.

Because we originate mortgage loans and provide servicing activities nationwide, we must be licensed in all relevant jurisdictions that require licensure and comply with each such jurisdiction’s respective laws and regulations, as well as with judicial and administrative decisions applicable to us. Such licensing requirements also generally require the submission of information regarding any person who has 10% or more of the combined voting power of our outstanding equity interests. In addition, we and our clients are currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws that are continuously evolving and developing, including laws on advertising, as well as privacy laws, including the Telephone Consumer Protection Act (“TCPA”), the CAN-SPAM Act, and the recently enacted and newly effective California Consumer Privacy Act (“CCPA”). We expect more states to enact legislation similar to the CCPA, which provides consumers with new privacy rights such as the right to request deletion of their data, the right to receive data on record for them and the right to know what categories of data (generally) are maintained about them, and increases the privacy and security obligations of entities handling certain personal information of such consumers. These regulations directly impact our business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws could also impact how we processes personal information, and therefore limit the effectiveness of our products or services or our ability to operate or expand our business, including limiting strategic partnerships that may involve the sharing of personal information.

We and our clients must also comply with a number of federal, state and local consumer protection laws including, among others, the Truth in Lending Act (“TILA”), the Real Estate Settlement Procedures Act (“RESPA”), the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the TCPA, the Gramm-Leach-Bliley Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the SAFE Act, the Federal Trade Commission Act, the TRID rules, the Dodd-Frank Act, the Bank Secrecy Act, U.S. federal and state laws prohibiting unfair, deceptive, or abusive acts or practices, and state foreclosure laws. These statutes apply to loan origination, marketing, use of credit reports, safeguarding of non-public, personally identifiable information about borrowers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers.

In particular, various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The Home Ownership and Equity Protection Act of 1994 (“HOEPA”) prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Our failure to comply with these laws, or the failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgage-related assets, could subject us, as an originator or a servicer, as applicable, or, in the case of acquired loans, as an assignee or purchaser, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been originated in violation of predatory or abusive lending laws, we could be subject to lawsuits or governmental actions, or could be fined or incur losses.

Both the scope of the laws and regulations and the intensity of the supervision to which our business is subject have increased over time, in response to the financial crisis as well as other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the banking and financial services sector. We expect that our business and that of our clients will remain subject to extensive regulation and supervision. These regulatory changes could result in an increase in our regulatory compliance burden and associated costs and place restrictions on our origination and servicing operations. Our failure to comply with applicable U.S. federal, state and local consumer protection and data privacy laws could lead to:

•	loss of our licenses and approvals to engage in our servicing and lending businesses;

•	damage to our reputation in the industry;

•	governmental investigations and enforcement actions;

•	administrative fines and penalties and litigation;

•	civil and criminal liability, including class action lawsuits;

•	increased costs of doing business;

•

diminished ability to sell loans that we originate or purchase, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans, including the GSEs;

•	reduced payments by borrowers;

•	modification of the original terms of mortgage loans;

•	permanent forgiveness of debt;

•	delays in the foreclosure process;

•	increased servicing advances;

•	inability to raise capital; and

•	inability to execute on our business strategy, including our growth plans.

As these U.S. federal, state and local laws evolve, it may be more difficult for us to identify these developments comprehensively, to interpret changes accurately and to train our team members effectively with respect to these laws and regulations. These difficulties potentially increase our exposure to the risks of noncompliance with these laws and regulations, which could be detrimental to our business. In addition, our failure to comply with these laws, regulations and rules may result in reduced payments by borrowers, modification of the original terms of loans, permanent forgiveness of debt, delays in the foreclosure process, increased servicing advances, litigation, enforcement actions, and repurchase and indemnification obligations. A failure to adequately supervise our clients, service providers and vendors, including outside foreclosure counsel, may also have these negative results.

The laws and regulations applicable to us are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently. Ambiguities in applicable laws and regulations may leave uncertainty with respect to permitted or restricted conduct and may make compliance with laws, and risk assessment decisions with respect to compliance with laws difficult and uncertain. In addition, ambiguities make it difficult, in certain circumstances, to determine if, and how, compliance violations may be cured. The adoption by industry participants of different interpretations of these statutes and regulations has added uncertainty and complexity to compliance. If we are deemed to have violated applicable statutes or regulations, it could result in regulatory investigations, state or federal governmental actions or private civil claims, including class actions, being brought against us. Such litigation would cause us to incur costs, fines and legal expenses in connection with these matters, regardless of any eventual ruling in our favor, and could also harm the reputation of our brand, any of which could have a material adverse effect on our business, financial condition or results of operations.

To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. In addition, certain legislative actions and judicial decisions can give rise to the initiation of lawsuits against us for activities we conducted in the past. Furthermore, provisions in our mortgage loan documentation, including but not limited to the mortgage and promissory notes we use in loan originations, could be construed as unenforceable by a court. We have been, and expect to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to our compliance with applicable laws and regulations.

The recent influx of new laws, regulations, and other directives adopted in response to the recent COVID-19 pandemic exemplifies the ever-changing and increasingly complex regulatory landscape we operate in. While some regulatory reactions to COVID-19 relaxed certain compliance obligations, the forbearance requirements imposed on mortgages servicers in the recently passed CARES Act added new regulatory responsibilities. The GSEs and the FHFA, Ginnie Mae, the U.S. Department of Housing and Urban Development (“HUD”), various investors and others have also issued guidance relating to COVID-19. Future regulatory scrutiny and enforcement resulting from COVID-19 is unknown.

Although we have systems and procedures directed to comply with these legal and regulatory requirements, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a more restrictive manner, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. Any of these, or other, changes in laws or regulations could have a detrimental effect on our business.

The CFPB continues to be active in its monitoring of the loan origination and servicing sectors, and its recently issued rules increase our regulatory compliance burden and associated costs.

We are subject to the regulatory, supervisory and examination authority of the CFPB, which has oversight of federal and state non-depository lending and servicing institutions, including residential mortgage originators and loan servicers. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including TILA and RESPA and the Fair Debt Collections

Practices Act. The CFPB has issued a number of regulations under the Dodd-Frank Act relating to loan origination and servicing activities, including ability-to-repay, “Qualified Mortgage” standards and other origination standards and practices as well as guidance addressing relationships with brokers, communication with borrowers, secondary market transactions, servicing requirements that address, among other things, periodic billing statements, certain notices and acknowledgements, prompt crediting of borrowers’ accounts for payments received, additional notice, review and timing requirements with respect to delinquent borrowers, loss mitigation, prompt investigation of complaints by borrowers, and lender-placed insurance notices. These regulations and guidance may adversely impact our ability or the cost to develop new products which respond to market conditions, subject us to additional requirements under the Equal Credit Opportunity Act with respect to valuations, including appraisals and automated valuation models, subject us to additional rules and potential liability arising from our role as an originator, lender or loan servicer and potentially increase our lender liability, vendor management risk or other risks.

For example, the CFPB iteratively adopted rules over the course of several years regarding mortgage servicing practices that required us to make modifications and enhancements to our mortgage servicing processes and systems. While the CFPB recently announced its flexible supervisory and enforcement approach during the COVID-19 pandemic on certain consumer communications required by the mortgage servicing rules, managing to the CFPB’s loss mitigation rules with mounting CARES Act forbearance requests is particularly challenging. The intersection of the CFPB’s mortgage servicing rules and COVID-19 is evolving and will pose new challenges to the servicing industry. The CFPB’s recent publication of COVID-19-related FAQs did not resolve potential conflicts between the CARES Act with respect to reporting of consumer credit information mandated by the Fair Credit Reporting Act. There are conflicting interpretations of the CARES Act amendment of the Fair Credit Reporting Act with regards to delinquent loans entering a forbearance.

The CFPB’s examinations have increased, and will likely continue to increase, our administrative and compliance costs. They could also greatly influence the availability and cost of residential mortgage credit and increase servicing costs and risks. These increased costs of compliance, the effect of these rules on the lending industry and loan servicing, and any failure in our ability, or our clients’ ability, to comply with the new rules by their effective dates, could be detrimental to our business. The CFPB also issued guidelines on sending examiners to banks and other institutions that service and/or originate mortgages to assess whether consumers’ interests are protected. The CFPB has conducted routine examinations of our business and will conduct future examinations.

The CFPB also has broad enforcement powers, and can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and, when necessary, has issued civil money penalties to parties the CFPB determines has violated the laws and regulations it enforces. Our failure to comply with the federal consumer protection laws, rules and regulations to which we are subject, whether actual or alleged, could expose us to enforcement actions or potential litigation liabilities.

In addition, the occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that our policies and procedures do not comply with applicable law could impact our business operations. For example, if the violation is related to our servicing operations it could lead to a transfer of our servicing responsibilities, increased delinquencies on mortgage loans we service or any combination of these events. Such a determination could also require us to modify our servicing standards. The expense of complying with new or modified servicing standards may be substantial. Any such changes or revisions may have a material impact on our servicing operations, which could be detrimental to our business.

We are required to hold various agency approvals in order to conduct our business and there is no assurance that we will be able to obtain or maintain those agency approvals or that changes in agency guidelines will not materially and adversely affect our business, financial condition, liquidity and results of operations.

We are required to hold certain agency approvals in order to sell mortgage loans to GSEs and service such mortgage loans on their behalf. Our failure to satisfy the various requirements necessary to obtain and maintain such agency approvals over time would restrict our direct business activities and could materially and adversely impact our business, financial condition, liquidity and results of operations.

We are also required to follow specific guidelines that impact the way that we originate and service such agency loans. A significant change in these guidelines that has the effect of decreasing the fees we charge or require us to expend additional resources in providing mortgage services could decrease our revenues or increase our costs, which would also adversely affect our business, financial condition, liquidity and results of operations.

In addition, the FHFA has directed the GSEs to align their guidelines for servicing delinquent mortgages and assess compensatory penalties against servicers in connection with the failure to meet specified timelines relating to delinquent loans and foreclosure proceedings, and other breaches of servicing obligations. Our failure to operate efficiently and effectively within the prevailing regulatory framework and in accordance with the applicable origination and servicing guidelines and/or the loss of our seller/servicer license approval or approved issuer status with the agencies could result in our failure to benefit from available monetary incentives and/or expose us to monetary penalties and curtailments, all of which could materially and adversely affect our business, financial condition, liquidity and results of operations.

The executive, legislative and regulatory reaction to COVID-19, including the passage of the CARES Act, poses new and quickly evolving compliance obligations on our business, and we may experience unfavorable changes in or failure to comply with existing or future regulations and laws adopted in response to COVID-19.

Due to the unprecedented pause of major sectors of the U.S. economy from COVID-19, numerous states and the federal government adopted measures requiring mortgage servicers to work with consumers negatively impacted by COVID-19. The CARES Act imposes several new compliance obligations on our mortgage servicing activities, including, but not limited to mandatory forbearance offerings, altered credit reporting obligations, and moratoriums on foreclosure actions and late fee assessments. Many states have taken similar measures to provide mortgage payment and other relief to consumers, which create additional complexity around our mortgage servicing compliance activities.

With the urgency to help consumers, the expedient passage of the CARES Act increases the likelihood of unintended consequences from the legislation. An example of such unintended consequences is the liquidity pressure placed on mortgage servicers given our contractual obligation to continue to advance payments to investors on loans in forbearance where consumers are not making their typical monthly mortgage payments. Moreover, certain provisions of the CARES Act are subject to interpretation given the existing ambiguities in the legislation, which creates class action and other litigation risk.

Although much of the executive, legislative and regulatory actions stemming from COVID-19 are servicing-centric, regulators are adjusting compliance obligations impacting our mortgage origination activities. Many states have adopted temporary measures allowing for otherwise prohibited remote mortgage loan origination activities. While these temporary measures allow us to continue to do business remotely, they impose notice, procedural, and other compliance obligations on our origination activity.

Federal, state, and local executive, legislative and regulatory responses to COVID-19 are rapidly evolving, not consistent in scope or application, and subject to change without advance notice. Such efforts may impose additional compliance obligations, which may negatively impact our mortgage origination and servicing business. Any additional legal or regulatory responses to COVID-19 may unfavorably restrict our business, our established business practices, and otherwise raise our compliance costs.

The state regulatory agencies continue to be active in their supervision of the loan origination and servicing sectors and the results of these examinations may be detrimental to our business.

We are also supervised by regulatory agencies under state law. State attorneys general, state licensing regulators, and state and local consumer financial protection offices have authority to examine and/or investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. In addition, the GSEs and the FHFA, Ginnie Mae, the U.S. Federal Trade Commission (“FTC”), HUD, various investors, non-agency securitization trustees and others subject us to periodic reviews and audits. A determination of our failure to comply with applicable law could lead to enforcement action, administrative fines and penalties, or other administrative action.

If we do not obtain and maintain the appropriate state licenses, we will not be allowed to originate or service loans in some states, which would adversely affect our operations.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a regulatory agency regulates and enforces laws relating to mortgage lenders and mortgage loan servicing companies such as us. In most states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate require special licensing or provide extensive regulation of our business.

As part of licensing requirements, we are typically required to designate individual licensees of record. We cannot ensure that we are, and will always remain, in full compliance with all state licensing laws and regulations, and we may be subject to fines or penalties, including license revocation, for any non-compliance. If we lose a license or are otherwise found to be in violation of a law or regulation, our business operations in that state may be suspended until we obtain the license or otherwise remedy the compliance issue.

We may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could restrict our ability to originate, purchase, sell or service loans. In addition, our failure to satisfy any such requirements relating to servicing of loans could result in a default under our servicing agreements and have a material adverse effect on our operations. Those states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could limit our ability to originate, purchase, sell or service loans in a certain state, or could result in a default under our financing and servicing agreements and have a material adverse effect on our operations. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could have a detrimental effect on our business.

If new laws and regulations lengthen foreclosure times or introduce new regulatory requirements regarding foreclosure procedures, our operating costs could increase and it could be subject to regulatory action.

When a mortgage loan we service is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Regulatory actions that lengthen the foreclosure process will increase the amount of servicing advances that we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process.

The CARES Act paused all foreclosures from March 18, 2020 until May 17, 2020. Many state governors issued orders, directives, guidance or recommendations halting foreclosure activity including evictions. In addition, on August 8, 2020, President Trump issued an executive order setting forth recommendations and instructions for government agencies to assist borrowers facing foreclosure as a result of the COVID-19 pandemic, which may have an impact on foreclosure and eviction activity. These regulatory actions and similar actions that may be passed in the future could increase our operating costs and negatively impact our liquidity, as they may extend the period for which we are required to make advances for delinquent principal and interest, taxes and insurance, and could delay our ability to seek reimbursement from the investor to recoup some or all of the advances.

Increased regulatory scrutiny and new laws and procedures could cause us to adopt additional compliance measures and incur additional compliance costs in connection with our foreclosure processes. We may incur legal and other costs responding to regulatory inquiries or any allegation that we improperly foreclosed on a borrower. We could also suffer reputational damage and could be fined or otherwise penalized if we are found to have breached regulatory requirements.

Our servicing policies and procedures are subject to examination by our regulators, and the results of these examinations may be detrimental to our business.

As a loan servicer, we are examined for compliance with U.S. federal, state and local laws, rules and guidelines by numerous regulatory agencies. It is possible that any of these regulators will inquire about our servicing practices, policies or procedures and require us to revise them in the future. The occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that our servicing policies and procedures do not comply with applicable law could lead to a transfer of our servicing responsibilities, increased delinquencies on mortgage loans we service or any combination of these events. Such a determination could also require us to modify our servicing standards.

Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on protected classes.

Antidiscrimination statutes, such as the FHA and the Equal Credit Opportunity Act, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various federal regulatory agencies and departments, including the DOJ and CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor may not consider in making credit decisions (i.e., creditor or servicing practices that have a disproportionate negative effect on a protected class of individuals).

These regulatory agencies, as well as consumer advocacy groups and plaintiffs’ attorneys, are focusing greater attention on “disparate impact” claims. The U.S. Supreme Court recently confirmed that the “disparate impact” theory applies to cases brought under the FHA, while emphasizing that a causal relationship must be shown between a specific policy of the defendant and a discriminatory result that is not justified by a legitimate objective of the defendant. Although it is still unclear whether the theory applies under the Equal Credit Opportunity Act, regulatory agencies and private plaintiffs can be expected to continue to apply it to both the FHA and the Equal Credit Opportunity Act in the context of home loan lending and servicing. To extent that the “disparate impact” theory continues to apply, we may be faced with significant administrative burdens and potential liability for failures to comply.

Furthermore, many industry observers believe that the “ability to repay” rule issued by the CFPB, discussed above, will have the unintended consequence of having a disparate impact on protected classes. Specifically, it is possible that lenders that make only qualified mortgages may be exposed to discrimination claims under a disparate impact theory.

In addition to reputational harm, violations of the Equal Credit Opportunity Act and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys’ fees and civil money penalties.

Risks Associated with Our Corporate Structure

We are controlled by SFS Corp., whose interests may conflict with our interests and the interests of other stockholders.

SFS Corp. holds all of our issued and outstanding Class D common stock, which has ten votes per share, and controls approximately 79% of the combined voting power of our Common Stock (our Class A common stock, Class B common stock, Class C common stock and Class D common stock collectively, the “Common Stock”) (based on the Voting Limitation). Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power of our capital stock. As long as SFS Corp. owns at least 10% of the outstanding Common Stock, SFS Corp. will have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our Board, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Class A common stock to decline or prevent stockholders from realizing a premium over the market price for our Class A common stock. SFS Corp.’s interests may conflict with our interests as a company or the interests of our other stockholders.

Resales of the outstanding shares of Class A common stock or issuable upon UWM Unit Exchanges or exercise of warrants could depress the market price of our Class A common stock or result in dilute.

As of March 1, 2021, there were 103,104,205 shares of our Class A common stock outstanding. In addition, (1) 1,502,069,787 shares of Class A common stock (or approximately 1,592,831,471 shares of Class A common stock if the full amount of the Earn-Out Shares is earned) may be issued to SFS Corp. or its transferees or assignees in connection with future UWM Unit Exchanges and (2) 15,874,987 shares may be issued upon excise of our outstanding warrants with a strike price of $11.50 per share. Currently, all of the shares outstanding, other than approximately 10,625,000 shares that are subject to a lock-up period that expire in July 2021, are either freely tradable or can be resold pursuant to our effective registration statement. In addition, SFS Corp and certain other restricted stockholders have the ability to make a demand request at any time, subject to certain conditions, that we register an underwritten offering pursuant to such registration statement at any time after the lock-up period. We also expect that 50,000,000 shares of our Class A common stock will be eligible to be resold under Rule 144 commencing on January 22, 2022 (one year from the date that we filed the Current Report on Form 8-K that included the required Form 10 information that reflected we are no longer a shell company). In addition, the shares of Class A common stock issuable upon the exercise of our Warrants or upon a UWM Unit Exchange may result in dilution to the then existing holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Such sales of shares of Class A common stock or the perception that such sales may occur could depress the market price of our Class A common stock.

As a “controlled company” within the meaning of NYSE listing rules, we qualify for exemptions from certain corporate governance requirements. We have the opportunity to elect any of the exemptions afforded a controlled company.

Because SFS Corp. controls more than a majority of our total voting power, we are a “controlled company” within the meaning of NYSE listing rules. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of our Board of directors consist of independent directors;

•

the requirement that compensation of our executive officers be determined by a majority of the independent directors of the Board or a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

the requirement that director nominees be selected, or recommended for the Board’s selection, either by a majority of the independent directors of the Board or a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Three of our nine directors are independent directors and our Board has an independent audit committee. However, our Board does not have a majority of independent directors, or a compensation committee comprised of solely independent directors or a nominating committee. Rather, actions with respect to executive compensation will be taken by the compensation committee on which Mr. Mat Ishbia sits, and compensation decisions with respect to Mr. Ishbia’s compensation will be taken by a special subcommittee, and director nominations will be made by our full Board. Our Board has determined that Kelly Czubak, Isiah Thomas and Robert Verdun are “independent directors,” as defined in the NYSE listing rules and applicable SEC rules.

We may experience volatility in the trading price of our shares due to fluctuations in our quarterly operating results or other factors.

Significant fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Since the consummation of our Business Combination, trading in the shares of our Class A common stock has been extremely volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Accordingly, the valuation ascribed to us and our Class A common may not be indicative of the price of that will prevail in the trading market in the future. Any of the factors in this prospectus could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

In addition, broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. In addition, the trading prices of companies that were formerly special purpose acquisition companies have, and may continue to, experience volatility unrelated to the operating performance of the specific company. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to our business could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Anti-takeover provisions contained in our Charter and Amended and Restated Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•	a capital structure where holders of Class B common stock and holders of Class D common stock each have ten votes per share of Class B common stock and Class D common stock (as compared with holders of Class A common stock and holders of Class C common stock, who each have one vote per share of Class A common stock and Class C common stock, respectively) and consequently have a greater ability to control the outcome of matters requiring stockholder approval, even when the holders of Class B common stock and Class D common stock own significantly less than a majority of the outstanding shares of Common Stock;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of our Board;

•	a classified Board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our Board;

•	the requirement that, at any time from and after the Voting Rights Threshold Date, directors elected by the stockholders generally entitled to vote may be removed from our Board solely for cause;

•

the exclusive right of our Board, from and after the Voting Rights Threshold Date, to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on our Board;

•

the prohibition on stockholder action by written consent from and after the Voting Rights Threshold Date, which forces stockholder action from and after the Voting Rights Threshold Date to be taken at an annual or special meeting of stockholders;

•

the requirement that special meetings of stockholders may only be called by the Chairperson of our Board, our Chief Executive Officer or our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement that, from and after the Voting Rights Threshold Date, amendments to certain provisions of our Charter and amendments to the Amended and Restated Bylaws must be approved by the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of our then outstanding shares generally entitled to vote;

•

our authorized but unissued shares of Common Stock and Preferred Stock, par value $0.0001 per share, are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans; the existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;

•

advance notice procedures set forth in the Amended and Restated Bylaws that stockholders must comply with in order to nominate candidates to our Board or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•

an exclusive forum provision which provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of ours to our business or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), our Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware).

Our Charter contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our Charter provides that we have no interests or expectancy in, or being offered an opportunity to participate in any corporate opportunity, to the fullest extent permitted by applicable law, with respect to any lines of business or business activity or business venture conducted by any UWM Related Persons as of the date of the filing of our Charter with the Secretary of State of the State of Delaware or received by, presented to or originated by UWM Related Persons after the date of the filing of our Charter with the Secretary of State of the State of Delaware in such UWM Related Person’s capacity as a UWM Related Person (and not in his, her or its capacity as a director, officer or employee of ours), in each case, other than any corporate opportunity with respect to residential mortgage lending. These provisions of our Charter create the possibility that a corporate opportunity of ours may be used for the benefit of the UWM Related Persons.

The provision of our Charter requiring exclusive forum in the state courts in the State of Michigan or the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Charter requires that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of our business to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). The exclusive forum provision described above does not apply to actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in our Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

General Risk Factors

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we will be required to provide the management report on internal controls commencing with the annual report for fiscal year ended December 31, 2021, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of us as a privately-held company. Beginning with the annual report for fiscal year ended December 31, 2021, our independent registered public accounting firm will be required to issue a report based on its audit of our internal control over financial reporting. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over our financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

All of the shares of Class A common stock and the Warrants (including shares of Class A common stock underlying such Warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $182,562,500 from the exercise of Warrants, assuming the exercise in full of all such Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

Introduction

Pursuant to the Business Combination Agreement, (a) SFS Corp. contributed UWM into UWM LLC, (b) the Company acquired Class A Common Units in UWM LLC and SFS Corp. acquired Class B Common Units in UWM LLC, and (c) the Company issued to SFS Corp. shares of a new non-economic Class D Stock of the Company, which entitles the holder to 10 votes per share. Following the consummation of the Business Combination Agreement, the Company is organized in an “Up-C” structure in which all of UWM is be wholly owned by UWM LLC and the Company’s only direct asset consists of the UWM LLC Class A Common Units. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial statements of the Company presents the combination of the financial information of the Company and UWM, adjusted to give effect to the Business Combination including:

•	the reverse recapitalization between UWM and the Company, whereby no goodwill or other intangible assets are recorded, in accordance with GAAP;

•	the consummation of the transactions contemplated by the Private Placement; and

•	the liability contemplated by the Tax Receivable Agreement.

The Company was a blank check company incorporated on June 12, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 28, 2020 or the IPO Closing Date, the Company consummated its IPO of 42,500,000 units at $10.00 per unit, generating gross proceeds of $425,000,000. Simultaneously with the closing of its IPO, the Company consummated the sale of 5,250,000 private placement warrants at a price of $2.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $10,500,000. On the IPO Closing Date, $425,000,000 of the gross proceeds from the IPO and the sale of the Private Placement Warrants was deposited in the Trust Account with the Trustee. At the close of the transaction, immediately prior to the effect of redemptions, there was approximately $425,332,373 held in the Trust Account. The Company had until January 28, 2022 (24 months from the IPO Closing Date) to complete an initial business combination.

UWM was incorporated under the laws of the State of Michigan on July 16, 1986. UWM engages in the origination, sale and servicing of residential mortgage loans. UWM is based in Michigan but originates and services loans throughout the United States. UWM is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (HUD). In addition, UWM is an approved issuer with the Government National Mortgage Association (Ginnie Mae), as well as an approved seller and servicer with the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac).

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the audited financial statements of the Company as of and for the year ended December 31, 2020, included in this registration statement. The historical financial information of UWM was derived from the audited consolidated financial statements of UWM as of and for the year ended December 31, 2020, included in this registration statement. This information should be read together with the Company’s and UWM’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included in this registration statement.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with United States generally accepted accounting principles (“GAAP”). SFS Corp. continues to control UWM LLC before and after the Business Combination. As there is no change in control, UWM LLC was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	SFS Corp. will have a majority of the voting power of the Post-Combination Company;

•	SFS Corp. will have the ability to nominate and represent majority of the Post-Combination Company’s Board;

•	UWM’s former management will comprise the vast majority of the management and executive positions of the Post-Combination Company

Under this method of accounting, the Company was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of UWM.

Description of the Business Combination

On September 22, 2020, the Company entered into the Business Combination Agreement. The consideration paid in connection with the Business Combination consisted of the Closing Cash Consideration and Voting Stock Consideration. At the closing of the Business Combination, a series of transactions occurred, including the following: (a) UWM LLC issued to SFS Corp. a number of UWM LLC Class B Common Units equal to the quotient of the Company Equity Value divided by $10.00, minus the number of outstanding shares of Class F Stock of the Company as of immediately prior to Closing; (b) the Company contributed to UWM LLC an amount in cash equal to the Closing Cash Consideration; (c) UWM LLC issued to the Company the number of UWM LLC Class A Common Units equal to the number of issued and outstanding shares of the Class A Stock as of immediately prior to the closing of the Business Combination; and (d) the Company issued to SFS Corp. a number of shares of the Class D Stock equal to the number of UWM LLC Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (a) above. The Company Equity Value is defined in the Business Combination Agreement as $16,052,000,000 minus (i) Available Cash, minus (ii) an amount, if any, by which Closing Cash is less than the Closing Cash Target, plus (iii) an amount, if any, by which Closing Cash exceeds the Closing Cash Target, which for purposes of clause (iii) shall not exceed $200,000,000.

In addition to the consideration paid at the closing of the Business Combination, SFS Corp. is entitled to receive an additional number of Earn Out Shares from the Company, issuable in shares of Class D Stock and UWM LLC Class B Common Units, if the price of the Company’s Class A Stock exceeds certain thresholds during the five-year period following the closing of the Business Combination as provided in the Business

Combination Agreement. The maximum number of shares to be issued in connection with the earn-out will not exceed 6% of the Company Equity Value, divided by $10.00, assuming each of the price thresholds is achieved during the earn-out period.

Following the consummation of the transactions contemplated by the Business Combination Agreement, the Company is organized in an “Up-C” structure in which all of the business of UWM is held directly by UWM LLC and the Company’s only direct asset consists of the UWM LLC Class A Common Units. As a result of the redemptions, the Company owns approximately 6% of UWM LLC Common Units and controls UWM LLC as the sole manager of UWM LLC in accordance with the terms of the UWM A&R LLCA which was entered into in connection with the closing of the Business Combination. SFS Corp. retained approximately 94% of the combined UWM LLC Common Units. Each UWM LLC Class B Common Unit held by SFS Corp. may be exchanged, along with the stapled Class D Stock, for either, at the option of the Company, (a) cash or (b) one share of the Company’s Class B common stock, which will be identical to the Company’s Class A Stock except that it will entitle the holder to 10 votes per share. Each share of Class B Stock is convertible into one share of Class A Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party.

In connection with the Business Combination, the Company entered into the Subscription Agreements with the Private Placement Investors, including the Sponsor, pursuant to which the Company issued approximately 50,000,000 shares of Class A Stock in the Private Placement at $10 per share, for gross proceeds to the Company of approximately $500,000,000.

At the Closing, the Company entered into a Tax Receivable Agreement with SFS Corp. The Tax Receivable Agreement provides for the payment, upon the satisfaction of certain conditions, by the Company to SFS Corp. (or its transferees or other assignees) of 85% of the amount of cash savings (calculated using certain simplifying assumptions), if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of the Covered Tax Attributes. The Company will retain the benefit of the remaining 15% of these cash savings.

The following summarizes the consideration (excluding the earn-out shares):

in actuals	Purchase price	Shares Issued
Class D Voting Stock Consideration (a)	$15,020,697,870	1,502,069,787
Closing Cash Consideration (b)	894,484,594	—

	$15,915,182,464	1,502,069,787

(a)	The Class D Voting Stock Consideration is calculated as approximately $15,020 million of Company Equity Value divided by $10.00 and reduced by 10,625,000 Company Class F Shares.
(b)

Closing Cash Consideration to UWM LLC is calculated based on the assumed $425.2 million of Company cash and $500.0 million raised from the PIPE less $30.7 million for estimated Company transaction expenses. There is no pro forma adjustment to the unaudited pro forma condensed combined balance sheet for the Closing Cash Consideration to UWM LLC since this represents a reclass of cash between legal entities that will be consolidated as part of the Post-Combination Company.

The following summarizes the pro forma shares of Common Stock outstanding immediately after the consummation of the Business Combination:

Ownership in actuals	Shares	%
Class A - Public Stockholders	42,479,205	2.6%
Class A - Sponsor & Independent Directors	10,625,000	0.7%

Total Gores	53,104,205	3.3%

Class A - Private Placement Investors	50,000,000	3.1%
Class D - SFS Corp. (a)(b)	1,502,069,787	93.6%

Total Shares at Closing	1,605,173,992	100%

(a)	Excludes the Earn-Out Shares, if any.
(b)	Class D Stock are non-economic and carry ten votes per share whereas Class A Stock are economic shares and will have one vote per share.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, are based on the historical financial statements of the Company and UWM. The unaudited transaction adjustments are based on information currently available, assumptions and estimates underlying the unaudited transaction adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	As of December 31, 2020										As of December 31, 2020
	Gores (Historical) (US GAAP)	Gores Transaction Adjustments		Gores As Adjusted	UWM (Historical) (US GAAP)	UWM Transaction Adjustments		UWM As Adjusted	Transaction Adjustments		Transaction Combined
ASSETS
Cash and cash equivalents	$51	$(15)	(A)	$36	$1,223,837	$(1,100,000)	(B)	$505,623	$425,332	(D)	$1,388,849
						381,786	(C)		500,000	(E)
									(5,325)	(E)(F)
									(14,875)	(F)
									(21,734)	(F)
									(208)	(G)
Prepaid assets	184			184	—			—			184
Investments and cash held in Trust Account	425,331	1	(A)	425,332	—			—	(425,332)	(D)	—
Mortgage loans at fair value	—			—	7,916,515			7,916,515			7,916,515
Accounts receivable, net	—			—	253,600			253,600	(4,745)	(F)	248,855
Derivative assets	—			—	61,072			61,072			61,072
Mortgage servicing rights, net	—			—	1,756,864			1,756,864			1,756,864
Premises and equipment, net	—			—	107,572			107,572			107,572
Operating lease right-of-use asset, net	—			—	93,098			93,098			93,098
Financing lease right-of-use asset	—			—	22,929			22,929			22,929
Other assets	—			—	57,989			57,989			57,989

Total assets	$425,566	$(14)		$425,552	$11,493,476	$(718,214)		$10,775,262	$453,113		$11,653,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses, formation and offering costs	$3,916	$—		$3,916	$—	$—		$—	$(3,916)	(H)	$—
State franchise tax accrual	200			200	—			—			200
Income taxes payable	81			81	—			—			81
Notes payable - related party	1,000			1,000	—			—			1,000
Deferred underwriting compensation	14,875			14,875	—			—	(14,875)	(F)	—
Accounts payable and accrued expenses	—			—	847,745			847,745	3,916	(H)	851,661
Warehouse lines of credit	—			—	6,941,397			6,941,397			6,941,397
Derivative liabilities	—			—	66,237			66,237			66,237
Operating lines of credit	—			—	320,300			320,300			320,300
Senior notes payable	—			—	789,323			789,323			789,323
Equipment note payable	—			—	26,528			26,528			26,528

Operating lease liability	—			—	104,534			104,534			104,534
Financing lease liability	—			—	23,132			23,132			23,132
Tax receivable liability	—			—	—			—	1,932	(I)	1,932

Total liabilities	20,072	—		20,072	9,119,196	—		9,119,196	(12,943)		9,126,325

Commitments and Contingences
Common stock subject to possible redemption	400,493			400,493	—			—	(400,493)	(J)	—

Equity
Class A Common Stock	1			1	—			—	5	(E)	11
									4	(J)
									1	(K)
Class D Common Stock	—			—	—			—	150	(L)	150
Class F Common Stock	1			1	—			—	(1)	(K)	—
Additional paid-in capital	10,845			10,845	24,839			24,839	499,995	(E)	—
									(5,325)	(E)(F)
									(24,286)	(F)
									(1,932)	(I)
									400,489	(J)
									(5,860)	(M)
									(150)	(L)
									(898,407)	(N)
									(208)	(G)
Retained earnings (accumulated deficit)	(5,846)	1	(A)	(5,860)	2,349,441	(1,100,000)	(B)	1,631,227	(2,193)	(F)	159,658
		(15)	(A)			381,786	(C)		5,860	(M)
									(1,469,376)	(N)

Total equity attributable to stockholders	5,001	(14)		4,987	2,374,280	(718,214)		1,656,066	(1,501,234)		159,819
Noncontrolling interests	—	—		—	—	—		—	2,367,783	(N)	2,367,783

Total equity	5,001	(14)		4,987	2,374,280	(718,214)		1,656,066	866,549		2,527,602

Total liabilities and equity	$425,566	$(14)		$425,552	$11,493,476	$(718,214)		$10,775,262	$453,113		$11,653,927

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the Year Ended December 31, 2020								For the Year Ended December 31, 2020
	Gores (Historical) (US GAAP)	UWM (Historical) (US GAAP)	UWM Transaction Adjustments		UWM As Adjusted	Combined	Transaction Adjustments		Transaction Combined
Revenues
Loan production income	$—	$4,551,415	$—		$4,551,415	$4,551,415	$—		$4,551,415
Loan servicing income	—	288,304			288,304	288,304			288,304
Loss on sale of mortgage servicing rights	—	(62,285)			(62,285)	(62,285)			(62,285)
Interest income	—	161,160			161,160	161,160			161,160

Total revenue	—	4,938,594	—		4,938,594	4,938,594	—		4,938,594

Expenses
Professional fees and other expenses	6,627	—			—	6,627	(225)	(CC)	642
							(5,760)	(DD)
State franchise taxes, other than income tax	200	—			—	200			200
Salaries,commissions and benefits	—	552,143			552,143	552,143			552,143
Direct loan production costs	—	54,459			54,459	54,459			54,459
Professional services	—	12,115			12,115	12,115			12,115
Occupancy and equipment	—	58,890			58,890	58,890			58,890
Marketing, travel and entertainment	—	20,278			20,278	20,278			20,278
Depreciation and amortization of premises and equipment	—	16,820			16,820	16,820			16,820
Other general and administrative	—	27,940			27,940	27,940			27,940
Servicing costs	—	70,835			70,835	70,835			70,835
Amortization, impairment and pay-offs of mortgage servicing rights	—	573,118			573,118	573,118			573,118
Interest expense	—	167,036	36,667	(AA)	205,536	205,536			205,536
			1,833	(BB)

Total expenses	6,827	1,553,634	38,500		1,592,134	1,598,961	(5,985)		1,592,976

Other income - interest and dividend income	1,101	—			—	1,101	(1,101)	(EE)	—

Earning before income taxes	(5,726)	3,384,960	(38,500)		3,346,460	3,340,734	4,884		3,345,618

Provision for income taxes	(81)	(2,450)			(2,450)	(2,531)	(55,494)	(FF)	(58,025)

Net Income	$(5,807)	$3,382,510	$(38,500)		$3,344,010	$3,338,203	$(50,610)		$3,287,593

Net income attributable to noncontrolling interests	—	—	—		—	—	3,130,710	(GG)	3,130,710

Net income attributable to stockholders	$(5,807)	$3,382,510	$(38,500)		$3,344,010	$3,338,203	$(3,181,320)		$156,883

Net income (loss) per ordinary share:
Class A & F ordinary shares - basic and diluted	$(0.12)								$1.52
Weighted average shares outstanding, basic and diluted:
Class A & F ordinary shares - basic and diluted	50,144,178								103,104,205

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as UWM has been determined to be the accounting acquirer, primarily due to the fact that SFS Corp. continues to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of UWM.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s audited consolidated balance sheet as of December 31, 2020 and the related notes, included in this registration statement; and

•	UWM’s audited consolidated balance sheet as of December 31, 2020 and the related notes, included in this registration statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included in this registration statement; and

•	UWM’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included in this registration statement.

Management has made significant estimates and assumptions in its determination of the transaction adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The transaction adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed transaction adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction adjustments and it is possible the difference may be material. The Company believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the transaction adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and UWM.

2. Accounting Policies

Upon consummation of the Business Combination, the Post-Combination Company’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The transaction adjustments included within the pro forma condensed combined financial information are included only to the extent they are adjustments that reflect the accounting for the transaction in accordance with U.S. GAAP. The Company and UWM have not had any historical relationship prior to the Business Combination. Accordingly, no transaction adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Post-Combination Company Class A Stock outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Reflects the change in the cash and cash equivalents, and cash held in Trust balances held by the Company at the close of the transaction.

(B)	Reflects the UWM distribution required to reach the Closing Cash Target as defined in the Business Combination Agreement.

(C)	Reflects the additional $381.8 million of UWM cash and cash equivalents at the close of the transaction.

(D)	Reflects the reclassification of $425.3 million of investments and cash held in the Company’s Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(E)

Represents the gross proceeds of $500 million from the issuance of 50,000,000 Class A Stock in the Private Placement offset by the Private Placement fee of 3% of gross proceeds of the Private Placement excluding proceeds raised from certain excluded investors. The 3% fee was applied to gross proceeds of $177.5 million resulting in a placement fee of $5.3 million.

(F)

Reflects the settlement of the remaining amount payable of $46.7 million of transaction costs in connection with the Business Combination. $5.3 million relates to the Private Placement fee as noted above and is reflected as a reduction of additional paid-in capital as those are directly related to the equity raise. $14.9 million is the settlement of the Company’s deferred underwriting compensation fees incurred during the Company’s initial public offering due upon completion of the Business Combination. Miscellaneous costs of $2.2 million are reflected in retained earnings. The remaining amount of $24.3 million relates to advisory, legal, and other fees to be paid and is reflected within additional paid-in capital, of which $4.7 million was previously paid by UWM and deferred.

(G)	Represents the actual redemption of 20,795 Class A shares as of the close of the transaction.

(H)	Reflects the reclassification of the Company’s historical accrued expenses to align with the balance sheet presentation of UWM.

(I)

Reflects the liability estimate for the Tax Receivable Agreement among the Company and the other parties to the Tax Receivable Agreement such that the Company will pay 85% of all future realized (or deemed realized) tax benefits that are covered by the Tax Receivable Agreement to such other parties. This adjustment represents the estimated liability based on our preliminary analysis under ASC 450. The Tax Receivable Agreement liability is based on the tax attributes immediately prior to the Company’s entrance into the Tax Receivable Agreement and is subject to estimates and assumptions that may change materially. The total long-term liability for the Company’s Tax Receivable Agreement is approximately $1.9 million. The actual liability may change based on the facts and circumstances at the time of recording the liability in the books and records of the Company.

(J)	Reflects the reclassification of Class A Stock to permanent equity at $0.0001 par value.

(K)

Reflects the conversion of the Company’s Class F Stock to Class A Stock at the closing of the Business Combination. In connection with the closing of the Business Combination, all shares of Class F Stock converted into shares of Class A Stock.

(L)	Represents the recapitalization of UWM as the issuance of 1,502.1 million Class D Stock as consideration for the reverse recapitalization.

(M)	Reflects the reclassification of the Company’s historical accumulated deficit to additional paid in capital as part of the recapitalization.

(N)	Reflects the recognition of the 94% noncontrolling interest as a result of the Up-C structure.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

(AA) Reflects the 10 months of interest expense related to the 5.5% Senior Unsecured Notes issued by UWM in November of 2020, which bear interest at a rate of 5.5% per year.

(BB) Reflects the 10 months of straight-lined amortized expense of the $11 million debt issuance costs related to UWM’s $800 million of 5.5% Senior Unsecured Notes issued in November 2020.

(CC) Reflects the elimination of the Company’s administrative service fee paid to the Sponsor that ceased upon the close of the Business Combination.

(DD) Adjustment reflects transaction costs incurred in connection with the Business Combination expensed by the Company.

(EE) Reflects elimination of interest income and dividends earned on the Trust Account.

(FF) Reflects the income tax effect of transaction adjustments using an estimated statutory tax rate of 27%.

(GG) Reflects the recognition of net income attributable to the 94% noncontrolling interest as a result of the Up-C structure.

4. Earnings per Share

Represents net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

(in thousands, except share and per share data)	Year Ended December 31, 2020
Pro forma net income attributable to stockholders	$156,883
Pro forma weighted average Class A common shares - basic and diluted	103,104,205
Pro forma Class A net income per common share	$1.52

Pro forma weighted average Class A shares outstanding - basic and diluted
Class A - Public Stockholders	42,479,205
Class A - Sponsor & Independent Directors	10,625,000

Total Company	53,104,205
Class A - Private Placement Investors	50,000,000

Pro forma weighted average Class A shares outstanding - basic and diluted (1)	103,104,205

(1)

The Class D Stock issued for consideration are non-economic and as such are excluded from the earnings per share calculation. For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and warrants sold in the private placement are exchanged for 15.9 million underlying Class A common stock. However, since these warrants are out of the money (current stock price is less than the exercise price), the effect of such exchange was not included in calculation of diluted earnings per share. Further, the Company also excluded any Earn-Out Shares issuable under the contingent consideration earn-out section of the Business Combination Agreement as none of the contingencies have been resolved and/or achieved as of the filing date.

ANTICIPATED ACCOUNTING TREATMENT

The UWM shareholders continue to control UWM LLC before and after the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP.

UWM LLC has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) UWM shareholders will have a majority of the voting power; (ii) UWM will have the ability to nominate and represent a majority of the Post-Combination Company’s Board; and (iii) UWM’s former management will comprise the vast majority of the management of the Post-Combination Company.

Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of UWM.

OUR BUSINESS

The following discussion reflects the business of UWM Holdings Corporation. “We,” “us” and “our” generally refer to UWM Holdings Corporation, a Delaware corporation and its subsidiaries.

Overview

We are the second largest residential mortgage lender in the United States and the largest Wholesale Mortgage Lender in the United States, originating mortgage loans exclusively through the wholesale channel. With over 8,600 team members and a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the Independent Mortgage Advisor community. We originate primarily conforming and government loans across all 50 states and the District of Columbia.

For the last six years including the year ended December 31, 2020, we have been the largest Wholesale Mortgage Lender in the United States by closed loan volume, with approximately 34% market share of the wholesale channel for the year ended December 31, 2020. For the year ended December 31, 2020, we originated $182.5 billion in residential mortgage loans, an increase of 69% from the prior year and closed approximately 561,000 home loans, an increase of 65%. As a result, we generated $3.38 billion of net income for the year ended December 31, 2020, a 715% increase year-over-year. Our 2020 mortgage production of $182.5 billion represented a 4.5% market share of all residential mortgage loans originated in the United States.

Founded in 1986 and headquartered in Pontiac, Michigan, we have built a client-focused, team-oriented culture that strives to bring superior customer service, efficiency and operational stability to our clients, the Independent Mortgage Advisors. We were ranked as a “Best Work-Place” by Inc. Magazine in 2019 and in the Top 100 Work Places by the Detroit Free Press in 2019. We received the #1 ranking in the Crain’s Detroit Fast 50 2020: Southeast Michigan’s fastest growing companies.

On January 21, 2021, Gores IV, consummated the previously announced Business Combination Agreement with SFS Corp. and UWM LLC. Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement, UWM became an indirect subsidiary of Gores IV. In connection with the Transactions, Gores IV changed its name to UWM Holdings Corporation. We began trading on the New York Stock Exchange on January 22, 2021 under the ticker symbol UWMC.

Strategy

Our principal strategy that has driven our substantial growth over the past years, is our strategic decision to operate solely as a Wholesale Mortgage Lender – thereby avoiding conflict with our partners, the Independent Mortgage Advisors and their direct relationship with borrowers. We believe that by not competing for the borrower connection and relationship, we are able to generate significantly higher loyalty and satisfaction from our clients (i.e., Independent Mortgage Advisors) who, in turn, armed with our partnership tools are positioned to direct a growing share of the residential mortgage volume nationwide.

The residential mortgage loan financing process typically involves three stages:

•

Initiate Borrower Connection. A broker or other party is approached by a potential borrower for a mortgage loan. This party advises the borrower on loan options, runs the initial credit check, gathers the borrower’s information for the loan application and submits the loan application.

•

Underwrite, Close and Fund. The borrower’s loan application is reviewed, the mortgage loan is underwritten, the borrower is approved, the closing is arranged and the loan is funded, collectively referred to as loan origination. This can be done by one entity or multiple entities.

•

Portfolio or Package and Sell mortgage loan into Secondary Market Sales. The loan is either placed into an investment portfolio (in the case of banks and typically only for certain loans tied to shorter term interest rates) or packaged together with other loans and sold as MBS to investors in the secondary market.

We refer to a “Retail Mortgage Lender” as a lender that both offers its mortgage loans directly to individual borrowers and underwrites the mortgage loans. Certain Retail Mortgage Lenders also portfolio or package the mortgage loans for sale in the secondary market.

By comparison, a “Wholesale Mortgage Lender” is a lender that originates, underwrites and closes a mortgage loan arranged by an Independent Mortgage Advisor.

We operate exclusively as a Wholesale Mortgage Lender and focus only on the wholesale channel so that we can be a true partner to our clients (all of which are Independent Mortgage Advisors). We do not work directly with the borrower during the mortgage loan financing process.

Many, if not all, of our competitors are primarily Retail Mortgage Lenders that also compete in the wholesale channel as Wholesale Mortgage Lenders. We believe that by competing in both channels, our competitors have an inherent conflict that makes them a less attractive option for Independent Mortgage Advisors when deciding which lender to work with when originating a mortgage loan. We further believe that this competitive advantage is a major reason that has and will continue to drive market share growth and loan production as the wholesale channel grows.

Integral components of our strategy are (1) continuing our leadership position in the growing wholesale channel by investing in technology and partnership tools designed to meet the needs of Independent Mortgage Advisors and their customers, (2) capitalizing on our strategic advantages which include a singular focus on the wholesale channel, a family-controlled business that can quickly adapt to market conditions and opportunities, and ample capital and liquidity, (3) employing our six pillars to drive a unique culture that we believe results in a durable competitive advantage and (4) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, to minimize market risks and to maximize opportunity in different macroeconomic environments.

Leading in the Growing Wholesale Channel

Following the recession of 2008 and the resulting adoption of significant banking regulations, the percentage of residential mortgage loans originated by non-banks has grown significantly. Our business has represented a large percentage of that growth, but with a singular focus on the wholesale channel since 2014.

At December 31, 2020, there were approximately 400,000 federally registered mortgage loan officers in the United States. UWM’s exclusive focus on the wholesale channel has resulted in relationships with over 12,000 independent broker businesses throughout the United States, with over 45,000 associated loan officers – of which approximately 34,000 have submitted a loan to us during the year 2020. As the wholesale channel continues to grow, especially in a rising rate environment, we see a significant opportunity for many of the mortgage loan officers to join the wholesale channel.

Benefits to Borrower

•  Provides Trusted Advisor in Complex Financial Instruments. Independent Mortgage Advisors serve as advisors to borrowers, leveraging their deep knowledge base of complex financial products to help borrowers make informed decisions. Independent Mortgage Advisors assist prospective borrowers in analyzing their financial situation, assessing his or her credit history and current mortgage and making an informed decision based on their personal circumstances.

•  Maximizes Optionality. Independent Mortgage Advisors are able to provide borrowers with multiple options on product structure and pricing rather than being rooted in a single platform offering, which we believe empowers borrowers and enhances their borrowing experience. We believe that Independent Mortgage Advisors are able to deliver borrowers access to better rates than their Retail Mortgage Lender counterparts. As a partner to our clients, we continually strive to provide a range of residential loan options, so that our clients can match the needs of their borrowers with our product offerings.

•  Streamlines and Enhances the Experience. Independent Mortgage Advisors are best positioned to be the single personalized point-of-contact for the loan process and provide borrowers a superior customer service experience.

•  Aligns Interest. In the wholesale channel, the interests of the Independent Mortgage Advisor and the borrower are aligned to achieve the best outcome for the borrower—which increases borrower loyalty to the Independent Mortgage Advisor and provides a greater likelihood that the borrower will retain the advisor for future transactions.

Benefits to Independent Mortgage Advisor

•  Drives Brand Recognition and Loyalty. We believe that allowing Independent Mortgage Advisors to “own” the relationship with the borrower drives client brand recognition and loyalty. When borrowers view their Independent Mortgage Advisors as the person who delivered the superior results, rather than just as a conduit to the money, they are more likely to return to that Independent Mortgage Advisor for their next residential mortgage loan, whether it is a new purchase or a refinance. Our technology provides Independent Mortgage Advisors with advanced personalized marketing tools to establish and maintain their borrower relationships.

•  Offers Flexibility. We believe that Independent Mortgage Advisors and their loan officers are better served by the wholesale channel as it provides them the flexibility of matching their borrowers’ needs with the most applicable lender and lender program. A Wholesale Mortgage Lender needs to earn business every day. If the Wholesale Mortgage Lender is not faster, easier and more affordable, it will not be successful in earning that business. For example, if speed to close is the most important factor to a borrower because a purchase contract is going to expire, and a particular lender is backed up in underwriting, a loan officer that works as an Independent Mortgage Advisor can select the lender that is best positioned to meet the borrower’s requirements, whereas a “captive” loan officer cannot. Similarly, if a particular lender does not offer a product type (e.g., non-Qualified Mortgage loans which we do not offer), the needs of the borrower can still be met by arranging the loan with a different lender – that flexibility is not available for a captive loan officer.

•  Protects Relationship with Borrower. Utilizing the wholesale channel with a true Wholesale Mortgage Lender allows Independent Mortgage Advisors to maintain their relationships with borrowers throughout the mortgage lending process and beyond with less risk of being replaced by the lender in the next new purchase or a refinance. Retail Mortgage Lenders that dabble in the wholesale channel do not afford this protected relationship.

•  Ability to Provide Superior Sophisticated and Personalized Service. The wholesale channel allows Independent Mortgage Advisors to offer a diverse set of product options and capitalize on the benefits of scale to offer superior service, such as turn times and pull through rates, with the focus on personal service. Our suite of full-service technology platforms positions Independent Mortgage Advisors to effectively compete with banks and other non-bank loan originators by delivering a closely managed end-to-end experience for the borrower from origination through closing.

Benefits to UWM

•  Access to Extensive Network. The wholesale channel offers us access to a broad network of Independent Mortgage Advisors, reducing reliance on any one entity or any geographic region.

•  Volume Levels Supports Significant Automation. Our volume allows for significant investment in automating each step of the residential loan process, which in turn reduces error rates, improves customer service and enhances profitability.

•  Distribute Fixed Cost Across Wider Network. Our exclusive focus on the wholesale channel reduces our fixed costs by allowing us to distribute costs across a wider network of clients. We invest in the personnel and technology resources to underwrite, close, fund and sell residential mortgage loans, which are variable based on loan origination volume. This results in a minimal fixed cost base for origination and high marginal profitability.

•  Supports Scalability. We believe that our exclusive focus on the wholesale channel coupled with our efficient and centralized processes, cost structure and technology platform has resulted in a business that is highly scalable with minimal incremental investment.

Capitalizing on our Strategic Advantages

We believe that our exclusive focus on the wholesale channel along with our business model, team members, technologies and competitive position provide us with some significant strategic advantages.

•

Strong Brand Recognition. Our leading position as a Wholesale Mortgage Lender and ability to deliver superior client service provides us strong brand recognition with Independent Mortgage Advisors. As of December 31, 2020, we were the second largest residential mortgage lender in the United States and were the leading Wholesale Mortgage Lender. As of December 31, 2020, we had approximately 34% market share in the wholesale channel. Our high degree of operating leverage enables us to invest in, and deliver to our clients, a full suite of technology and workflow solutions that allow for short closing times for our clients, which contributes to long-term brand recognition with clients. Furthermore, by focusing exclusively on the wholesale mortgage market we are able to differentiate ourselves with clients as a partner in their success rather than a potential competitor.

•

Operational Excellence. We believe our exclusive focus on the wholesale channel provides us with a differentiated, client-centric business model that allows for scaled, efficient and centralized processes and the ability to focus on high quality loans. For the year ended December 31, 2020, we closed approximately 561,000 loans, with average submission to clear to close turn times of 17 days. During the nine months ended September 30, 2020, we closed an average of 9.8 loans per month per production team member, as compared to the industry average of 3.5 during the nine months ended September 30, 2020 (most recent public data). We consistently receive positive client feedback and received an 86% average monthly client Net Promoter Score (obtained through premier service) for the 2017 year through December 31, 2020 (the latest available date for such information), evidencing the effectiveness of our business model.

•

Innovative Technology Platforms. Leveraging our culture of continuous technological innovation, we have built proprietary technology platforms and exclusively license technology that support our clients and borrowers to provide what we believe to be a best-in-class client experience. We believe that our technology platforms provide us with a competitive advantage, driving client retention and offering the ability to efficiently and quickly achieve closings on loan originations. We offer our clients a complete platform with a highly efficient, external-facing interface that includes required regulatory and compliance mechanisms. We seek to continuously improve and innovate our technology platforms and have a team of approximately 1,000 full-time team members committed to our information systems and technologies.

•

Focus on High Quality, Agency Loans. We focus on the underlying credit quality of mortgage loans that we originate, with a vast majority of loans representing conforming, agency production. For the year ended December 31, 2020, our borrowers had an average FICO score of 758. Because of our emphasis on high quality loans, we typically experience a pre-funding and post-funding defect rate that is materially lower than the industry standard.

Employing Our Six Pillars to Drive a Durable Competitive Advantage

We were founded with a simple goal in mind: attract great people, to a great workplace, and give them the tools they need to do great work. Our culture is based on six pillars:

•

People—our people are the secret to our success. We invest in our team members with continuous and real-time training so they can continue to set the standard. Team members are given a path to succeed and are rewarded for that success.

•	Service—We pride ourselves on creating a memorable service experience for every partner. Internal service among team members is critical.

•	Relationship driven—Our long-term reputation is more important than short-term gains. We place a premium on creating lasting relationships with our Independent Mortgage Advisors.

•	Thumb pointers—Team members are focused on accountability and personal responsibility. Our team members concentrate on taking ownership, improving and delivering results.

•	Continuous improvement—We develop and introduce cutting-edge, industry leading technology and information processes.

•

Fun and friendship—We are a big believer that work can (and should) be fun. It’s about finding your passion and purpose—but always leaving time for friendship and comradery. We have won numerous best workplace rewards, including Fortune’s 100 Best Workplaces for Millennials.

These core principles influence everything we do and form the basis of our client-focused culture. In addition to providing superior customer service to our clients, we also take business actions to support our clients.

Originating High Quality Loans Backed Directly or Indirectly by the Federal Government to Minimize Risks and to Maximize Opportunity in Different Macroeconomic Environments

An integral component to our strategy is to originate high quality loans which are backed directly or indirectly by the federal government, to minimize market risks and to maximize opportunity in different macroeconomic environments.

We seek to originate high quality agency loans throughout the United States. For the year ended December 31, 2020, our borrowers had an average FICO score of 758. The following charts illustrate our loan originations portfolio by type and FICO score mix in the year ended December 31, 2020:

Residential Mortgage Loans by Type for the Year ended December 31, 2020	% Of UWM’s Loan Production by Borrower’s FICO Score

Our robust loan process also reduces potential liability under our representations and warranties commitments to purchasers of our loans in the secondary market.

We seek to have a balanced loan origination business model, with relatively higher purchase over refinancing mix which we believe has demonstrated the ability to deliver strong, stable and consistent growth in mortgage loan origination volume and profitability through both high and low interest rate cycles. Our model is focused on the origination business, with a specific focus on purchase loans; this area of the market has grown consistently over the last several years and, we believe, is more durable with respect to interest rate fluctuations than the refinance market. Historically, residential purchase mortgage loan origination volume has experienced less volatility in response to interest rate movements than the refinancing mortgage loan origination volume. Consequently, we believe that by focusing on the purchase business we will be better positioned to deliver consistent growth in increasing and decreasing rate environments. In rising interest rate environments, we believe that our demonstrated reputation for excellent client service and short loan closing times will drive continued purchase mortgage volume, our broad client base will allow us to capitalize on lead generation and our cost structure will allow us to be more competitive on margins.

The table below shows our purchase and refinance loan origination growth in an increasing interest rate cycle in 2017 and 2018.

We currently retain the majority of MSRs associated with our production today, but we have, and intend to continue to opportunistically sell servicing depending on market conditions. This nimble approach has provided us funding flexibility, and reduced legacy MSR asset exposure. In addition, our wholesale only business is uniquely positioned to capture purchase originations and, we believe, provides a competitive advantage relative to correspondent or diversified/retail origination models.

Market Opportunity

Residential Mortgage Loan Originations Continue to Grow. According to the Federal Reserve, residential mortgages represent the largest segment of the broader U.S. consumer finance market. In 2020, annual residential mortgage origination volume reached $3.7 trillion, with an average volume of $2.2 trillion over the last five years. According to the Mortgage Bankers Association, there was approximately $11.1 trillion of residential mortgage debt outstanding in the U.S. as of December 31, 2020 and is forecasted to increase to $12.4 trillion by the end of 2022. Based on industry estimates, our management expects that total residential mortgage loan originations, for purchases and refinances, will be approximately $2.5 trillion in 2021.

Shifting demographics and steady appreciation in home prices has driven higher mortgage purchase volumes and therefore increased residential mortgage loan originations for purchases:

New Home Sales and Existing Home Sales	Purchase Volume Aided by Steady House Price Appreciation

Source: U.S. Census Bureau; SAAR refers to seasonally adjusted annual rate

Meanwhile, low interest rates continue to drive refinancing residential loan originations:

Note: Primary and secondary mortgage rates reflect average 30-year rates as of February 2021

Sources: U.S. Census Data; FactSet; Bloomberg; Freddie Mac

Transition to Non-Bank Originators. During the 2008 financial crisis, many mortgage lenders, particularly non-agency lenders, suffered substantial losses in their portfolios, and were required to repurchase significant numbers of loans previously sold. They were subsequently unable to sell or finance their production at profitable levels and a significant number suffered large losses. As a result, many exited the industry or consolidated, and the retail market share of the top five originators materially increased. Large banks were the initial beneficiaries of this trend and/or changes in operating strategies.

However, subsequent events have slowed this trend. Increasingly stringent financial services regulation in the wake of the passage of the Dodd-Frank Act in 2012 and the issuance of final rules implementing the U.S. Basel III capital framework in 2013, which includes more stringent capital treatment of mortgage servicing assets, have led banks to reduce their exposure to the residential mortgage industry. As is evidenced in the table here, since 2008, non-bank originators have grown from 32% of the loan origination volume to 79% in 2020.

Volume continues to Shift to Non-Bank Originators

Sources: Inside Mortgage Finance; UWM information
Servicing continues to Shift to Non-Bank Servicers
As large, traditional banks reduced their mortgage footprint both in mortgage origination and retained servicing portfolios, non-bank originators and servicers have been able to meaningfully grow market share. In addition, we believe that the historically low interest rates present an opportunity to drive strong origination volume.

As a percentage of the overall mortgage market, the wholesale channel has grown and is expected to continue to grow exponentially, providing us with an opportunity to capitalize on that growth:

Wholesale Share of Overall Market and UWM Share (%)

Sources: Inside Mortgage Finance data (historical), UWM estimates

Over the last several years, “online mortgage lenders” have become an increasing force within the industry. In 2017, the mortgage industry reached a critical inflection point where new technology and the growing use of digital mortgage applications has made it possible for the origination process to move more quickly, according to a J.D. Power study. The mortgage process, however, is not like a plane ticket, and few if any borrowers go through the process without significant interaction with another person or persons. Rather, human-enabled technology and the use of electronic document and digital applications has made the process faster, easier and more affordable provided that, there is a partner with the means to invest and implement the technology in a manner that combines the human element with these technological enhancements. We believe we are well-positioned to capture and capitalize on this trend, as we develop and provide Independent Mortgage Advisors, that have the personal connection on a nationwide basis to consumers, with access to our proprietary and exclusively licensed technology platforms to enable our clients to succeed in this changing environment.

Our Loan Programs

Over the past 8 to 10 years we have developed technologies and processes that allow us to quickly introduce and market new loan programs or to adjust for existing loan programs and to adapt services and offerings to ever-changing markets for home financing. These technologies allow us to quickly and efficiently build guidelines, rules, pricing, and controls into our loan origination platforms and workflows; generate new loan documents, disclosures and program descriptions from our systems; and distribute internal communications. By having nimble and flexible systems that are controlled internally, we believe we are better positioned to take advantage of market opportunities when they present themselves and change the direction of loan programs when the market dictates.

Conventional agency-conforming mortgage loans

Since 2012, we have been primarily focused on originating conventional, agency-eligible, loans that can be sold to Fannie Mae, Freddie Mac or transferred to Ginnie Mae pools for sale in the secondary market. Our conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and

Freddie Mac and may be modified through special arrangements we have with these agencies. Loans that are written under the FHA program, the VA program or the USDA program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market. All of our mortgage originations meet the definition of “Qualified Mortgage,” a quality standard established by the CFPB in 2013. For the year ended December 31, 2020, 98% of the loans originated were sold to Fannie Mae or Freddie Mac, or were transferred to Ginnie Mae pools in the secondary market.

The following table summarizes our loan production by loan type for the periods indicated.

($ in thousands) Loan type	Year ended December 31, 2020	Year ended December 31, 2019	Year ended December 31, 2018
Conventional Conforming	$153,525,586	$76,207,713	$33,062,045
FHA/VA/USDA	27,541,347	25,563,260	7,683,734
Non-Agency(1)	1,480,708	5,996,199	814,367

Total Loan Production	$182,547,641	$107,767,172	$41,560,146

Average initial loan balance	$325	$318	$285

(1)	Represents jumbo products that are underwritten to the same guidelines as agency products and have similar risk profile but are sold to third party investors purely due to loan size.

Our Mortgage Lending Process

We believe that our highly scaled, efficient and centralized mortgage lending processes are key to our success. Utilizing our proprietary system, “Easiest Application System Ever” (EASETM), and our dedicated team members we focus on client service, and loan quality throughout the entire loan origination, underwriting and closing processes. EASETM automates the process and, based on the jurisdictional requirements of the client and borrower, automatically generates the necessary documents required by us and by the clients for applications. The entire origination, underwriting and preparation of closing documents takes place in our centralized, paperless work environment where documents and data are entered into EASETM and are reviewed, processed and analyzed based on a set of pre-determined, rules-based workflows. We focus on speed to close as it is one of the primary metrics for client satisfaction. For the year ended December 31, 2020, we delivered an average of 17 business days from loan application submission to clear to close.

Our rules-based LOS allows multiple teams to work on the same loan at the same time, to track and be alerted to missing or incomplete items, to flag items in order to alert other team members of possible deficiencies and to have visibility into the history, status and progress of loans in process. We use advanced technologies and workflow systems to assist all underwriting and operations team members in prioritizing which loans require their immediate attention and to monitor each team’s progress so workload-balancing decisions can be made among the operation teams in real time and avoid bottlenecks.

Underwriting

Our underwriting process is one of our key strategic advantages as our unique extensive training program and technology platforms allow us to produce a portfolio of high-quality loans, with an industry-leading time from submission to clear to close and maintain the superior level of client service that allows it to attract and retain our clients. All mortgage loans that we originate are underwritten in-house by our underwriting team. We invest significant time and resources in our underwriters through our robust training process to help them and us succeed. Regardless of their background or level of experience, each underwriter who joins us attends an in-house, five-week, full-time intensive training session taught by our knowledgeable underwriting trainers. Following this initial training, each underwriter is assigned a mentor to supervise them for a minimum of two weeks. This commitment to training continues throughout an underwriter’s career with us. Prior to becoming senior underwriters, our underwriters undergo an additional four weeks of intensive, full-time training followed by another two weeks of mentoring. In addition, we hold daily meetings and weekly webcasts to keep our underwriters informed and knowledgeable about industry developments. We believe that our intensive training program is an integral component of our scalability as we are able to materially increase our underwriting resources, at a consistent quality, with less labor constraints than our competitors.

Our clients have the initial communication with a potential borrower and they receive from the borrower the relevant financial and property information to run a credit check and obtain a pre-approval through one of the automated underwriting systems. Once a pre-approval has been received, an Independent Mortgage Advisor is able to seamlessly import the borrower’s information and documentation into our EASETM LOS without the need for extra data entry. One of our senior underwriters then reviews the file and, based on the loan product and the financial and other information provided, makes an underwriting decision. If the mortgage loan is approved, our system generates a “conditions to close” list based on the specifics of the borrower, the property and the loan product and a junior underwriter who generally takes ownership of the file ensuring that each of these conditions is met prior to granting a “clear-to-close”. Our underwriters will typically focus on one product line, but many are cross-trained in other loan products.

We utilize technology and automated processes throughout the underwriting process, to provide our underwriters “guard rails” and allow us to efficiently and effectively underwrite high-quality loans while mitigating risk. For example, if a loan product requires an 80% loan-to-value or a family gift is providing the portion of a deposit, our systems are programmed to automatically populate the appropriate conditions and not permit the loan to move on to the next step in the underwriting process until the appropriate documents are uploaded into the system. Another component of our check and balance processes is our loan quality review team who review multiple files for every underwriter every month. This permits us to provide real-time feedback and process improvement which contribute to a loan origination system. We believe these systems and processes serve as guard rails to support our ability to produce high-quality loans and minimize risk in the underwriting process.

Loan closings

We believe our closing process is the most efficient in the industry and results in shorter submission to clear-to-close times than any of the other major Retail Mortgage Lenders or Wholesale Mortgage Lenders. For the year ended December 31, 2020, we closed approximately 561,000 loans with an application to clear-to-close period that averaged 17 days during that period, which we believe is materially below our management’s estimate of the industry average of approximately 44 days. During the nine months ended September 30, 2020, we closed an average of 9.8 loans per month per production team member, as compared to the industry average of 3.5 during the nine months ended September 30, 2020 (most recent public data). As a company with a culture of continuous innovation, we custom-built our document management system, DocHubTM, with efficiency, ease and scalability in mind. DocHubTM allows team members to control the way they view, interact with, and deliver the documents required to close and fund loans. Our technology platforms enable it to efficiently generate all of required closing documents and permit our clients to effectively interact with the documents to provide borrowers a seamless closing.

UCloseTM, our document closing tool, allows clients to facilitate and easily control the closing process, including document generation, title company interaction and the timing of closing. In addition, we structure our closing process such that all conditions are satisfied prior to the generation of closing documents and therefore are able to provide clients and borrowers automatic funding for all closings. Once a title agent uploads the executed documents into UCloseTM, the funds are automatically wired to the appropriate parties. We believe that eliminating the hours of waiting in a title office leads to more satisfied borrowers and repeat business for us and our clients.

Capital Markets and Secondary Marketing

Overview

Our capital markets team is dedicated to maximizing loan sale profitability while at the same time minimizing operational, interest rate and market risks. This team manages the interest rate risk for the business and is responsible for interest rate lock management policies and procedures, hedging the pipeline, managing warehouse facilities and associated facility utilization and managing risk and sales of mortgage servicing rights on balance sheet. We aggregate our loan production into pools that are (i) sold to Fannie Mae or Freddie Mac or securitized through the issuance of Fannie Mae or Freddie Mac bonds, (ii) transferred into Ginnie Mae pools and securitized by us into government-insured mortgage-backed securities (together, the “secondary market”), or (iii) sold to investors in the secondary mortgage market. Our primary access to the secondary market comes from pooling and selling eligible loans that we originate through Fannie Mae, Freddie Mac, and Ginnie Mae’s securitization programs. The goal of the capital markets team is to protect margin at origination, shorten the time from loan closing to sale of the loan into the secondary market and to maximize execution at sale. Our focus on agency deliverable originations and speed to sale reduces our exposure to market volatility, liquidity risk and credit risk.

We retain servicing on loans sold for a period of time following the sale. To the extent we generate non-agency loans, these loans would typically be sold under an incentive-based servicing structure which permits us to retain servicing and control the borrower experience. Our volume, technologies, and direct access to the secondary market allow us to better control all aspects of pricing, hedging, and loan delivery while minimizing operational and market risks. Our technologies, automated workflow and experienced capital markets team allow us to quickly aggregate and sell the pools of loans in order to make efficient use of our capital and warehouse facilities.

Our hedging strategy

Our origination pipeline is exposed to interest rate volatility. During the origination, pooling, and delivery process, the pipeline value rises and falls with changes in interest rates. In addition to the value changes associated with interest rate risk, borrowers have an option to close or not close their rate lock based upon how interest rate changes impact their situations. Rising interest rates, relative to the borrower’s locked rate, create a greater incentive to close, while falling interest rates create a disincentive to close. This option to close is termed fallout risk and can be costly if not properly modeled.

We manage our interest rate exposure to maintain a near-zero exposure. Consequently, we seek to mitigate the interest rate exposure of our pipeline by employing a hedging strategy designed to minimize basis risk and maximize effectiveness. Basis risk in this case is the risk that the hedged instrument’s price does not move in parallel with the increase or decrease in the market price of the hedged financial instrument. Because substantially all of our production is deliverable to Fannie Mae, Freddie Mac, and Ginnie Mae, we predominately utilize forward agency or Ginnie Mae TBA securities as our primary hedge instrument, which mitigates the basis risk associated with U.S. Treasury futures, Eurodollar futures or other non-mortgage instruments.

We use the Quantitative Risk Management (QRMTM) platform to model our interest rate risk positions. QRM provides industry leading risk management principles, practices and models to empower clients to measure and manage all forms of financial risk. QRM provides baseline historical fallout models that we supplement with advanced modeling techniques and monitoring programs. We have a dedicated team of statisticians, software engineers, and other business leaders solely focused on modeling and predicting the rate lock pull-through factor and evaluating the factor with every market and portfolio change. Sophisticated loan level models score the pipeline throughout the day ensuring our hedge ratios are in sync with market changes. Daily monitoring is intended to ensure the model attributes and results remain within our standards.

Repurchase and indemnification risks

Although we do not retain credit risk on the loans we sell into the secondary market, we do have repurchase and indemnification obligations to purchasers of mortgage loans for breaches under our loan sale agreements. Such agreements, including Fannie Mae and Freddie Mac master agreements, require us to make certain representations and warranties related to, among other things, the quality of the loans, underwriting of the loans in conformity with the applicable agency, FHA or VA guidelines, and origination in compliance with applicable federal, state and local laws and regulations. If we were to breach these representations and warranties, we may be required to repurchase the loan, and may be subject to other indemnification obligations.

Under the Fannie Mae and Freddie Mac framework, lenders are relieved of certain selling representations and warranties that relate to the underwriting of the borrower, the property, or the project for loans delivered to Fannie Mae or Freddie Mac. Currently, to obtain such relief, loans must achieve an acceptable payment history or a successful full-file quality control review by Fannie Mae or Freddie Mac. Under the current framework, lenders are not relieved from representations and warranties with respect to the following matters:

•	charter matters;

•	misstatements, misrepresentations, and omissions;

•	data inaccuracies;

•	clear title/first-lien enforceability;

•	compliance with laws and responsible lending practices; and

•	single-family mortgage product eligibility.

Loans sold to Fannie Mae and Freddie Mac prior to January 1, 2013 do not fall under this framework; consequently, they are subject to life of loan repurchase and indemnification obligations. Similarly, loans insured by the FHA or VA and securitized with Ginnie Mae are also subject to life of loan repurchase and indemnification obligations.

While some of the representations and warranties in our loan sale agreements may extend over the life of the loan, most of our historical repurchase activity has involved loans which defaulted within the first few years after origination. Generally, liability only arises if there is a breach of the representations and warranties in a material respect based on standards set forth under the terms of the related loan sale agreement. We attempt to limit the risk of repurchase and indemnification by structuring our operations to ensure that we originate high-quality mortgages that are compliant with the representations and warranties given in the loan sale agreements. Additionally, in certain instances we are contractually obligated to refund to the investor certain premiums paid to us on the sale if the mortgagor prepays the loan within a specified period of time specified in the loan sale agreements.

Infrastructure, Systems and Technologies

Advanced technologies and systems

We are a technology driven company that continuously seeks to innovate and provide superior systems to our clients, with approximately 1,000 highly trained team members dedicated to our technology and information systems located in our Pontiac, Michigan headquarters.

We focus on automating, systematizing and providing sophisticated tools for loan origination functions, but also with respect to automating and systematizing the infrastructure that supports those core operations, such as training, capital markets, accounting, human resources and facilities functions. Our integrated technology platforms create an automated, scalable, standardized and controlled end-to-end loan origination process that incorporates government/agency guidelines and loan program requirements into rules-based workflows, to ensure loans progress to closing only as conditions, guidelines and requirements are met and required information is provided and verified, and accounts for variations in state laws, loan programs and property type, among other variables.

All of our client facing systems are proprietary (other than Blink+™), developed in-house and were built to be scalable and readily modified, which allows us to quickly introduce enhanced features and to change loan program guidelines in response to market, industry and regulatory changes without excessive complex programming. Our client facing systems include:

•

InTouch Mobil App – This ground-breaking technology, just released in September 2020, is a mobile app that allows our clients to handle virtually every aspect of the lending process, from underwriting through clear-to-close, without need for a desktop computer

•

Blink+TM – A client facing point of sale (POS) system white-labeled for our clients. Blink+TM allows clients to access our products and pricing, automated underwriting system and fee templates. This solution syncs loan application data, including fees, with our EASETM program, and replaces a client’s costly existing system free of charge while encouraging lead conversion. Blink+TM integrates with Brand 360TM to convert leads into applications.

•	EASETM – Our “Easiest Application System Ever” is our primary LOS that allows clients to interact with us and to select products, lock rates and run the Automated Underwriting System (AUS).

•

DocHubTM – Our custom-built document management system that allows team members to control the way they view, interact with, and deliver the documents required to close and fund loans. The program allows us to scale business without increasing costs associated to document storage, and processes can be designed in conjunction with the document management system for maximum efficiency.

•

UCloseTM – Our tool that allows clients to facilitate and easily control the closing process, notably timing, document generation, and title company interaction and the autonomous nature of the tool promotes more timely and efficient closings.

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Brand 360TM – Our all-encompassing marketing platform, that we offer free of charge, supports our clients’ growth and brand building capabilities. It provides useful communications tools to help our clients stay connected to borrowers and monitors home equity, new home listings, and rates to provide relevant market updates to ensure clients stay connected with potential new or repeat borrowers.

Our BlinkTM (POS) system was developed by a third party and has been white-labeled for our clients and integrated into our technology suite to provide Independent Mortgage Advisors a direct online method for communicating with us all the information required for residential loan applications. We pay the Blink+™ developer per unit transaction fees, subject to a minimum monthly fee. Pursuant to our agreement with the Blink+™ developer, the developer has agreed to not make its online platform available to other wholesale lenders for a term that extends until November 2023 (or November 2024 to the extent that we have closed at least 25,000 loans using the platform during 2023), subject to a de minimis exception that includes our prior written consent for new participants.

In addition, we have internally developed enterprise level systems that:

•	provide automated work queue prioritization, operational visibility and relevant metrics which allow us to readily detect and address bottlenecks and inefficiencies in the loan origination process,

•	use custom electronic interfaces with vendors and transaction partners, which allow us to quickly obtain and import data into our systems in a form which does not require re-keying of information; and

•	deliver desktop computer based training to efficiently and effectively train clients and internal operations teams on new programs and changes in guidelines.

We also maintain an enterprise data/metrics warehouse which provides our team with the ability to interface with statistical, analytical and reporting tools that provides senior management with visibility into key performance indicators in real time.

Data security & safeguards

The Gramm-Leach-Bliley Act and other state and federal laws require that financial institutions take measures to safeguard the security and confidentiality of the personal financial information of their clients. Some states have passed laws to further protect client information, including laws that regulate the use of Social Security numbers as identifiers, require notifications to clients if the security of their personal information has been breached and/or require us to encrypt personal information when it is transmitted electronically. We employ various in-house and third-party technologies, and network administration policies, that are designed to:

•	protect our computer network and network-accessible resources from unauthorized access;

•	protect information stored on our computer network from losses, viruses, external threats and data corruption;

•	protect the privacy of information on our computer network and with respect to transfers of information to and from our computer network; and

•	protect our computer network and system availability from malicious attacks.

In light of constantly changing threats and vulnerabilities, no computer network can be said to be impervious from attack. However, we believe that the technologies and the information security program that we have adopted are appropriate to the size, complexity and scope of services we provide, as well as the nature of the information that we handle. Currently, we have approximately 120 network and information security team members dedicated to monitoring security systems, evaluating the effectiveness of technologies against known risks and adjusting systems accordingly. In addition, we have outside firms specializing in network security perform periodic penetration testing and periodic internal audits of various information security functions. We also perform periodic audits of our systems for identity and access management.

In 2018, we built an in-house data center with backup power management systems and fire suppression technology. Our infrastructure components, including our data center, telecommunications equipment, network equipment and servers, are under maintenance agreements and are constantly monitored. Furthermore, we execute regular hardware refresh plans to prevent key systems from becoming an obstacle to growth or a liability to us. We also have a disaster recovery data center supporting our business operations as a backup to our primary data center. To date, we have not experienced an unplanned outage in any data center. To address unexpected natural or man-made issues, we have implemented and regularly test disaster recovery and business continuity plans for critical systems. These plans include support that enables all of our users to work from a remote office or home with exceptional efficiency and effectiveness of infrastructure. In response to the COVID-19 pandemic, we relied on these plans to continue to originate over $31.1 billion in mortgage loans during the second quarter of 2020 with a significant portion of team members working remotely for at least a portion of their work week.

Overview

In addition to loan origination, we derive revenue from MSRs related to our loan originations. After a loan is originated, loan servicers manage payments, delinquencies, and other administrative functions of mortgages for third party investors. They derive contractual revenue from servicing fees on the UPB of the loans in their servicing portfolio as well as other ancillary income. The net present value of these expected future cash flows is represented on the balance sheet as MSRs. MSR valuations have traditionally increased with increased interest rates because higher rates lead to decreased prepayments, thereby extending the average life of the asset and increasing related expected cash flows. Conversely, decreases in long term interest rates generally result in a decrease in the value of the MSR portfolio due to the expectation of higher prepayments. As such, MSR cash flows provide a natural hedge to originations, as volumes tend to decline in rising interest rate environments and increase in declining interest rate environments.

We retain MSRs for a period of time depending on business and liquidity considerations. When we sell MSRs, we typically sell them in the bulk MSR secondary market. We utilize two sub-servicers to service the loans for which we have retained servicing rights, one of which is a bank and one is a non-bank lender. By diversifying the type of subservicer, as well as splitting the MSR portfolio amongst two well recognized and capitalized subservicers, we believe it mitigates against certain risks inherent in the servicing business (whether done internally or outsourced to a subservicer). Our team of approximately 34 servicing oversight professionals is responsible for monitoring our sub-servicers. We have a robust sub-servicer oversight program to ensure a high level of borrower satisfaction and to support the relationships between those borrowers and our clients. Our in-house servicing team performs daily, monthly and quarterly testing to determine performance metrics and ensure agency and regulatory compliance and provides regular updates to our executive leadership team. We contractually obligate our sub-servicers to maintain appropriate licenses where required, maintain their approved servicer status with the applicable agencies and adhere to the applicable agency, investor or credit owner servicing guidelines and requirements in their servicing of mortgage loans for us. Our internal audit team and external vendors perform reviews of our servicing oversight program and operations. Our servicing team addresses any deficiencies with sub-servicers to ensure corrective action and controls are implemented.

As of December 31, 2020, our servicing portfolio consisted of 606,688 loans with an aggregate UPB of approximately $188.3 billion. At that date, the average loan size in the portfolio was $310 thousand, the weighted average loan to value ratio of those loans was 72.18, the note rate was 3.13%, and the weighted average FICO score was 754. At that date, approximately 99.9% of the loans in the portfolio were fixed rate loans and less than 0.1% of the loans were adjustable rate mortgages.

We have experienced delinquency rates in our servicing portfolio that are lower than the industry average, with the percentage of UPB of non-forbearance mortgage loans that are 60 or more days delinquent in payments (referred to as the “60+ delinquency rate”) of 0.40% as of December 31, 2020. We attribute this to both our commitment to high quality originations and our focus on client service within the servicing portfolio.

Advance obligations

As a servicer, we are obligated to service the loans according to the applicable agency, investor or credit owner guidelines and law. These obligations may require that we advance certain funds to securitization trusts and to others in the event that the borrowers are delinquent on their monthly mortgage payments. When a borrower remains delinquent, we may be required to advance principal and interest payments to the securitization trusts on the scheduled remittance date. We may also be required to advance taxes, insurance payments, legal fees, and maintenance and preservation costs with respect to property that is subject to foreclosure proceedings. These advances create a receivable due to us from the securitization trusts and/or borrower, and we recover these funds from the securitization trusts, from the borrower or from the proceeds of the sale of property in foreclosure. As of December 31, 2020, we had receivables of $60.1 million which are due to us from the securitization trusts and/or borrowers.

Competition

Competition in the residential mortgage loan origination market is intense. Institutions offering to make residential mortgage loans, regardless of the channel, include regional and community banks, thrifts, credit unions, mortgage banks, mortgage brokers, brokerage firms, insurance companies, and other financial institutions.

Some of our competitors may have more name recognition and greater financial and other resources than we have (including access to capital). Other competitors, such as lenders who originate mortgage loans using their own funds, or direct retail lenders who market directly to homeowners, may have more operational flexibility in approving loans. Additionally, we operate at a competitive disadvantage to U.S. federal banks and thrifts and their subsidiaries because they enjoy federal preemption and, as a result, conduct their business under relatively uniform U.S. federal rules and standards and are generally not subject to the laws of the states in which they do business (including state “predatory lending” laws). Unlike our federally chartered competitors, we are generally subject to all state and local laws applicable to lenders in each jurisdiction in which we originate and service loans. To compete effectively, we must have a very high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost.

Licensing requirements have made it difficult for independent mortgage loan originators to take the place of the banks that have left the mortgage sector. The uneven nature of state regulation and considerable number of licenses required create a high barrier to entry. We believe our position as a leading Wholesale Mortgage Lender already registered or licensed to originate loans in all 50 states and the District of Columbia allows us to continue to capitalize on the opportunities created by the decline in mortgage lending by banks.

Competition for mortgage loan originations takes place on various levels, including brand awareness, marketing, convenience, pricing, and range of products offered. Notwithstanding the regulatory issues they face, banks that provide other financial services to homeowners may have advantages in soliciting home loans to their clients and have access to capital through deposits at lower costs than our warehouse facilities. However, despite these competitive pressures, we were able to grow originations from $29.5 billion in 2017 to $182.5 billion in 2020. We have increased our share of the retail mortgage market due to a client-centric, disciplined, centralized approach to origination. In the face of significant changes in the mortgage market, including reductions in both overall and non-agency originations, we have maintained our commitment to high credit quality loans. Our focus on technology and process improvements creates a more efficient origination system for both us and our clients. This has been rewarded with strong customer service scores, which we believe is a significant competitive advantage. Our financial and operational scale also enables us to direct resources in response to broader market trends in a manner that drives both meaningful profitability and expands market share. This includes targeting segments of the market experiencing increasing demand by use of funds (e.g. purchase or refinancing or specific geographies).

Government Regulations Affecting Loan Originations and Servicing

Our business is subject to extensive regulation by federal, state and local governmental authorities, including the CFPB, FTC and various other state and quasi-governmental agencies that license, audit and conduct examinations of our mortgage servicing and origination activities. The 2008 financial crisis in general, and the related tumult in the residential mortgage market in particular, placed the residential mortgage industry under increased regulatory and public scrutiny and resulted in stricter and more comprehensive regulation of our business and of our clients. Rules, regulations and practices that have been in place for many years may be changed, and new rules and regulations have been, and may continue to be, introduced in order to address real and perceived problems in our industry. We continue to work diligently to assess and understand the implications of the regulatory environment in which we operate and the regulatory changes that we are facing. We devote substantial resources to regulatory compliance and collaborate across our legal, operations, underwriting and IT teams to maintain our compliance systems. We believe that the complexity of governmental regulations and the cost of compliance provides barriers to entry and limits market participants to those who believe that whose volume supports such costs. Furthermore, regulations that affect participants in the residential mortgage lending process, such as Independent Mortgage Advisors, provide us an opportunity to capitalize on our technology platform to develop a process that is faster, easier and more affordable for the Independent Mortgage Advisors and by extension the consumer.

Our loan origination and loan servicing operations are primarily regulated at the state level by state licensing authorities and administrative agencies, with additional oversight from the CFPB. We must apply for licensing as a mortgage banker or lender and/or loan servicer pursuant to applicable state law where licensure is required. These state licensing requirements typically require an application process, the payment of fees, background checks and administrative review. In addition, our clients are subject to extensive regulation at the state level by state licensing authorities and administrative agencies. As described above, we monitor our clients’ compliance with applicable laws and regulations as a part of our enterprise risk management approach.

Our loan origination and loan servicing operations are licensed or registered in all 50 states and the District of Columbia where licensure or registration is required, and we incur significant ongoing costs to comply with these licensing and examination requirements. In addition, from time to time, we also receive requests from federal, state and local agencies for records, documents and information relating to our policies, procedures and practices regarding our mortgage servicing and origination activities. GSEs, the FHFA, the USDA, Ginnie Mae, HUD, various investors, non-agency securitization trustees and others also may subject us to periodic reviews and audits.

These federal and state laws, regulations and rules to which we or our clients are subject affect, among other things:

•	the loan application process and disclosures;

•	the use and handling of credit information and the reporting of credit information;

•	the use and handling of non-public personal information;

•	the marketing and advertising activities of our clients;

•	the manner in which home appraisals are obtained;

•	our underwriting activities and credit determination;

•	the manner in which we close loans and the related disclosures;

•	the funding of our loans;

•	how we service our loans and escrow administration;

•	disclosures and notices that we or our clients are mandated to provide to consumers;

•	the terms and conditions under which we must offer borrower loss mitigation programs for our servicing borrowers;

•	our collection and reporting of statistical data regarding consumers;

•	the precautions against money-laundering and doing business with suspected terrorists required of us;

•	real estate settlement procedures;

•	compliance with net worth, line of credit and financial statement delivery requirements;

•	the establishment of maximum interest rates, finance charges and other charges or fees that we may charge or pay;

•	secured transactions; and

•	our collection, foreclosure, repossession and claims-handling procedures in the event of a mortgage loan default.

The extensive nature and scope of these laws and regulations applicable to us, and the judicial and administrative decisions interpreting them, impose significant obligations, costs and reporting requirements on all parts of our operations, and require us to devote significant resources to ensure we are compliant, all of which adds to administrative and overhead costs.

We are subject to numerous federal consumer protection laws and regulations with respect to our own lending activities, including, but not limited to:

•

TILA, including its implementing Regulation Z, which regulate mortgage loan origination activities, require certain disclosures be made to borrowers throughout the loan process regarding terms of mortgage financing, provide for a three-day right to rescind on some transactions, regulate certain higher-priced and high-cost mortgages, require lenders to make a reasonable and good faith determination that consumers have the ability to repay the loan, mandate home ownership counseling for mortgage applicants, impose restrictions on loan originator compensation, and apply to certain loan servicing practices;

•	certain provisions of the Dodd-Frank Act, including the Consumer Financial Protection Act, which, among other things prohibits unfair, deceptive or abusive acts or practices;

•

the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, and Regulation V, which regulate the use and reporting of information related to the credit history of consumers, require disclosures to consumers regarding the use of credit report information in certain credit decisions and require lenders to undertake remedial actions if there is a breach in the lender’s data security;

•

the Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race and certain other characteristics in the extension of credit and requires certain disclosures to applicants for credit;

•	the Homeowners Protection Act, which requires certain disclosures and the cancellation or termination of mortgage insurance once certain equity levels are reached;

•	the Home Mortgage Disclosure Act and Regulation C, which require reporting of loan origination data, including the number of loan applications taken and their corresponding disposition statuses;

•	the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics;

•	the Gramm-Leach-Bliley Act, which requires initial and periodic communication with consumers on privacy matters and the maintenance of privacy regarding certain consumer data in our possession;

•

the Bank Secrecy Act and related regulations including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, which impose certain due diligence and recordkeeping requirements on lenders to detect and block money laundering that could support terrorist activities;

•	the SAFE Act, which imposes state licensing requirements on mortgage loan originators; and

•	the Servicemembers Civil Relief Act, which provides financial protections for eligible service members.

In addition to the above, we can be held potentially liable for the acts and practices of our clients for violations of various federal and state consumer protection and other laws and regulations, including but not limited to:

•

RESPA and Regulation X, which require certain disclosures to be made to the borrower at application, as to the lender’s good faith estimate of loan origination costs, and at closing with respect to certain loan servicing practices including escrow accounts, customer complaints, servicing transfers, lender-placed insurance, error resolution and loss mitigation;

•	the FTC Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, which prohibit unfair or deceptive acts or practices and certain related practices; and

•	the Telephone Consumer Protection Act, which restricts telephone solicitations and automatic telephone equipment.

Additionally, we are subject to a variety of regulatory and contractual obligations imposed by credit owners, insurers and guarantors of the mortgages we originate and service. This includes, but is not limited to, Fannie Mae, Freddie Mac, Ginnie Mae, FHFA, FHA, VA and USDA.

Our business is heavily regulated by both state and federal agencies. Both the scope of the laws and regulations and the intensity of the supervision to which our business is subject have increased in recent years, in response to the 2008 financial crisis as well as other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the banking and financial services sector. Many of these changes have occurred as a result of the Dodd-Frank Act and its implementing regulations, most of which are now in place. We expect that our business will remain subject to extensive regulation and supervision. Future regulatory changes result in an increase in our regulatory compliance burden and associated costs and place restrictions on our origination and servicing operations.

The CFPB directly and significantly influences the regulation of residential mortgage loan originations and servicing in a number of ways. First, the CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including TILA, RESPA and the Fair Debt Collection Practices Act. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB’s jurisdiction includes those persons originating or servicing residential mortgage loans, accordingly, we are subject to supervision, examination and enforcement by the CFPB. As part of its enforcement authority, the CFPB can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions, and has issued large civil money penalties since its inception to parties the CFPB determines violated the laws and regulations it enforces.

The CFPB has been active and continues to amend rules and regulations within its purview. However, changes to the CFPB’s structure and supervisory authority have been proposed, and the agency’s leadership structure and constitutionality are being currently challenged by the DOJ. Additionally, changes in the administration resulting from the recent U.S. presidential election could also have impact on the CFPB’s rulemaking and enforcement activities.

The CFPB’s rulemaking and enforcement activities have included:

•

Issuance of guidelines on sending examiners to banks and other institutions that service and/or originate mortgages to assess whether consumers’ interests are protected. The CFPB has conducted examinations of our business pursuant to these guidelines and may conduct future examinations;

•

Adoption of regulations regarding “ability to repay” and other origination standards and practices which require that, before originating a mortgage loan, a lender must determine, on the basis of certain information and according to specified criteria, that the prospective borrower has the ability to repay the loan; this rule also establishes several types of “Qualified Mortgages” that provide the creditor a presumption of compliance with the ability to repay requirement (HUD and the VA have issued rules defining “Qualified Mortgages” for the purposes of mortgages insured or guaranteed under each agency’s programs);

•

Adoption of certain amendments to Regulation Z’s HOEPA provisions which expanded the scope of HOEPA to include open-end credit, redefined “points and fees” for the purposes of determining whether a loan is a high-cost mortgage subject to the substantive and disclosure requirements of HOEPA, and the addition of a new prong to the definition of a high-cost mortgage relating to prepayment penalties that may be charged in connection with a residential mortgage loan;

•

Implementation of new loan disclosure requirements to consolidate and revamp disclosures required under TILA and RESPA, which significantly changed consumer facing disclosure rules and added certain waiting periods to allow each consumer to reconsider the loan after receiving the required disclosures; and

•

Amendments to Regulation Z and Regulation X to adopt certain mortgage servicing standards set forth by the Dodd-Frank Act and other issues identified by the CFPB, including amendments to rules governing the scope, timing, content and format of disclosures to consumers regarding the interest rate adjustments of their variable-rate transactions and the establishment certain requirements relating to billing statements, payment crediting and the provision of payoff statements.

In addition to the applicable federal laws and regulations, our ability to originate and service loans in any particular state is subject to that state’s laws, regulations and licensing requirements, which may differ from the laws, regulations and licensing requirements of other states. Many states have adopted regulations that prohibit various forms of “predatory” lending and place obligations on lenders to substantiate that a borrower will derive a tangible benefit from the proposed home financing transaction and/or have the ability to repay the loan. These laws have required most lenders to devote considerable resources to building and maintaining automated systems to perform loan-by-loan analysis of points, fees and other factors set forth in the laws, which often vary depending on the location of the mortgaged property. Many of these laws are vague and subject to differing interpretation, which exposes us to some risks.

The number and complexity of these laws, and vagaries in their interpretations, present compliance and litigation risks from inadvertent error and omissions which we may not be able to eliminate from our operations or activities. The laws, regulations and rules described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently-enacted laws and regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the laws and regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class-action lawsuits, with respect to our compliance with applicable laws and regulations.

Cyclicality and Seasonality

The demand for loan originations is affected by consumer demand for home loans and the market for buying, selling, financing or re-financing residential real estate, which in turn, is affected by the national economy, regional trends, property valuations, interest rates, and socio-economic trends, and by state and federal regulations and programs which may encourage or discourage certain real estate trends.

Human Capital Management

We are more than just a mortgage company, we are a team of multitalented professionals making dreams come true for hopeful homebuyers across the country. We have created a culture that celebrates team spirit and an environment where work-life balance is more than lip-service.

Team Members

Our team members are the secret to our success, and we believe our team is only as strong as we make it. As of December 31, 2020, we had approximately 7,500 team members substantially all of whom are based in our corporate campus in Pontiac, Michigan. None of our team members are currently members of any labor union or subject to any collective bargaining agreement, and we have never experienced any business interruption as a result of any labor dispute. We provide a combination of health and retirement benefits to our eligible team members, including but not limited to coverage for medical care, vision, dental, life insurance, disability, 401k and paid time off. In the past year, we have been recognized by numerous organizations, including Forbes, Fortune and Crain’s, for being a top employer and a great place to work.

Diversity and Inclusion

We strive to foster a culture of diversity and inclusion so all team members feel respected and no team member feels discriminated against. Our diverse, inclusive culture was built to promote positive attitudes, strong work ethics and individual authenticity. We believe a diverse workforce fosters innovation and cultivates an environment of unique perspectives.

Engagement and Opportunities

Continuous improvement is a primary focus of our strategic plan and one of our core pillars. We believe personal and professional growth accelerates careers while promoting productivity and innovation. We heavily invest in the development of each team member. We have approximately 150 training team members dedicated to providing our new hires and existing team members with the trainings and resources necessary to pursue their career paths and ensure compliance with our policies. In 2020, over 1 million total training hours were delivered to team members. We are dedicated to increasing team member engagement by strategically aligning talent within the Company as we believe making people happy makes you happy.

Community Outreach

We are committed to giving back and making a positive impact on the communities around us. We give our team members paid time off that they can use to volunteer and support the causes they care about. We also provide our team members the opportunity to choose where our charitable dollars go.

Available Information

Our annual reports on Form 10-K, current reports on Form 8-K, proxy statements and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations section of our website at www.uwm.com as soon as reasonably practicable after electronically filing such material with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. The above references to our website and the SEC’s website do not constitute incorporation by reference of the information contained on those websites and should not be considered part of this document.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Stockholders of the Company should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and our related notes that are included elsewhere in this prospectus. This discussion and analysis contain forward-looking statements based upon current expectations that involve risks and uncertainties which could cause our actual results to differ materially from those anticipated in these forward-looking statements, including but not limited to those set forth under the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements; Risk Factor Summary.”

Overview

UWM Holdings, LLC was recently formed as a Delaware limited liability company to become the holding company for UWM upon the completion of the Business Combination. UWM Holdings, LLC has no business operations of its own. The following discussion relates to the financial condition and financial results of UWM as of and for the years ended December 31, 2020, 2019 and 2018.

We are the second largest direct residential mortgage lender and the largest wholesale mortgage lender in the United States, originating mortgage loans exclusively through the wholesale channel. With over 8,000 team members and a culture of continuous innovation of technology and enhanced client experience, we lead our market by building upon our proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage advisor community. We originate primarily conforming and government loans across all 50 states and the District of Columbia. For the last six years including the year ended December 31, 2020, we have been the largest wholesale mortgage lender in the United States by closed loan volume, with approximately 34% market share of the wholesale channel. For the year ended December 31, 2020, we originated $182.5 billion in residential mortgage loans and generated $3.38 billion of net income. For the year ended December 31, 2020, our mortgage production marked a 69% increase year-over-year, closing approximately 561,000 home loans. Our mortgage production of $182.5 billion for the year ended December 31, 2020 represented a 4.5% market share of all direct residential mortgage loans originated in the United States.

Our mortgage origination business derives revenue from originating, processing and underwriting primarily GSE-conforming mortgage loans, along with FHA, USDA and VA mortgage loans, which are subsequently pooled and sold in the secondary market. The mortgage origination process generally begins with a borrower entering into an IRLC with us pursuant to which it has committed to enter into a mortgage at specified interest rates and terms within a specified period of time, with a borrower who has applied for a loan and met certain credit and underwriting criteria. As we have committed to providing a mortgage loan at a specific interest rate, we hedge that risk by selling forward-settling mortgage-backed securities and FLSCs in the To Be Announced (TBA) market. When the mortgage loan is closed, we fund the loan with approximately 2-3% of our own funds and the remainder with funds drawn under one of our warehouse facilities. At that point, the mortgage loan is “owned” by our warehouse facility lender and is subject to our repurchase right. When we have identified a pool of mortgage loans to sell to the agencies or non-governmental entities, we repurchase such loans from our warehouse lender and sell the pool of mortgage loans into the secondary market, but retain the mortgage servicing rights, or MSRs, associated with those loans. We retain MSRs for a period of time depending on business and liquidity considerations. When we sell MSRs, we typically sell them in the bulk MSR secondary market.

Our unique model of complete alignment with our clients and superior customer service arising from our investments in people and technology has driven demand for our services from our clients. This has resulted in significant increases in our loan origination volume and market share as our loan production income has materially exceeded our volume increases due to improved market margins. During the year ended December 31, 2020, loan origination volume increased by 69% as compared to 2019, while our loan production income increased 336% as compared to 2019. During the year ended December 31, 2019, loan origination volume increased by 159% as compared to 2018, while our loan production income increased 212% as compared to 2018. Furthermore, our mortgage loan origination business has been scalable as our investment in technology, marketing and our team members permits us to handle significant loan origination growth without a proportionate increase in overall expenses.

In May 2020, despite the COVID-19 pandemic, we introduced the Conquest program, which is designed to capitalize on our technology advantages and to highlight the UWM value model of speed, service, and competitive pricing. Conquest is available for purchases and refinances to borrowers who have not refinanced with us for a period of time. We believe that the Conquest program exemplifies how the wholesale channel provides a win-win-win scenario to borrowers, Independent Mortgage Advisors, and us, as well as our unique ability to utilize technology as a differentiator. The Conquest program offers enhanced pricing on shorter duration rate lock periods (8 to 22 days), which provides an incentive to our clients to work efficiently, utilizing our proprietary tools, so that they can offer the best combination of rate and term to borrowers.

With a maximum rate lock period of 22 days, the Conquest program also allows us to close and sell loans faster, which mitigates against hedging and interest rate risk. We further believe that this speed to close results in greater advocacy of our Independent Mortgage Advisors in the realtor community and supports the creation of additional referral business.

Components of revenue

We generate revenue from the following four components of the loan origination business: (i) loan production income, (ii) loan servicing income, (iii) gain (loss) on sale of mortgage servicing rights and (iv) interest income.

Loan production income. Loan production income includes all components related to the origination and sale of mortgage loans, including:

•

primary gain, which represents the premium we receive in excess of the loan principal amount adjusted for previous fair value adjustments, and certain fees charged by investors upon sale of loans into the secondary market. When the mortgage loan is sold into the secondary market, any difference between the proceeds received and the current fair value of the loan is recognized in current period earnings;

•	loan origination fees we charge to originate a loan, which generally represent flat, per-loan fee amounts;

•

provision for representation and warranty obligations, which represent the reserves established for our estimated liabilities associated with the potential repurchase or indemnity of purchasers of loans previously sold due to representation and warranty claims by investors. Included within these reserves are amounts for estimated liabilities for requirements to repay a portion of any premium received from investors on the sale of certain loans if such loans are repaid in their entirety within a specified time period after the sale of the loans;

•

the change in fair value of IRLCs and FLSCs as well as recorded loans on the balance sheet, due to changes in estimated fair value, driven primarily by interest rates but can also be influenced by other assumptions; and

•	capitalization of MSRs, representing the estimated fair value of newly originated MSRs when loans are sold and the associated servicing rights are retained.

Compensation earned by Independent Mortgage Advisors is included in the cost of the loans we originate, and therefore netted within loan production income.

Loan servicing income. Loan servicing income consists of the contractual fees earned for servicing the loans and includes ancillary revenue such as late fees and modification incentives. Loan servicing income is recorded upon collection of payments from borrowers.

Gain/loss on sale of mortgage service rights. Gain/loss on sale of mortgage servicing rights represent the transactional outcome from the sales of MSR. Periodically, we may sell MSRs in the bulk market, which is selling a portfolio package often through a bidding process, as opposed to the programmatic sale of individual rights through flow transactions. These amounts include the cash proceeds from the transaction offset by the recorded basis in the individual associated MSR assets (excluding any valuation allowances), transaction expenses, and accruals relating to contractual obligations incurred as a result of the transaction.

Interest income. Interest income is interest earned on mortgage loans at fair value.

Components of operating expenses

Our operating expenses include salaries, commissions and benefits, direct loan production costs, professional services, occupancy and equipment, marketing, travel and entertainment, depreciation and amortization, other general and administrative, servicing costs, amortization, impairment and pay-offs of mortgage servicing rights and interest expense.

Key Factors Affecting Comparability

Interest rates

Loan origination volumes and refinance volumes in particular are impacted by interest rates. As interest rates decline, refinance volume tends to increase, while in an increasing interest rate environment, the refinancing volume tends to decrease. The volume of loan originations associated with home purchases is generally less affected by rate fluctuations and more affected by broader economic factors such as the strength and stability of the overall economy, including the unemployment level and real estate values.

The fair value of MSRs is also driven primarily by interest rates, which impact the likelihood of loan prepayments through refinancing. There has been a long-term trend of falling interest rates, with intermittent periods of rate increases. More recently, there was a rising interest rate environment for the majority of 2018 and a falling interest rate environment in 2019 and 2020. In periods of rising interest rates, the fair value of the MSRs generally increases as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Because origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, we believe that servicing partially offsets the impact that changes in interest rate environments have on our origination business.

COVID-19 pandemic

We are closely monitoring the public health response and economic impacts of COVID-19. There is significant uncertainty related to the economic outcomes from this global pandemic, including the response of the federal, state and local governments as well as regulators such as the FHFA. Despite this uncertainty, we believe we are well positioned to continue serving our clients in the same manner as they have come to expect from us.

The COVID-19 pandemic has had, and continues to have, a significant impact on the national economy and the communities in which we operate. While the pandemic’s long-term effects on the macroeconomic environment has yet to be fully determined and could continue for months or years, we expect that the pandemic and governmental programs created as a response to the pandemic, will affect the core aspects of our business, including the origination of mortgages, our servicing operations, our liquidity and our employees. Such effects, if they continue for a prolonged period, may have a material adverse effect on our business and results of operations. For additional discussion on these risks please refer to “Risk Factors—Risks Related to our Business—The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect our current operations and our ability to continue to grow.”

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted EBITDA as a non-GAAP measure, which our management believes provides useful information on performance to investors. Adjusted EBITDA is not a measurement of our financial performance under GAAP and it may not be comparable to a similarly titled measure reported by other companies. Adjusted EBITDA has limitations as an analytical tool and it should not be considered in isolation or as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define Adjusted EBITDA as earnings before interest expense on non-funding debt, income tax, and depreciation and amortization of property and equipment, net of the impairment or recovery of MSRs and the impact of deferred compensation. We exclude the impairment or recovery of MSRs as these represent non-cash, non-realized adjustments to our total revenues, which is not indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of interest income, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

We use Adjusted EBITDA to evaluate our operating performance and is one of the measures used by our management for planning and forecasting future periods. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by our management and may make it easier to compare our results with other companies that have different financing and capital structures.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

	For the year ended December 31,
Reconciliation of net income to Adjusted EBITDA:	2020	2019	2018
($ in thousands)
Net income	$3,382,510	$415,057	$91,316
Interest expense on non-funding debt	28,062	16,781	8,211
Provision for income taxes	2,450	—	57
Depreciation and amortization	16,820	9,405	5,456
Impairment of MSRs(1)	19,584	20,559	—
Deferred compensation, net(2)	4,665	11,000	—

Adjusted EBITDA	$3,454,091	$472,802	$105,040

(1)	Reflects recorded temporary impairments recorded quarterly as valuation allowance against the value of MSR, and corresponding subsequent recoveries.
(2)	Reflects management incentive bonuses under our long-term incentive plan that are accrued when earned net of cash payments.

Results of Operations for the Year Ended December 31, 2020 and 2019

Summary of Operations

Statement of Operations Data: ($ in thousands)	Year Ended December 31,
	2020	2019
Revenue
Loan production income	$4,551,415	$1,043,483
Loan servicing income	288,304	102,288
(Loss) gain on sale of mortgage servicing rights	(62,285)	(22,480)
Interest income	161,160	155,129

Total revenue	$4,938,594	$1,278,420
Expenses
Salaries, commissions and benefits	$552,143	$372,172
Direct loan production costs	54,459	34,434
Professional services	12,115	37,785
Occupancy and equipment	58,890	40,095
Marketing, travel, and entertainment	20,278	23,433
Depreciation and amortization of property and equipment	16,820	9,405
Other general and administrative	27,940	13,196
Servicing costs	70,835	30,936
Amortization, impairment and pay-offs of mortgage servicing rights	573,118	137,776
Interest expense	167,036	164,131

Total expenses	1,553,634	863,363

Earnings before income taxes	3,384,960	415,057
Provision for income taxes	2,450	—

Net income	$3,382,510	$415,057

Loan production income

The table below provides details of the characteristics of our loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	Year Ended December 31,
	2020	2019
Loan origination volume by type
Conventional conforming	$153,525,586	$76,207,713
FHA/VA/USDA	27,541,347	25,563,260
Non-agency	1,480,708	5,996,199

Total loan origination volume	$182,547,641	$107,767,172

Portfolio metrics
Average loan amount	$325	$318
Weighted average loan-to-value ratio	71.01%	78.69%
Weighted average credit score	758	741
Weighted average note rate	3.01%	4.04%
Percentage of loans sold
To GSEs	99%	93%
To other counterparties	1%	7%
Servicing-retained	100%	96%
Servicing-released	0%	4%

The Components of loan production income for the periods presented were as follows:

	Year Ended December 31,
($ in thousands)	2020	2019
Primary gain	$2,291,731	$(277,917)
Loan origination fees	399,996	213,673
Provision for representation and warranty obligations	(36,510)	(19,153)
Capitalization of MSRs	1,896,198	1,126,880

Loan production income	$4,551,415	$1,043,483

Loan production income was $4,551.4 million for the year ended December 31, 2020, an increase of $3,507.9 million, or 336%, as compared to $1,043.5 million for the year ended December 31, 2019. The increase in loan production income was primarily driven by $74,780.5 million or 69% increase in mortgage loan origination volume to $182,547.6 million and an increase in loan production income stemming from low interest rates.

Loan servicing income

For the periods presented, our loan servicing portfolio consisted of the following:

	As of December 31,
($ in thousands, except number of loans)	2020	2019
MSR UPB of loans serviced	$188,268,883	$72,589,639
Number of MSR loans serviced	606,688	234,971
Average MSR delinquency count (60+) as % of total	1.93%	0.15%
Weighted average note rate	3.13%	3.97%
Weighted average service fee	0.2738%	0.2877%

Loan servicing income was $288.3 million for the year ended December 31, 2020, an increase of $186.0 million, or 181.9%, as compared to the year ended December 31, 2019. The increase in loan servicing income was primarily driven by the growing servicing portfolio size as a result of the additional origination volume.

(Loss) gain on sale of mortgage servicing rights

Loss on sale of MSRs was $(62.3) million for the year ended December 31, 2020, as compared to a loss of $(22.5) million for the year ended December 31, 2019. The difference was primarily driven by decreasing interest rates that adversely impacted fair values, or the amounts a buyer is willing to pay for MSRs.

Interest income

Interest income was $161.2 million for the year ended December 31, 2020, an increase of $6.1 million, or 3.9%, as compared to $155.1 million for the year ended December 31, 2019. The increase was primarily driven by increased loan production which increased our average loans balances, offset by a decline in interest rates and shorter hold period on loans produced.

Expenses

Expenses for the periods presented were as follows:

	Year Ended December 31,
($ in thousands)	2020	2019
Salaries, commissions and benefits	$552,143	$372,172
Direct loan production costs	54,459	34,434
Professional services	12,115	37,785
Occupancy and equipment	58,890	40,095
Marketing, travel, and entertainment	20,278	23,433
Depreciation and amortization of property and equipment	16,820	9,405
Other general and administrative	27,940	13,196
Servicing costs	70,835	30,936
Amortization, impairment and pay-offs of mortgage servicing rights	573,118	137,776
Interest expense	167,036	164,131

Total expenses	$1,553,634	$863,363

Total expenses were $1,553.6 million for the year ended December 31, 2020, an increase of $690.2 million, or 79.9%, as compared to $863.4 million for the year ended December 31, 2019. The increase in expenses was primarily due to an increase in amortization, impairment and pay-offs of MSRs, as well as increased salaries, commissions and benefits due to significant increases in headcount. Amortization, impairment and pay-offs increased by $435.3 million or 316.0% due to an increase in overall size of the MSR portfolio and impairment related to MSRs.

In addition, there was an increase in salaries, commissions and benefits of $180.0 million or 48.4% in the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily resulting from an increase in headcount to support increased loan volume. Headcount increased by approximately 2,600 team members from approximately 4,900 at December 31, 2019 to approximately 7,500 at December 31, 2020. Servicing costs also increased by $39.9 million or 129.0% as compared to the year ended December 31, 2019 primarily due to the growing portfolio size as a result of the increased origination volume.

Net income

Net income was $3,382.5 million for the year ended December 31, 2020, an increase of $2,967.4 million, as compared to $415.1 million for the year ended December 31, 2019. The increase was primarily the result of the increase in loan production income of $3,507.9 million and an increase in loan servicing income of $186.0 million, partially offset by an increase in amortization, impairment and pay-offs of mortgage servicing rights of $435.3 million and an increase in salaries, compensation and benefits of $180.0 million.

Results of Operations for the Year Ended December 31, 2019 and 2018

Summary of Operations

Statement of Operations Data: ($ in thousands)	Year Ended December 31,
	2019	2018
Revenue
Loan production income	$1,043,483	$334,197
Loan servicing income	102,288	82,952
(Loss) gain on sale of mortgage servicing rights	(22,480)	91,130
Interest income	155,129	85,018

Total revenue	$1,278,420	$593,297
Expenses
Salaries, commissions and benefits	$372,172	$233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of property and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	863,363	501,924

Earnings before income taxes	415,057	91,373
Provision for income taxes	—	57

Net income	$415,057	$91,316

Loan production income

The table below provides details of the characteristics of our loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	Year Ended December 31,
	2019	2018
Loan origination volume by type
Conventional conforming	$76,207,713	$33,062,045
FHA/VA/USDA	25,563,260	7,683,734
Non-agency	5,996,199	814,367

Total loan origination volume	$107,767,172	$41,560,146

Portfolio metrics
Average loan amount	$318	$285
Weighted average loan-to-value ratio	78.69%	80.23%
Weighted average credit score	741	741
Weighted average note rate	4.04%	4.68%
Percentage of loans sold
To GSEs	93%	92%
To other counterparties	7%	8%
Servicing-retained	96%	92%
Servicing-released	4%	8%

The components of loan production income for the periods presented were as follows:

	Year Ended December 31,
($ in thousands)	2019	2018
Primary gain	$(277,917)	$(90,304)
Loan origination fees	213,673	85,416
Provision for representation and warranty obligations	(19,153)	(10,327)
Capitalization of MSRs	1,126,880	349,412

	$1,043,483	$334,197

Loan production income was $1,043.5 million for the year ended December 31, 2019, an increase of $709.3 million, or 212%, as compared to $334.2 million for the year ended December 31, 2018. The increase in loan production income was primarily driven by a 159% increase in mortgage loan origination volume to $107.8 billion and an increase in the market in loan margins.

Loan servicing income

For the periods presented, our loan servicing portfolio consisted of the following:

	As of December 31,
($ in thousands, except number of loans)	2019	2018
MSR UPB of loans serviced	$72,589,639	$42,957,005
Number of MSR loans serviced	234,971	160,401
Average MSR delinquency count (60+) as % of total	0.15%	0.39%
Weighted average note rate	3.97%	4.56%
Weighted average service fee	0.2877%	0.2665%

Loan servicing income was $102.3 million for the year ended December 31, 2019, an increase of $19.3 million, or 23%, as compared to the year ended December 31, 2018. The increase in loan servicing income was primarily driven by the growing portfolio size driven by additional origination volume.

MSR fair value declined significantly on a relative basis from December 31, 2018 to December 31, 2019 due to market interest rates declining, significantly impacting actual and expected prepayments. Our recorded valuation allowance increased from $0 to $20.6 million and also reflected a change from a $62.9 million cushion (fair value exceeded recorded basis) to a $20.6 million impairment.

Gain on sale of mortgage servicing rights

Loss on sale of mortgage servicing rights was $(22.5) million for the year ended December 31, 2019, as compared to a gain on sale of mortgage servicing rights of $91.1 million for the year ended December 31, 2018. The difference was primarily driven by decreasing interest rates that adversely impacted fair values, or the amounts a buyer is willing to pay for MSRs. In 2018, interest rates were generally increasing which caused MSR sales to result in gains. In 2019, interest rates were declining, which caused MSR sales to result in losses.

Interest income

Interest income was $155.1 million for the year ended December 31, 2019, an increase of $70.1 million, or 82%, as compared to $85.0 million for the year ended December 31, 2018. The increase was primarily driven by increased loan production which increased our average loans balances.

Expenses

Expenses for the periods presented were as follows:

	Year Ended December 31,
($ in thousands)	2019	2018
Salaries, commissions and benefits	$372,172	$233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of property and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	$863,363	$501,924

Total expenses were $863.4 million for the year ended December 31, 2019, an increase of $361.4 million, or 72%, as compared to $502.0 million for the year ended December 31, 2018. The increase in expense was primarily due to an increase in salaries, commissions and benefits of $139.0 million or 60% primarily resulting from an increase in headcount to support increased loan volume. Headcount increased by approximately 2,100 team members from approximately 2,800 at December 31, 2018 to approximately 4,900 at December 31, 2019. Interest expense increased by $78.5 million or 92% as compared to the year ended December 31, 2018 primarily due to the increase in warehouse funding balances to support our loan production. Amortization, impairment and pay-offs increased by $80.4 million or 140% due to greater actual and expected prepayments of $59.8 million and impairment of $20.6 million.

Net income

Net income was $415.1 million for the year ended December 31, 2019, an increase of $323.8 million, as compared to $91.3 million for the year ended December 31, 2018. The increase was primarily the result of an increase in loan production income of $709.3 million, an increase in loan servicing income of $19.3 million, and an increase in interest income of $70.1 million, partially offset by a decrease in gain on sale of mortgage servicing rights of $113.6 million, an increase in salaries, compensation and benefits of $139.0 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $80.4 million, an increase in interest expense of $78.5 million, an increase in professional services of $23.8 million, an increase in occupancy and equipment expenses of $13.1 million, an increase in servicing costs of $12.5 million, and an increase in direct loan production costs of $9.6 million.

Liquidity and Capital Resources

Overview

Historically, our primary sources of liquidity have included:

•	borrowings including under our warehouse facilities and other financing facilities;

•	cash flow from operations, including:

•	sale of loans into the secondary market;

•	loan origination fees;

•	servicing fee income; and

•	interest income on mortgage loans; and

•	sales of MSRs.

Historically, our primary uses of funds have included:

•	origination of loans;

•	retention of MSRs from our loan sales

•	payment of interest expense;

•	payment of operating expenses; and

•	distributions to our member.

We are also subject to contingencies which may have a significant impact on the use of our cash.

To originate and aggregate loans for sale into the secondary market, we use our own working capital and borrow or obtain money on a short-term basis primarily through uncommitted and committed warehouse facilities that we have established with large global banks.

Loan Funding Facilities

Warehouse Facilities

Our warehouse facilities, which are our primary loan funding facilities used to fund the origination of our mortgage loans, are primarily in the form of master repurchase agreements. Loans financed under these facilities are generally financed at approximately 97% to 98% of the principal balance of the loan, which requires us to fund the balance from cash generated from our operations. Once closed, the underlying residential mortgage loan is pledged as collateral for the borrowing or advance that was made under these loan funding facilities. In most cases, the loans we originate will remain in one of our warehouse facilities for less than one month, until the loans are pooled and sold. During the time we hold the loans pending sale, we earn interest income from the borrower on the underlying mortgage loan note. This income is partially offset by the interest and fees we have to pay under the warehouse facilities. Interest rates under the warehouse facilities are typically based on one-month LIBOR plus a spread.

When we sell a pool of loans, the proceeds we receive from the sale of the loans are used to pay back the amounts we owe on the warehouse facilities. The funds received then become available to be re-advanced to originate additional loans. We are dependent on the cash generated from the sale of loans to fund future loans and repay borrowings under our warehouse facilities. Delays or failures to sell loans in the secondary market could have an adverse effect on our liquidity position.

From a cash flow perspective, the vast majority of cash received from mortgage originations occurs at the point the loans are sold into the secondary market. The vast majority of servicing fee income relates to the retained servicing fee on the loans, where cash is received monthly over the life of the loan and is a product of the borrowers’ current unpaid principal balance multiplied by the weighted average service fee. For a given mortgage loan, servicing revenue from the retained servicing fee declines over time.

The amount of financing advanced to us under our warehouse facilities, as determined by agreed upon advance rates, may be less than the stated advance rate depending, in part, on the fair value of the mortgage loans securing the financings. Each of our warehouse facilities allows the bank extending the advances to evaluate regularly the market value of the underlying loans that are serving as collateral. If a bank determines that the value of the collateral has decreased, the bank can require us to provide additional collateral or reduce the amount outstanding with respect to the corresponding loan (e.g., initiate a margin call). Our inability to satisfy the request could result in the termination of the facility and, depending on the terms of our agreements, possibly result in a default being declared under our other warehouse facilities.

Warehouse lenders generally conduct daily evaluations of the adequacy of the underlying collateral for the warehouse loans based on the fair value the mortgage loans. As the loans are generally financed at 97% to 98% of principal balance and our loans are typically outstanding on warehouse lines for short periods (e.g., 15 days), significant increases in market interest rates would be required for us to experience margin calls from a majority of our warehouse lenders. When considering the full fair value of the loans, the required decline is even more significant. Typically, we do not receive margin calls on a majority of our warehouse lines. Four of our warehouse lines advance based on the fair value of the loans, rather than principal balance. For those lines, we exchange collateral for modest changes in value. At December 31, 2020, there were no exchanges of collateral.

The amount owed and outstanding on our warehouse facilities fluctuates based on our origination volume, the amount of time it takes us to sell the loans we originate, our cash on hand, and our ability to obtain additional financing. We reserve the right to arrange for the early payment of outstanding loans and advances from time to time. As we accumulate loans, a significant portion of our total warehouse facilities may be utilized to fund loans. We may from time to time use surplus cash to “buy-down” the effective advance rate of certain warehouse facilities or to prepay the repurchase price under those warehouse facilities. As of December 31, 2020, the self-warehouse amount was insignificant.

For additional information regarding our loan production by loan type and certain additional loan portfolio metrics for the years ended December 31, 2018, 2019 and 2020, see “Management Discussion and Analysis of Financial Condition and Results of Operations” above.

The table below reflects the line amounts of our principal warehouse facilities and the amounts advanced against those lines as of December 31, 2020.

Facility Type	Collateral	Maturity		Line Amount	Total Amount Advanced Against Line as of December 31, 2020
				($ in thousands)
Master Repurchase Agreement	Mortgage loans	2/10/2021	*	$1,500,000	$1,344,851
Master Repurchase Agreement	Mortgage loans	3/5/2021	*	$800,000	$666,891
Master Repurchase Agreement	Mortgage loans	3/24/2021	*	$200,000	$86,928
Master Repurchase Agreement	Mortgage loans	5/25/2021		$150,000	$140,237
Master Repurchase Agreement	Mortgage loans	6/23/2021		$400,000	$287,073
Master Repurchase Agreement	Mortgage loans	7/1/2021		$2,000,000	$499,841
Master Repurchase Agreement	Mortgage loans	7/7/2021		$200,000	$198,705
Master Repurchase Agreement	Mortgage loans	9/7/2021		$750,000	$209,138
Master Repurchase Agreement	Mortgage loans	9/19/2021		$150,000	$112,429
Master Repurchase Agreement	Mortgage loans	9/23/2021		$400,000	$248,947
Master Repurchase Agreement	Mortgage loans	10/29/2021		$925,000	$1,179
Master Repurchase Agreement	Mortgage loans	10/29/2021		$3,000,000	$1,685,138
Master Repurchase Agreement	Mortgage loans	11/16/2021		$250,000	$249,006
Master Repurchase Agreement	Mortgage loans	12/28/2021		$500,000	$365,577
Master Repurchase Agreement	Mortgage loans	1/10/2022		$1,000,000	$769,510
Master Repurchase Agreement (ASAP + - see below)	Mortgage loans	No expiration		$250,000	$75,947
Master Repurchase Agreement (gestation line - see below)	Mortgage loans	No expiration		$150,000	$—

Total				$12,625,000	$6,941,397

*	Renewed subsequent to December 31, 2020

Early Funding Programs

In addition to warehouse facilities, we are an approved lender for loan funding facilities with Fannie Mae through its As Soon As Pooled Plus (“ASAP+”) program and Freddie Mac through its Early Funding (“EF”) program. As an approved lender for the early funding program, we enter into an agreement to deliver closed and funded one-to-four family residential mortgage loans, each secured by related mortgages and deeds of trust, to Fannie Mae, and receive funding in exchange for such mortgage loans in some cases before the lender has grouped them into pools to be securitized by Fannie Mae or Freddie Mac. All such mortgage loans must adhere to a set of eligibility criteria to be acceptable. As of December 31, 2020, the amount outstanding through the ASAP+ program was approximately $75.9 million and no amounts were outstanding under the EF program.

In addition to the arrangements with Fannie Mae and Freddie Mac, we are also party to one early funding (or “gestation”) line with a financial institution. Through this arrangement, we enter into agreements to deliver certified pools consisting of mortgage loans securitized by Ginnie Mae, Fannie Mae, and/or Freddie Mac, as applicable, for the gestation line. As with the ASAP+ and EF programs, all mortgage loans under this gestation line must adhere to a set of eligibility criteria. The gestation line has a transaction limit of $150.0 million, and it is an evergreen agreement with no stated termination or expiration date that can be terminated by either party upon written notice. As of December 31, 2020, no amount was outstanding under this line.

Lines of Credit and Term Loan

We are also party to an additional line of credit that provides us general working capital funding to utilize in our operations. As of December 31, 2020, the amount available on this line was $400,000 and the total amount advanced against line was $320,300. We currently have a MSR facility that has a revolving line of credit secured by the MSRs associated with mortgage loans that it owns, or that have been securitized in mortgage-backed securitization transactions guaranteed by certain agencies. Advances are limited by the value of the underlying MSRs. The interest rate for each advance on the MSR facility is based on three-month LIBOR and has a LIBOR floor of 0.5%.

Facility Type	Collateral	Maturity	Line Amount	Total Amount Advanced Against Line as of 12/31/2020
($ in thousands)
Credit Agreement	MSRs	12/31/2022	$400,000	$320,300

Covenants

Our warehouse facilities and MSR facilities also generally require us to comply with certain operating and financial covenants and the availability of funds under these facilities is subject to, among other conditions, our continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining (i) a certain minimum tangible net worth, (ii) minimum liquidity, (iii) a maximum ratio of total liabilities or total debt to tangible net worth, and (iv) pre-tax net income requirements. A breach of these covenants can result in an event of default under these facilities and as such would allow the lenders to pursue certain remedies. In addition, each of these facilities, as well as our unsecured lines of credit, includes cross default or cross acceleration provisions that could result in all facilities terminating if an event of default or acceleration of maturity occurs under any facility. We were in compliance with all covenants under these facilities as of December 31, 2020 and December 31, 2019.

Other Financing Facilities

Senior Notes

On November 3, 2020, we issued $800.0 million in aggregate principal amount of senior unsecured notes due November 15, 2025 (the “5.5% Senior Unsecured Notes”). The 5.5% Senior Unsecured Notes accrue interest at a rate of 5.500% per annum. Interest on the 5.5% Senior Unsecured Notes is due semi-annually on May 15 and November 15 of each year, beginning on May 15, 2021.

On or after November 15, 2022, we may, at our option, redeem the 5.5% Senior Unsecured Notes in whole or in part during the twelve-month period beginning on the following dates at the following redemption prices: November 15, 2022 at 102.750%; November 15, 2023 at 101.375%; or November 15, 2024 until maturity at 100.000%, of the principal amount of the 5.5% Senior Unsecured Notes to be redeemed on the redemption date plus accrued and unpaid interest. Prior to November 15, 2022, we may, at our option, redeem up to 40% of the aggregate principal amount of the 5.5% Senior Unsecured Notes originally issued at a redemption price of 105.500% of the principal amount of the 5.5% Senior Unsecured Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. In addition, we may, at our option, redeem the 5.5% Senior Unsecured Notes prior to November 15, 2022 at a price equal to 100% of the principal amount redeemed plus a “make-whole” premium, plus accrued and unpaid interest.

The indenture governing the 5.5% Senior Unsecured Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications, including restrictions on our ability to (1) incur additional non-funding indebtedness unless either (y) the Fixed Charge Coverage Ratio (as defined in the 5.5% Senior Unsecured Notes indenture) is no less than 3.0 to 1.0 or (z) the Debt-to-Equity Ratio (as defined in the 5.5% Senior Unsecured Notes indenture) does not exceed 2.0 to 1.0, (2) merge, consolidate or sell assets, (3) make restricted payments, including distributions, (4) enter into transactions with affiliates, (5) enter into sale and leaseback transactions and (6) incur liens securing indebtedness. We were in compliance with the terms of the Indenture as of December 31, 2020.

Equipment Note Payable

During 2019, the Company entered into a $30.0 million note payable, secured by equipment, with a financial institution. The note accrues interest at 5.99% per annum and matures December 2024.

In 2020, the Company entered into two additional equipment notes payable of $2.1 million and $0.9 million, respectively. The notes accrue interest at 6.1% and 4.69%, respectively, and mature on April 2023 and October 2023, respectively. As of December 31, 2020, we had $26.5 million outstanding under these three equipment finance term notes, which are primarily collateralized by computer-related hardware.

Finance Leases

As of December 31, 2020, our finance lease liabilities were $23.1 million. The Company’s financing lease agreements have remaining terms ranging from two to three years.

Cash flow data for the year ended December 31, 2020 compared to the year ended December 31, 2019

	For the year ended December 31,
($ in thousands)	2020	2019
Net cash provided by (used in) operating activities	$56,412	$(3,496,012)
Net cash provided by investing activities	231,882	577,375
Net cash provided by financing activities	802,260	3,009,807

Net increase in cash and cash equivalents	$1,090,554	$91,170

Cash and cash equivalents at the end of the period	$1,223,837	$133,283

Net cash provided by (used in) operating activities

Net cash provided by operating activities was $56.4 million for the year ended December 31, 2020 compared to cash used in operating activities of $3,496.0 million for the same period in 2019. The increase in cash flows provided by operating activities was primarily driven by an increased net earnings for the period adjusted for non-cash items including a decrease in the non-cash adjustment for mortgage loans at fair value, an increase in the non-cash adjustment for capitalization of MSRs, and an increase in the non-cash adjustment for amortization and pay-offs of mortgage servicing rights.

Net cash provided by investing activities

Net cash provided by investing activities was $231.9 million for the year ended December 31, 2020 compared to $577.4 million for the same period in 2019. The decrease in cash flows provided by operating activities was primarily driven by a decrease in proceeds from the sale of MSRs, offset by an increase in purchases of premises and equipment.

Net cash provided by financing activities

Net cash provided by financing activities was $802.3 million for the year ended December 31, 2020 compared to cash provided by financing activities of $3,009.8 million for the same period in 2019. The decrease in cash flows provided by financing activities in 2020 was primarily driven by a decrease in net borrowings under warehouse and operating lines of credit, and an increase in member distributions, partially offset by the net proceeds from the issuance of the Senior Notes, and an increase in member contributions.

Balance Sheet Data at December 31, 2020 compared to December 31, 2019

Cash

Our cash was $1,223.8 million at December 31, 2020 compared to $133.3 million at December 31, 2019. The increase of $1,090.6 million in the cash balance was impacted by earnings for the period adjusted for non-cash items, member contributions, net proceeds from the issuance of $800 million of Senior Notes in the fourth quarter of 2020, the increase in net borrowings on funding facilities to fund the increase in mortgage loans originated, and proceeds from MSR sales. These increases were partially offset by member distributions.

Mortgage loans at fair value

Mortgage loans at fair value were $7,916.5 million at December 31, 2020 compared to $5,446.3 million at December 31, 2019. The increase of $2,470.2 million was primarily as a result of the increase in mortgage loan production in 2020 due to the low interest rate environment throughout 2020.

Mortgage servicing rights, net

Mortgage servicing rights were $1,756.9 million at December 31, 2020 compared to $731.4 million at December 31, 2019. The increase of $1,025.5 million was primarily as a result of the increased origination volume, and consequently the sale of mortgage loans while retaining servicing rights.

Premises and equipment, net

Premises and equipment, net were $107.6 million at December 31, 2020 compared to $61.4 million at December 31, 2019. The increase of $46.2 million was primarily as a result of facilities improvements and furniture and computer equipment purchased to facilitate the growth of the company.

Other assets

Other assets were $58.0 million at December 31, 2020 compared to $14.1 million at December 31, 2019. The increase of $43.9 million was primarily as a result of increases of $34.1 million in prepaid insurance expenses.

Warehouse & Operating Lines of Credit

Warehouse lines of credit were $6,941.4 million and $5,189.6 million at December 31, 2020 and 2019, respectively. Operating lines of credit were $320.3 million and $376.0 million at December 31, 2020 and 2019, respectively. Warehouse lines of credit increased $1,751.8 million year over year, partially offset by a decrease of $55.7 million in operating lines of credit year over year. The increase in net borrowings on funding facilities was used to fund the significant increase in mortgage loans originated and held as of December 31, 2020.

5.5% Senior Unsecured Notes

5.5% Senior Unsecured Notes increased $789.3 million year over year as a result of the $800 million principal of senior notes issued in November of 2020, net of discounts and direct issuance costs.

Accounts payable and other accrued expenses

Accounts payable and other accrued expenses were $847.8 million at December 31, 2020 compared to $283.0 million at December 31, 2019. The increase of $564.8 million was primarily as a result of an increase of $429.4 million in GNMA loans eligible for repurchase, the majority of which were impacted by the forbearance provisions of the CARES Act, and increases in accrued expenses including variable compensation associated with our growth in 2020.

Member’s equity

Member’s equity was $2,374.3 million as of December 31, 2020, an increase of $1,713.0 million, or 259.0%, as compared to $661.3 million as of December 31, 2019. The increase was primarily the result of net income of $3,382.5 million and member capital contributions of $300.0 million, partially offset by member distributions of $1,969.6 million, a portion of which related to the $449.5 million repayment of the SFS Corp. senior notes, as well as estimated member tax and other distributions.

Contractual Obligations, Commercial Commitments, and Other Contingencies

The following table sets forth certain of our contractual obligations as of December 31, 2020.

		Payments Due by Period (As of December 31 , 2020)
($ in thousands) Contractual Obligations	Total as of December 31, 2020	Less than 1 year	2 - 3 years	4 - 5 Years	More than 5 years
Equipment note payable	$26,528	$6,299	$13,524	$6,705	—
5.5% Senior Unsecured Notes	$800,000	—	—	$800,000	—
Operating lease commitments	$181,187	$11,493	$22,589	$22,421	$122,684
Financing lease commitments	$24,910	$10,322	$14,588	—	—

Repurchase and indemnification obligations

Loans sold to investors which we believe met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. We establish a reserve which is estimated based on our assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

Interest rate lock commitments, loan sale and forward commitments

In the normal course of business, we are party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit to borrowers at either fixed or floating interest rates. IRLCs are binding agreements to lend to a borrower at a specified interest rate within a specified period of time as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses which may require payment of a fee. As many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In addition, we have contracts to sell mortgage loans into the secondary market at specified future dates (commitments to sell loans), and forward commitments to sell MBS at specified future dates and interest rates.

Following is a summary of the notional amounts of commitments as of dates indicated:

($ in thousands)	December 31, 2020	December 31, 2019
Interest rate lock commitments—fixed rate	$10,594,329	$8,299,658
Interest rate lock commitments—variable rate	—	535
Commitments to sell loans	480,894	1,244,776
Forward commitments to sell mortgage-backed securities	16,121,845	9,429,904

See the notes to the UWM Holdings Corporation audited consolidated financial statements for further discussion.

Off Balance Sheet Arrangements

As of December 31, 2020, we had sold $1.2 billion of loans to a global insured depository institution and assigned the related trades to deliver the applicable loans into securities for end investors for settlement in January 2021.

New Accounting Pronouncements Not Yet Effective

See Note 1 – Organization, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements of UWM, LLC for details of recently issued accounting pronouncements and their expected impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, we are subject to a variety of risks which can affect our operations and profitability. We broadly define these areas of risk as interest rate, credit and counterparty risk.

Interest rate risk

We are subject to interest rate risk which may impact its origination volume and associated revenue, MSR valuations, IRLCs and mortgage loans at fair value valuations, and the net interest margin derived from our funding facilities. The fair value of MSRs is driven primarily by interest rates, which impact expected prepayments. In periods of rising interest rates, the fair value of the MSRs generally increases as expected prepayments decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as expected prepayments increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Because origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, we believe that servicing provides a natural hedge to our origination business. We do not hedge MSRs but manage the economic risk through partially offsetting impact of servicing and mortgaging originations.

MSRs generally increase as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows.

Our IRLCs and mortgage loans at fair value are exposed to interest rate volatility. During the origination, pooling, and delivery process, this pipeline value rises and falls with changes in interest rates. To mitigate this exposure, we employ a hedge strategy designed to minimize basis risk. Basis risk in this case is the risk that the hedged instrument’s price does not move sufficiently similar to the increase or decrease in the market price of the hedged financial instrument. Because substantially all of our production is deliverable to Fannie Mae, Freddie Mac, and Ginnie Mae, we utilize forward agency or Ginnie Mae To Be Announced (“TBA”) securities as our primary hedge instrument. U.S. Treasury futures, Eurodollar futures or other non-mortgage instruments possess varying degrees of basis risk that TBAs typically do not have. By fixing the future sale price, we reduce our exposure to changes in loan values between interest rate lock and sale. Our non-agency, non-Ginnie Mae production (e.g., jumbo loans) is hedged with primarily whole loan forward commitments with our various buying counterparties. We occasionally use other instruments such as TBAs, as needed.

Interest rate risk also occurs in periods where changes in short-term interest rates result in mortgage loans being originated with terms that provide a smaller interest rate spread above the financing terms of our warehouse facilities, which can negatively impact our net interest income. This is primarily mitigated through expedited sale of our loans.

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact on fair values based on hypothetical changes (increases and decreases) in interest rates. Our total market risk is influenced by a wide variety of factors including market volatility and the liquidity of the markets. There are certain limitations inherent in the sensitivity analysis presented, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled. We used December 31, 2020 market rates on our instruments to perform the sensitivity analysis. These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in fair value may not be linear. The following table summarizes the estimated change in the fair value of our mortgage loans at fair value, MSRs, IRLCs and FLSCs as of December 31, 2020 given hypothetical instantaneous parallel shifts in the yield curve. Actual results could differ materially.

	December 31, 2020
($ in thousands)	Down 25 bps	Up 25 bps
Increase (decrease) in assets
Mortgage loans at fair value	$89,174	$(100,032)
MSRs	(78,261)	66,346
IRLCs	110,467	(128,632)

Total change in assets	$121,380	$(162,318)

Increase (decrease) in liabilities
FLSCs	$(199,079)	$222,457

Total change in liabilities	$(199,079)	$222,457

Credit risk

We are subject to credit risk, which is the risk of default that results from a borrower’s inability or unwillingness to make contractually required mortgage payments. While our loans are sold into the secondary market without recourse, we do have repurchase and indemnification obligations to investors for breaches under our loan sale agreements. For loans that were repurchased or not sold in the secondary market, we are subject to credit risk to the extent a borrower defaults and the proceeds upon ultimate foreclosure and liquidation of the property are insufficient to cover the amount of the mortgage loan plus expenses incurred. We believe that this risk is mitigated through the implementation of stringent underwriting standards, strong fraud detection tools and technology designed to comply with applicable laws and our standards. In addition, we believe that this risk is mitigated through the quality of our loan portfolio. For the year ended December 31, 2020, our originated loans had a weighted average loan to value ratio of 71.01%, and a weighted average FICO score of 758.

Counterparty risk

We are subject to risk that arises from our financing facilities and interest rate risk hedging activities. These activities generally involve an exchange of obligations with unaffiliated banks or companies, referred to in such transactions as “counterparties.” If a counterparty were to default, we could potentially be exposed to financial loss if such counterparty were unable to meet our obligations to us. We manage this risk by selecting only counterparties that we believe to be financially strong, spreading the risk among many such counterparties, limiting singular credit exposures on the amount of unsecured credit extended to any single counterparty, and entering into netting agreements with the counterparties as appropriate.

In accordance with Treasury Market Practices Group’s recommendation, we execute Securities Industry and Financial Markets Association trading agreements with all material trading partners. Each such agreement provides for an exchange of margin money should either party’s exposure exceed a predetermined contractual limit. Such margin requirements limit our overall counterparty exposure. The master netting agreements contain a legal right to offset amounts due to and from the same counterparty. Derivative assets in the balance sheets represent derivative contracts in a gain position net of loss positions with the same counterparty and, therefore, also represent our maximum counterparty credit risk. We incurred no losses due to nonperformance by any of our counterparties during the year ended December 31, 2020, December 31, 2019 or December 31, 2018.

Also, in the case of our financing facilities, we are subject to risk if the counterparty chooses not to renew a borrowing agreement and we are unable to obtain financing to originate mortgage loans. With our financing facilities, we seek to mitigate this risk by ensuring that we have sufficient borrowing capacity with a variety of well-established counterparties to meet our funding needs.

MANAGEMENT

Management and Board of Directors

Our directors and executive officers are as follows:

Name	Age	Title
Mat Ishbia	41	President, Chief Executive Officer and Chairman
Jeffrey A. Ishbia	72	Director
Justin Ishbia	43	Director
Kelly Czubak	40	Director
Isiah Thomas	59	Director
Robert Verdun	55	Director
Alex Elezaj	44	Executive Vice President, Chief Strategy Officer and Director
Laura Lawson	44	Executive Vice President, Chief People Officer and Director
Melinda Wilner	45	Executive Vice President, Chief Operating Officer and Director
Tim Forrester	53	Executive Vice President, Chief Financial Officer

Directors

Mat Ishbia. Mr. Ishbia currently serves as the President and Chief Executive Officer of UWM Holdings Corporation and as a Class I member and Chairman of our Board. Mat Ishbia has served as UWM’s President and Chief Executive Officer since June 2013. Mr. Ishbia joined UWM on a full-time basis in 2003 as an Account Executive and since then has held several positions of increasing responsibility leading up to his current role, including, National Sales Manager and Executive Vice President, Wholesale. Under Mr. Ishbia’s leadership, UWM has become one of the most innovative lenders in the industry growing to a 6,700+ person team. Mr. Ishbia is a prominent advocate for mortgage brokers nationwide and regularly promotes the wholesale channel on national platforms such as CNBC, Fox Business and Bloomberg TV. He has been named one of the “Most Influential Mortgage Professionals Under 40” and one of the “25 Most Connected Mortgage Professionals” by National Mortgage Professional magazine. Additional accolades include being named a “Rising Star” and Vanguard Award winner by HousingWire. In 2019, Mr. Ishbia authored the book Running the Corporate Offense, applying lessons he learned playing basketball for Michigan State University coach Tom Izzo to running a highly successful business. Mat Ishbia earned his bachelor’s degree from Michigan State University. Mat Ishbia and Justin Ishbia are Jeffrey A. Ishbia’s sons.

Jeffrey A. Ishbia. Mr. Ishbia currently serves as a Class II member of our Board. Mr. Ishbia is the founder of UWM and has been its Executive Chairman since its inception in July 1986. Since September 1990, Mr. Ishbia has served as Managing Partner of the law firm Ishbia & Gagleard, P.C., a boutique law firm specializing in transactional, real estate and corporate law. Mr. Ishbia is also the principal and manager of various operating businesses, including enterprises in hospitality, home security, title, insurance, auto parts manufacturing and the financial sector. Mr. Ishbia is also involved in a number of retail and office space real estate investments. Mr. Ishbia is a graduate of Wayne State University Law School. Mat Ishbia and Justin Ishbia are Jeffrey A. Ishbia’s sons.

Justin Ishbia. Mr. Ishbia currently serves as a Class III member of our Board. Mr. Ishbia has been on UWM’s advisory board since 2011. He is a founding partner of Shore Capital Partners, a private equity firm, and has been its Managing Partner since 2009. As Managing Partner, Mr. Ishbia is responsible for investment sourcing and valuation, transaction structuring, the securing of financing, fundraising and all administrative activities. Prior to founding Shore Capital Partners, Mr. Ishbia served as an investment professional at Valor Equity Partners, a private equity firm, from 2007 to 2009. From 2004 to 2007, Mr. Ishbia was an attorney in the private equity group of Kirkland and Ellis. Mr. Ishbia also serves on the Boards of Directors of various private companies. Mr. Ishbia holds a J.D. from Vanderbilt University Law School and a B.A. in accounting from Michigan State University. Mat Ishbia and Justin Ishbia are Jeffrey A. Ishbia’s sons.

Alex Elezaj. Mr. Elezaj currently serves as the Executive Vice President, Chief Strategy Officer of UWM Holdings Corporation and as a Class I member of our Board. Mr. Elezaj has served as Executive Vice President and Chief Strategy Officer of UWM since April 2018. Prior to joining UWM, Mr. Elezaj served as Chief Executive Officer of Class Appraisal, Inc., an appraisal management company, from April 2015 to April 2018. From December 2010 to March 2015, Mr. Elezaj served as Chief Operating Officer of Whitlam Group, a labeling and packaging solutions company, and as Vice President of Sales and Marketing from June 2008 to December 2010. Prior to joining Whitlam Group, Mr. Elezaj served as Group Manager at Takata Corporation, an automotive parts company. Mr. Elezaj holds an MBA from Michigan State University and a BBA from Walsh College.

Laura Lawson. Ms. Lawson currently serves as the Executive Vice President, Chief People Officer of UWM Holdings Corporation and as a Class II member of our Board. Ms. Lawson has served as Executive Vice President and Chief People Officer of UWM since August 2014. From July 2011 until August 2014, Ms. Lawson served in various roles in the Marketing Department at UWM. Prior to joining UWM, Ms. Lawson served as Staff Supervisor at Taubman Company, a real estate company, from May 2009 to July 2010. Ms. Lawson holds a B.A. in advertising from Michigan State University.

Melinda Wilner. Ms. Wilner currently serves as the Executive Vice President and Chief Operating Officer of UWM Holdings Corporation and as a Class III member of our Board. Ms. Wilner has served as Executive Vice President and Chief Operating Officer of UWM since August 2015. From October 2011 until August 2015, Ms. Wilner served in multiple roles at UWM including Head of Underwriting and Underwriting Manager. Prior to joining UWM, Ms. Wilner served as a Mortgage Branch Manager and Underwriter for Bank of Ann Arbor’s Wholesale Division from February 2009 to October 2011. Ms. Wilner holds a B.A. in economics from Vanderbilt University.

Independent Directors

Kelly Czubak. Ms. Czubak currently servves as a Class I member of our Board. Ms. Czubak has been Assistant Vice President of First National Bank of America since April 2011, focusing on whole loan acquisitions. Ms. Czubak joined First National Bank of America in June 2005 as a residential loan officer. Prior to that, Ms. Czubak spent three years as an annuity specialist for Jackson National Life Insurance Company. Ms. Czubak has a B.A. in human services from Michigan State University.

Isiah Thomas. Mr. Thomas currently serves as a Class II member of our Board. Mr. Thomas has served as Chief Executive Officer and Vice Chairman of One World Pharma, Inc., a supplier of hemp-derived ingredients, since June 2020. Mr. Thomas has been the Chairman and Chief Executive Officer of Isiah International, LLC, a holding company with interests in a diversified portfolio of businesses, since 2011. Mr. Thomas also has been a Commentator and Analyst for NBA TV since 2014 and Turner Sports since 2012. He previously served as the President & Alternate Governor of the New York Liberty of the Women’s National Basketball Association from 2015 to February 2019, the Head Basketball Coach at Florida International University, from 2009 to 2012, the General Manager, President of Basketball Operation and Head Coach of the New York Knicks of the NBA, from 2006 to 2008, the Head Coach of the Indiana Pacers of the NBA from 2000 to 2003, the Owner of the Continental Basketball Association from 1998 to 2000, Minority Owner & Executive Vice President of the Toronto Raptors of the NBA from 1994 to 1998 and point guard for the Detroit Pistons of the NBA from 1981 to 1994. Mr. Thomas has served as a director of Madison Square Garden Entertainment Corp. since April 2020. Mr. Thomas has a B.S. in criminal justice from Indiana University and a Master’s in education from UC Berkeley.

Robert Verdun. Mr. Verdun currently serves as a Class III member of our Board. Since October 2016, Mr. Verdun has served as Chief Executive Officer of Third Wave LLC, a consulting company that provides consulting services to businesses and entrepreneurs. Prior to that, Mr. Verdun founded and served as President and Chief Executive Officer of Computerized Facility Integration LLC (“CFI”), a management consulting and technology company, from 1990 until 2015 when CFI was sold to Cantor Fitzgerald’s Newmark Knight Frank (“Newmark”) business, after which Mr. Verdun served as President of Newmark’s Corporate Services division until 2016. Mr. Verdun was named Ernst & Young Entrepreneur of the Year in 2014. Mr. Verdun also serves as a member of the Board of directors of Slang Worldwide Inc., a Canadian public company focusing on consumer packaged cannabis goods.

Executive Officers

Mat Ishbia. Mr. Ishbia currently serves as the President and Chief Executive Officer of UWM Holdings Corporation and as a Class I member and Chairman of our Board. Biographical information for Mr. Ishbia is set forth above.

Tim Forrester. Mr. Forrester currently serves as the Executive Vice President, Chief Financial Officer of UWM Holdings Corporation. Mr. Forrester has served as Executive Vice President and Chief Financial Officer of UWM since September 2012. Prior to joining UWM, Mr. Forrester was an industry consultant from 2009 to 2011, serving a variety of large banks, valuation firms, and government sponsored agencies, as well as providing litigation support. Prior to that, Mr. Forrester served as an Audit and Accounting partner in Audit as well as the Capital Markets Group at Deloitte & Touche USA LLP. He was at Deloitte & Touche USA LLP from 1990 to 2008. While at Deloitte & Touche USA LLP, Mr. Forrester led the firm’s national mortgage banking audit practice from 2002 to 2008 and was co-lead of the firm’s lending and leasing practice from 2002 to 2006. Mr. Forrester holds a B.A. in accounting from Michigan State University.

Alex Elezaj. Mr. Elezaj currently serves as the Executive Vice President, Chief Strategy Officer of UWM Holdings Corporation and as a Class I member of our Board. Biographical information for Mr. Elezaj is set forth above.

Laura Lawson. Ms. Lawson currently serves as the Executive Vice President, Chief People Officer of UWM Holdings Corporation and as a Class II member of our Board. Biographical information for Ms. Lawson is set forth above.

Melinda Wilner. Ms. Wilner currently serves as the Executive Vice President and Chief Operating Officer of UWM Holdings Corporation and as a Class III member of our Board. Biographical information for Ms. Wilner is set forth above.

Classified Board of Directors

In accordance with our Charter, our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Ms. Kelly Czubak, Mr. Alex Elezaj and Mr. Mat Ishbia serve as Class I directors, Mr. Jeffrey A. Ishbia, Ms. Laura Lawson and Mr. Isiah Thomas serve as Class II directors and Messrs. Justin Ishbia and Robert Verdun and Ms. Melinda Wilner serve as Class III directors of UWM Holdings Corporation.

Controlled Company Exemption

Because SFS controls more than a majority of the total voting power of UWM Holdings Corporation, we are a “controlled company” within the meaning of NYSE listing rules. Under NYSE listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual or a group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE listing rules regarding corporate governance:

•	the requirement that a majority of our Board of directors consist of independent directors;

•

the requirement that compensation of our executive officers be determined by a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

the requirement that director nominees be selected, or recommended for the Board’s selection, by a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Three of our nine directors are independent directors and our Board has an independent audit committee. However, our Board does not consist of a majority of independent directors, nor do we have a compensation committee comprised of solely independent directors or a nominating committee. Rather, actions with respect to executive compensation will be taken by the compensation committee on which Mr. Mat Ishbia sits, and decisions with respect to Mr. Ishbia’s compensation will be taken by an independent subcommittee and director nominations will be made by our full Board. Our Board has determined that Kelly Czubak, Isiah Thomas and Robert Verdun are “independent directors,” as defined in NYSE listing rules and applicable SEC rules.

Audit Committee

The principal functions of our audit committee is, among other things:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Our audit committee consists of Kelly Czubak, Isiah Thomas and Robert Verdun, each of whom qualify as independent directors according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and NYSE rules and Robert Verdun qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. In connection with the Closing, our Board adopted a new written charter for the audit committee, which is available on our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee

The principal functions of our compensation committee include, among other things:

•	assisting the Board with oversight of our compensation policies, plans and programs;

•	reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation of the other executive officers, evaluating their performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;

•	reviewing and approving any employment agreement or compensatory arrangement or benefit with our executive officers, including any perquisites;

•	reviewing, and making recommendations to the Board regarding director compensation;

•

evaluating, recommending, reviewing and approving all equity awards under any equity-based compensation plan to our executive officers, the Chief Accounting Officer and others as requested by the Board;

•	reviewing incentive compensation arrangements and discussing risk-management policies and practices;

•	reviewing and recommending to the Board for approval of the frequency of Say-on-Pay votes and approving any proposal included in our proxy statement;

•	self-evaluating the performance of the committee annually;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing and approving our overall compensation philosophy.

Our compensation committee consists of Mat Ishbia, Kelly Czubak and Robert Verdun. In connection with the Closing, our Board adopted a new written charter for the compensation committee, which is available on our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, compensation for Mr. Mat Ishbia was determined by Mr. Jeffrey A. Ishbia, and the compensation for UWM’s other named executive officers was determined by Mr. Mat Ishbia. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of directors or compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of directors) of any other entity that has one or more executive officers on our compensation committee or the Board.

Limitation on Liability and Indemnification of Directors and Officers

The Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Leadership Structure and Role in Risk Oversight

Our Board does not have a policy requiring the positions of the Chairperson of the Board and Chief Executive Officer to be separate or held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in our best interests and the best interests of our stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by our business or the industry in which we operate and governance efficiency. Our Board has elected Mat Ishbia as Chairman of the Board because it believes that Mat Ishbia’s strategic vision for the business, his in-depth knowledge of UWM’s operations, and his experience serving as the President and Chief Executive Officer of UWM make him well qualified to serve as both Chairman of the Board and Chief Executive Officer. Combining the roles of Chairman and Chief Executive Officer helps provide strong and consistent leadership for the management team and our Board. If our Board convenes for a meeting, it is expected that the non-management directors will meet in executive session, if the circumstances warrant. Our Board may consider appointing a lead independent director, if the circumstances warrant.

As of the Closing of the Business Combination, our Board administers the risk oversight function directly through our Board as a whole, as well as through the audit committee. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, governance risks and whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on our company. The audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of our business.

Code of Ethics

Our Board adopted a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of the NYSE and the SEC. The Code of Ethics is available on our website. In addition, we intend to post on the Corporate Governance section of our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the executive compensation programs for our Chief Executive Officer, Chief Financial Officer and our other three most highly compensation executive officers (our “named executive officers”):

Name	Title
Mat Ishbia	President and Chief Executive Officer
Tim Forrester	Executive Vice President, Chief Financial Officer
Melinda Wilner	Executive Vice President, Chief Operating Officer and Director
Alex Elezaj	Executive Vice President, Chief Strategy Officer and Director
Laura Lawson	Executive Vice President, Chief People Officer and Director

At the closing of the Business Combination, our executive officers became the executive officers of the Company. In compliance with SEC rules, the information described herein is largely historical but we expect to adopt a public company compensation structure for our executive officers in 2021. We expect that our compensation committee and our Board will work with management to develop and maintain a compensation framework and executive compensation objectives and programs that are appropriate for executive officers of a public company.

Compensation Objectives and Philosophy

The objective of the executive compensation and benefits program is to establish and maintain a competitive total compensation program that will attract, motivate, and retain the qualified and skilled talent necessary for our continued success. Our compensation structure is designed to (1) motivate our named executive officers to achieve or exceed financial and operational objectives established for us at the beginning of the year and reward them for their achievements when those objectives are met and (2) allow them to participate in our financial success.

The overall level of total compensation for our named executive officers as described herein is intended to be reasonable and competitive, taking into account factors such as the individual’s experience, performance, duties and scope of responsibilities, prior contributions and future potential contributions to our business. With these principles in mind, we structured our compensation program to offer competitive total pay packages that we believe enables us to retain and motivate executives with the requisite skill and knowledge and to ensure the stability of our management team, which is vital to the success of our business.

In connection with the Business Combination, our shareholders adopted the 2020 Omnibus Incentive Plan (the “Omnibus Plan”) and we expect that equity awards under the Omnibus Plan will be a significant component of our future compensation programs.

Setting Executive Compensation in 2020

During 2020, compensation for Mr. Mat Ishbia was determined by Mr. Jeffrey A. Ishbia, and the compensation for our other named executive officers was determined by our CEO, Mr. Mat Ishbia. In setting an individual named executive officer’s compensation package, Mr. Mat Ishbia considered the nature of the position, the scope of associated responsibilities, the individual’s knowledge, experience and skills as well as overall contributions. We did not engage in any benchmarking and did not engage any external consultants in setting pay for the named executive officers in fiscal year 2020. Historically, as a private company, compensation for the named executive officers emphasized cash incentive compensation over other elements of compensation.

Key Elements of Executive Compensation Program

The elements of our executive compensation program during 2020 were (i) base salary, (ii) an annual cash incentive award plan (the “Captains Annual Bonus Plan”) in which all Captains in UWM were able to earn a bonus based on company-wide annual financial and operational goals, (iii) a long-term cash incentive plan (“LTIP”), and (iv) certain employee benefits and perquisites. Brief descriptions of each principal element of the executive compensation program are summarized in the following table and described in more detail below.

Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation that reflects the talent, skills and competencies of the individual.	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives.

Captains Annual Bonus Plan	Annual cash compensation bonus based on company-wide annual financial and operational goals.	Open to all Captains at UWM. Assures company-wide alignment on financial and operational goals; rewards for company-wide success.

Long-Term Incentive Plan	Cash compensation earned based on achievement of net company-wide annual financial results. Paid in four equal annual installments.	Program for certain top level executives to help create future value and promote long-term decision making. Assists in retention of key executives.

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans.	Aid in retention in a highly competitive market for talent by providing an overall competitive benefits package.

Base Salary

Base salaries are established at levels that are intended to provide a stable level of minimum compensation to each named executive officer that are commensurate with each named executive officer’s role, experience and duties.

The fiscal year 2020 base salaries of our named executive officers as reflected in our audited financial statements are set forth in the table below.

Name	2020 Base Salary
Mat Ishbia	$600,000
Tim Forrester	$260,000
Melinda Wilner	$337,000
Alex Elezaj	$321,000
Laura Lawson	$255,000

Captains Annual Bonus Plan

At the beginning of each year, our CEO, Mr. Mat Ishbia shares with each Captain, which includes each of our named executive officers, the company-wide financial and operational goals for the year and the annual performance metric for such goal. With respect to 2020, these financial and operational goals included metrics related to (1) team member retention, (2) customer service speed and satisfaction, (3) loan processing time, (4) compliance and processing quality, (5) production, (6) expenses, and (7) broker channel growth. A target dollar bonus is set for each Captain and, depending on our performance, a Captain can earn up to 150% of such target bonus. In August 2020, based on the significant increase in production, the CEO announced that the target bonus for each Captain would be doubled for 2020. At the end of 2020, the CEO reviewed each of the metrics and determined that the Captain’s bonuses had been met at 80%. The amount of the actual bonus under the Captains Annual Bonus Plan paid to each named executive officer is included in the Summary Compensation Table below and set forth in the notes to the Grants of Plan-Based Awards During Fiscal 2020 below. Our CEO does not participate in the Captains Annual Bonus Plan.

Long-Term Incentive Plan

In addition to the Captains Annual Bonus Plan, certain top level executives participate in our LTIP which was created to create future value and promote long-term decision making. Consistent with historical practice, for 2020, the LTIP was funded as a pool equal to 3% of our annual net profit and each participant shared in a specific portion of the pool, subject to a cap. While the LTIP pool and the participant share was set at the beginning of the year, the CEO maintained complete discretion to adjust the aggregate pool and/or individual percentage upwards or downwards as he deemed appropriate. The amount earned with respect to any year is paid in four equal annual installments commencing in the third quarter following the performance year, provided that the executive is employed on the payment date. In connection with our Business Combination, we accelerated a portion of the LTIP payable to the executives. Our CEO does not participate in the LTIP.

CEO Bonus

Our CEO, Mr. Mat Ishbia did not have a target or set bonus award with pre-set performance goals for fiscal year 2020. Rather, Mr. Mat Ishbia’s bonus was determined by Mr. Jeffrey A. Ishbia after taking into account a qualitative assessment of his individual performance and the performance of UWM under his leadership. For 2020, Mr. Mat Ishbia received an annual bonus as set forth in the Summary Compensation Table below based on our strong financial performance. Because the CEO did not have definite annual bonus targets for 2020 nor pre-set performance metrics, the cash bonuses paid to Mr. Mat Ishbia appear in the “Bonus” column of the “Summary Compensation Table.” We expect that Mr. Mat Ishbia will participate in the Captains Annual Bonus Plan in 2021 and be measured against the same financial and operational goals and performance metrics as all other Captains. The Compensation Committee has not yet determined the target dollar bonus that will be set for the CEO in 2021 and anticipates that it will establish such target in early 2021.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible team members, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage, a 401(k) defined contribution plan and for certain executives concierge health insurance. While perquisites help to provide our named executive officers a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program.

Performance and the performance of UWM under his leadership. For 2020, Mr. Mat Ishbia received an annual bonus as set forth in the Summary Compensation Table below based on our strong financial performance. Because the CEO did not have definite annual bonus targets for 2020 nor pre-set performance metrics, the cash bonuses paid to Mr. Mat Ishbia appear in the “Bonus” column of the “Summary Compensation Table.” We expect that Mr. Mat Ishbia will participate in the Captains Annual Bonus Plan in 2021 and be measured against the same financial and operational goals and performance metrics as all other Captains. The Compensation Committee has not yet determined the target dollar bonus that will be set for the CEO in 2021 and anticipates that it will establish such target in early 2021.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible team members, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage, a 401(k) defined contribution plan and for certain executives concierge health insurance. While perquisites help to provide our named executive officers a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program.

Compensation of UWM Holdings Corporation Directors

During 2021, each of our non-employee directors will receive an annual cash retainer fee of $120,000 plus an additional $3,000 per Board meeting fee, and an initial equity award of 1,000 shares of restricted stock which immediately vested on the date of grant. In addition, each non-employee director will receive an annual grant of 1,000 shares of Class A common stock under the Omnibus Plan. No additional compensation will be payable for service on any Board Committee or attendance at Committee meetings. Each non-employee director will be reimbursed for out-of-pocket expenses in connection with their services

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal 2020

The following table presents certain summary information for the fiscal year ended December 31, 2020 concerning compensation earned for services to UWM by our Chief Executive Officer, our Chief Financial Officer and our three other highly compensated executive officers. Upon closing of the Business Combination, UWM became a subsidiary of UWM Holdings Corporation and the UWM executive officers became the executive officers of UWM Holdings Corporation.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mat Ishbia (1)	2020	600,000	6,500,000	—	142,280	7,242,280
President and Chief Executive Officer	2019	600,000	15,000,000	—	2,367,773	17,967,773
Tim Forrester (5)	2020	260,000	250,000	1,408,900	2,500	1,921,400
Chief Financial Officer	2019	250,000	—	679,736	2,500	932,236
Melinda Wilner	2020	337,000	50,000	5,523,512	5,000	5,915,512
Chief Operating Officer	2019	322,134		2,323,571	5,000	2,650,705
Alex Elezaj	2020	321,000	250,000	5,504,360	5,000	6,080,360
Chief Strategy Officer	2019	312,992	—	2,323,571	727	2,637,290
Laura Lawson	2020	255,000	25,000	3,390,000	5,000	3,675,000
Chief People Officer	2019	248,731	—	1,172,238	5,000	1,425,969

(1)	Mr. Ishbia did not participate in our Captains Plan or the Long-Term Incentive Plan (“LTIP”) in 2020 and does not intend to participate in the LTIP post-closing of the Business Combination.
(2)

For each of Mr. Forrester, Ms. Wilner, Mr. Elezaj and Ms. Lawson this column represents a discretionary bonus awarded to the executive as a result of the additional work involved in assisting the Company in successfully addressing the challenges of the COVID-19 pandemic.

(3)

For each of Mr. Forrester, Ms. Wilner, Mr. Elezaj and Ms. Lawson, this column includes amounts earned under our Captains Annual Bonus Plan, which is available to all team members at the Captain level and above, and under the LTIP. Amounts earned under the Captains Annual Bonus Plan are paid during the first quarter of the following year for which performance is awarded. Amounts earned under the LTIP are paid out over a four-year period, in equal installments, provided that the participant continues to be employed on the pay-out date. Please see “Grants of Plan Based Awards” below for more information regarding the two incentive plans.

(4)

Amounts reflect our matching contribution under the terms of the UWM 401(k) and a concierge medicine health care benefit. For Mr. Ishbia, the amount includes $137,280 for personal usage of the aircraft leased by UWM. Occasionally, Mr. Ishbia and other of our named executive officer may be accompanied on their business trip by spouses or other family members, for which there is no incremental cost to UWM.

(5)

Mr. Forrester has entered into an employment agreement with UWM which renews for one-year periods unless Mr. Forrester or UWM delivers prior written notice of non-renewal. Under the employment agreement, Mr. Forrester is entitled to an annual base salary of $200,000, which amount may be increased or decreased (and was $260,000 for 2020), and, at the discretion of the CEO, an annual bonus based upon the achievement of mutually agreed upon performance measures, of at least $150,000. Mr. Forrester’s employment agreement provides for customary noncompetition, non-solicitation, non-disparagement and nondisclosure covenants. In addition, the employment agreement provides for certain post-termination benefits as set forth below.

Grants of Plan-Based Awards During Fiscal 2020

The table below provides information regarding the non-equity incentive plan awards granted to our named executives during fiscal 2020.

Name	Award Date	Plan		Estimated Possible Payouts under Non-Equity Incentive Plan Awards
				Target($)		Maximum ($)
Mat Ishbia				—		—
Tim Forrester	12/8/20	CP	(1)	550,000		550,000	(2)
	12/17/20	LTIP		970,000	(2)
Melinda Wilner	12/8/20	CP	(1)	844,000		844,000	(2)
	12/17/20	LTIP		4,850,000	(2)
Alex Elezaj	12/8/20	CP	(1)	820,000		820,000	(2)
	12/17/20	LTIP		4,850,000	(2)
Laura Lawson	12/8/20	CP	(1)	550,000		550,000	(2)
	12/17/20	LTIP		2,950,000	(2)

(1)

Pursuant to our Captains Annual Bonus Plan, each Captain (which includes each of our named executive officer’s other than Mr. Ishbia) has an annual target bonus award which can be earned based on our performance against the annual company-wide financial and operational goals set for UWM at the beginning of the year by the CEO. Historically Captains are eligible to earn up to 150% of their target award. With respect to 2020, these financial and operational goals included metrics related to (1) team member retention, (2) customer service speed and satisfaction, (3) loan processing time, (4) compliance and processing quality, (5) production, (6) expenses, and (7) broker channel growth. In August 2020, based on the significant increase in production, the CEO announced that the target bonus and the maximum bonus for each Captain would be doubled for 2020. At the end of 2020, the CEO reviewed each of the metrics and determined that the Captain’s bonus targets had been met at 80%. As a result, for 2020, Mr. Forrester, Ms. Wilner, Mr. Elezaj and Ms. Lawson earned $438,900, $673,512, $654,360, and $440,000, respectively, under the Captains Annual Bonus Plan.

(2)

Our Long-Term Incentive Plan (“LTIP”) for 2020 was funded with 3% of our net profit for the year, and participants in the LTIP were awarded, at the beginning of the year, the opportunity to earn up to a percentage of such pool, subject to a cap. The amounts reflected in the “Target” column reflect the amounts earned by each named executive officer based on our 2020 net profit. Amounts earned under the LTIP are paid out over four-year period, in equal installments, provided that the participant continues to be employed on the pay-out date. In connection with the Business Combination, we accelerated payment of a portion of the outstanding LTIP payments.

Potential Payments upon Termination of Employment or Change in Control of UWM

Mr. Forrester is the only named executive officer who is currently a party to an employment agreement. If Mr. Forrester’s employment is terminated without cause, he is entitled to continue to receive his base salary for the next twelve months contingent upon his execution of a full release and compliance with certain non-competition and non-solicitation provisions. Mr. Forrester does not receive any additional benefits in connection with a change in control. None of the Company’s other named executive officers receive any benefit upon a termination of employment or upon a change in control.

In the case of the death of a named executive officer, he or she would be entitled to receive benefits under his or her term life insurance policy and, at the discretion of the CEO, up to 50% of any unpaid LTIP amounts previously earned.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Charter and amended and restated bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Delaware law, our Charter and amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”.

Authorized and Outstanding Stock

Our authorized capital stock consists of:

•	4,000,000,000 shares of Class A common stock, par value $0.0001 per share;

•	1,700,000,000 shares of Class B common stock, par value $0.0001 per share;

•	1,700,000,000 shares of Class C common stock, par value $0.0001 per share;

•	1,700,000,000 shares of Class D common stock, par value $0.0001 per share; and

•	100,000,000 shares of Preferred Stock, par value $0.0001 per share.

Collectively we refer to our Class A common stock, our Class B common stock, our Class C common stock and our Class D common stock as our Common Stock.

As of March 22, 2021, there were 103,104,205 shares of Class A common stock outstanding, held by approximately 92 record holders, 1,502,069,787 shares of Class D common stock outstanding, held by 1 record holder and no shares of Class B common stock, no shares of Class C common stock and no shares of Preferred Stock outstanding. 10,624,987 Public Warrants outstanding held by approximately 16 record holders. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. We are authorized, without stockholder approval except as required by the listing rules of the NYSE, to issue additional shares of our capital stock.

Voting Rights

Our Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of our outstanding shares of Common Stock will vote together as a single class on all matters with respect to which our stockholders are entitled to vote under applicable law, our Charter or the Amended and Restated Bylaws or upon which a vote of stockholders generally entitled to vote is otherwise called for by us, except that, except as may otherwise be required by applicable law, each holder of Common Stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to our Charter or the DGCL.

Our Charter provides that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting),

•	each holder of record of Class A common stock and Class C common stock on the relevant record date will be entitled to cast one vote for each share held; and

•	each holder of record of Class B common stock and Class D common stock on the relevant record date will be entitled to cast ten votes for each share held.

Our Charter provides that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter.

Our Charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. Except for any directors elected by the holders of any of our outstanding series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of our Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, disqualification, removal or other cause, each director will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. Our Charter does not provide for cumulative voting for the election of directors.

Conversion

Our Charter provides that each share of Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock, and each share of Class D common stock is convertible at any time, at the option of the holder, into one share of Class C common stock. Our Charter further provides that each share of Class B common stock will automatically convert into one share of Class A common stock, and each share of Class D common stock will automatically convert into one share of Class C common stock, upon the transfer of such share, except for transfers to (i) a direct or indirect holder of equity of SFS Corp. (an “SFS Equityholder”), (ii) the spouse, parents, grandparents, lineal descendants or siblings of an SFS Equityholder, the parents, grandparents, lineal descendants or siblings of such holder’s spouse, or lineal descendants of such holder’s siblings or such holder’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any SFS Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such holder, a Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any one or more person described in the foregoing clauses “(i)” through “(iv),” (vi) a charitable trust or organization that is exempted from taxation under Section 501(c)(3) of the Code and controlled by such holder or any one or more of the persons described in the foregoing clauses “(i)” through “(iv)”, (vii) an individual mandated under a qualified domestic relations order to which such holder is subject, or (viii) a legal or personal representative of such holder, any Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder in the event of death or disability of such holder that is an individual.

Additionally, our Charter provides that upon the occurrence of certain events (i) each share of Class D common stock may be exchanged for one share of Class B common stock and (ii) each share of Class C common stock may be exchanged for one share of Class A common stock, in which case each such exchanged share of Class D common stock or Class C common stock, as applicable, will be automatically cancelled for no consideration.

Dividends

Our Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A common stock and holders of Class B common stock are entitled to receive dividends when, as and if declared by our Board out of legally available funds. Under our Charter, dividends may not be declared or paid in respect of Class A common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class B common stock, and vice versa, unless such dividend is approved by holders of a majority of the shares of Class A common stock then outstanding and a majority of the shares of Class B common stock then outstanding, each voting as separately as a single class.

Our Charter provides that the holders of Class C common stock and the holders of Class D common stock will not have any right to receive dividends (including cash, stock or property).

No Preemptive Rights

Our Charter does not provide the holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock with preemptive rights.

Merger or Consolidation

Our Charter provides that, in the event of a merger or consolidation of our Company with or into another entity, the holders of shares of Class A common stock and Class B common stock will be converted into the right to receive the same consideration per share, provided that if the shares of Class A common stock and Class B common stock are converted into the right to receive shares or other securities, the holders of shares of Class A common stock and Class B common stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class B common stock is ten times the voting power of the shares or other securities received per share of Class A common stock.

Our Charter provides that, in the event of a merger or consolidation of our Company with or into another entity, the holders of shares of Class C common stock and Class D common stock will be converted into the right to receive the same consideration per share, provided that the shares of Class C common stock and Class D common stock may be converted into the right to receive the same shares or securities per share, provided, further, that the holders of shares of Class C common stock and Class D common stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class D common stock is ten times the voting power of the shares or other securities received per share of Class C common stock.

Liquidation, Dissolution or Winding Up

Our Charter provides that upon the liquidation, dissolution or winding up of our Company (either voluntary or involuntary), the holders of Class A common stock and holders of Class B common stock will be entitled to share ratably in the assets and funds of our Company that are available for distribution to our stockholders. The holders of Class C common stock and the holders of Class D common stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of our Company.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination. Consequently, our Public Warrants became exercisable on February 20, 2021. For example, if a warrant holder holds one Public Warrant, such Public Warrant will be exercisable for one share of the company’s Class A common stock. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of our initial business combination on January 21, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We agreed that as soon as practicable, but in no event later than 30 days, after the closing of our initial business combination, we would use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. We complied with such obligation upon this registration statement being declared effective on February 5, 2021. We will use our best efforts to maintain the effectiveness of this registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the Public Warrants became exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A common stock. Commencing ninety days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A common stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A common stock shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 Class A common stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A common stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Public Warrants for shares of Class A common stock, instead of cash, for “fair value” without the Public Warrants having to reach the $18.00 per share threshold set forth above. Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of September 6, 2018. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A common stock, and therefore have certainty as to (i) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close an initial business combination. In addition, the warrant holders will have the ability to exercise the Public Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A common stock). If we choose to redeem the Public Warrants when the Class A common stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their Public Warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption procedures and cashless exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A common stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination; (iv) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend the Company’s current certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Class A common stock if the Company does not complete a business combination within 24 months from the closing of the IPO, or (v) in connection with the redemption of our Class A common stock upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s current certificate of incorporation or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A common stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Public Warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The Sponsor purchased 5,250,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant for an aggregate purchase price of $10,500,000 in a private placement that occurred on the IPO closing date. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private

Placement Warrants) are not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they may be physical (cash) or net share (cashless) settled and will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise their Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their Warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Dividends

Our Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A common stock and holders of Class B common stock are entitled to receive dividends when, as and if declared by our Board out of legally available funds. Under our Charter, dividends may not be declared or paid in respect of Class A common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class B common stock, and vice versa, unless such dividend is approved by holders of a majority of the shares of Class A common stock then outstanding and a majority of the shares of Class B common stock then outstanding, each voting as separately as a single class.

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and the Amended and Restated Bylaws

Some provisions of the DGCL, our Charter and the Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: (i) an acquisition of us by means of a tender offer; (ii) an acquisition of us by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our business to first negotiate with our Board. We believe that the benefits of the increased protection of our business’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our business outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:

•	prior to such time, the Board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the Business Combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by our stockholders.

Charter and Amended and Restated Bylaws

In addition, our Charter and Amended and Restated Bylaws provide for certain other provisions that may have an anti-takeover effect:

•

Capital Structure. Our Charter provides a capital structure where holders of Class B common stock and holders of Class D common stock will have ten votes per share (as compared with holders of Class A common stock and holders of Class C common stock, who will each have one vote per share) and consequently have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of Class B common stock and Class D common stock own significantly less than a majority of the shares of the outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our business or our assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter will not provide for cumulative voting.

•

Classified Board. Our Charter and the Amended and Restated Bylaws provide that our Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) is divided into three classes of directors. For more information on the classified board, see the section entitled “Management.” The existence of a classified Board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our business as the classification of our Board makes it more time consuming for stockholders to replace a majority of the directors.

•

Directors Removed Only for Cause. Our Charter provides that, from and after the Voting Rights Threshold Date, any director elected by the stockholders generally entitled to vote may only be removed for cause.

•

Board of Director Vacancies. Our Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on our Board.

•

Action by Written Consent. Our Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

•

Special Meeting of Stockholders. Our Charter provides that special meetings of stockholders may only be called by (i) our Board or (ii) our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

Supermajority Requirements for Certain Amendments of our Charter and Amendments of the Amended and Restated Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Charter and the Amended and Restated Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of our then outstanding shares generally entitled to vote will be required to amend, alter, change or repeal the Amended and Restated Bylaws and certain provisions of our Charter, including those related to our management and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to our Charter and amendments to the Amended and Restated Bylaws could enable a minority of our stockholders to exercise veto power over such amendments.

•

Issuance of Common Stock and Undesignated Preferred Stock. Our Board will have the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of Common Stock and (ii) up to 100,000,000 shares of undesignated Preferred Stock, in the case of a series of Preferred Stock, with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Common Stock and Preferred Stock will enable our Board to render more difficult or to discourage an attempt to obtain control of our business by means of a merger, tender offer, proxy contest, or other means.

•

Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.

•

Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of UWM Holdings Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of our Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of our Charter will be enforced by a court in those other jurisdictions.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act, which we refer to as “Rule 144”, permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We filed our Form 10 type information with the SEC reflecting our status as an entity that is not a shell company on January 22, 2021. Consequently, Rule 144 will be available for resales of our Class A common stock commencing on January 22, 2022.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock or Warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the Common Stock or Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

As of the date of this prospectus, we had 103,104,205 shares of Class A common stock outstanding. Of these shares, 42,500,000 shares were sold in Gores IV’s IPO and are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 10,625,000 shares of Class A common stock exchanged at Closing for the 10,625,000 shares of Class F Stock of which, prior to Closing, 10,550,000 shares were held by the Sponsor and an aggregate of 75,000 shares are held by each of Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea (each an “Initial Stockholder”) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. However, all of these shares are currently registered for resale pursuant to this prospectus.

As of the date of this prospectus, there are 15,874,987 Warrants of the Company outstanding, consisting of 10,624,987 Public Warrants originally sold as part of the units issued in the Company’s IPO and 5,250,000 Private Placement Warrants that were sold by the Company to the Sponsor in a private sale prior to the Company’s IPO. Each warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the Warrant Agreement governing the Warrants. Of these Warrants, 10,625,000 are Public Warrants and are freely tradable, except for any Warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 10,625,000 shares of our Class A common stock that may be issued upon the exercise of the Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Warrants.

Registration Rights; Lock-Up Agreements

At the closing of the Business Combination, we entered into an Amended Registration Rights and Lock-Up Agreement, with the Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement, (i) any outstanding share of Class A common stock or any other equity security (including the Private Placement Warrants and including shares of Class A common stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder upon conversion of the Class F common stock issued upon exercise of any Private Placement Warrants and upon conversion of any Class B common stock that SFS Corp. may receive in future UWM Unit Exchanges and (ii) any other equity security of the Company issued or issuable with respect to any such share of Class A common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights. This prospectus, and the registration statement of which it forms a part, was filed in compliance with our obligations under the Registration Rights Agreement.

Our Initial Stockholders entered into letter agreements pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F common stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A common stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.

Pursuant to the terms of the Registration Rights Agreement, SFS Corp. has agreed to be bound by restrictions on the transfer of any of the Class A common stock that it receives in exchange or conversion of the UWM LLC Class B Common Units (and the stapled Class D Stock) acquired pursuant to the Business Combination Agreement for 180 days after the completion of the Business Combination.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in Exhibit 10.1 to the registration statement of which this prospectus is a part.

Listing of Securities

Our Class A common stock and Public Warrants are listed on the NYSE under the symbols “UWMC” and “UWMCWS,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of shares of common stock of the Company as of March 22, 2021 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the common stock of the Company;

•	each of the Company’s named executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and Warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The percentage ownership of common stock of the Company is based on 1,605,173,992 shares of common stock of the Company outstanding, consisting of 103,104,205 shares of Class A Stock and 1,502,069,787 shares of Class D Stock issued and outstanding as of March 22, 2021.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Class A Stock Beneficially Owned (1)		Class D Stock Beneficially Owned (1)
Name and Address of Beneficial Owners (2)	Number of Shares	%	Number of Shares	%	% of Total Voting Power
Directors and Named Executive Officers
Mat Ishbia (3)	1,502,069,787	93.6	1,502,069,787	100.0	79.0	(7)
Tim Forrester	—	—	—	—	—
Alex Elezaj	—	—	—	—	—
Laura Lawson	—	—	—	—	—
Melinda Wilner	—	—	—	—	—
Jeffrey A. Ishbia (3)	1,502,069,787	93.6	1,502,069,787	100.0	79.0	(7)
Justin Ishbia (4)	—	—	—	—	—
Kelly Czubak	—	—	—	—	—
Isiah Thomas	—	—	—	—	—
Robert Verdun	110,000	*	—	—	*
All Directors and Executive Officers as a Group (10 individuals)	1,502,179,787	93.6	1,502,069,787	100.0	79.0
Five Percent Holders
SFS Corp. (5)	1,502,069,787	93.6	1,502,069,686	100.0	79.0	(7)
Gores Sponsor IV, LLC (6)	15,800,000	13.3	—	—	*
Blackrock Inc. (8)	11,500,000	11.2	—	—	*
Brandeerian, Ltd. (9)	7,500,000	7.3	—	—	*

*	Less than one percent.
(1)

Holders of Class B Stock and holders of Class D Stock each have ten votes per share of Class B Stock and Class D Stock, respectively, (as compared with holders of Class A Stock and holders of Class C Stock, who each have one vote per share of Class A Stock and Class C Stock, respectively) and consequently have a greater ability to control the outcome of matters requiring stockholder approval, even when the holders of

Class B Stock and Class D Stock own significantly less than a majority of the outstanding shares of common stock. For more information, please see the section entitled “Description of the Company’s Securities.” No shares of Class B Stock or Class C Stock are outstanding following the consummation of the Business Combination.
(2)

Unless otherwise indicated, the business address of SFS Corp. and the Company’s executive officers and directors in this table is c/o UWM Holdings Corporation, 585 South Boulevard E, Pontiac, Michigan, 48341.

(3)

Represents shares of Class A Stock and Class D Stock beneficially owned by SFS Corp. Mat Ishbia and Jeffrey A. Ishbia may be deemed to beneficially own the Class A Stock and Class D Stock and exercise voting and dispositive power of the securities held by SFS Corp.

(4)	Justin Ishbia is the beneficiary of trusts that hold a 23% pecuniary non-voting interest in SFS Corp.
(5)

With respect to the Class A Stock beneficially owned, assumes that (a) all UWM LLC Class B Common Units (together with the stapled shares of Class D Stock) have been exchanged in UWM Unit Exchanges for shares of Class B Stock and (b) all shares of Class B Stock have been converted into shares of Class A Stock. Mat Ishbia and Jeffrey A. Ishbia may be deemed to beneficially own the Class A Stock and Class D Stock and exercise voting and dispositive power of the securities held by SFS Corp. Without the Voting Limitation, SFS Corp. would have 99% of the total voting power of the Company’s common stock.

(6)

Represents (i) shares of Class A common stock beneficially owned by Gores Sponsor IV, LLC following the conversion of Class F Stock in connection with the Business Combination and (ii) shares of Class A common stock issuable within 60 days upon the conversion of 5,250,000 Private Placement Warrants. The business address of Gores Sponsor IV, LLC is 9800 Wilshire Boulevard, Beverly Hills, California 90212.

(7)	Without the voting limitation contained in our Charter, SFS Corp. would have 99% of the total voting power of our Common Stock.
(8)

The registered holders of the referenced shares are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; BGF Fixed Income Global Opportunities Fund; BGF ESG Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Capital Allocation Trust; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Funds—Global Allocation Fund; and BlackRock Global Funds—Global Dynamic Equity Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.

(9)

King Street Capital Management, L.P. is the manager of the beneficial owners of the Selling Securityholder, King Street Capital, L.P and King Street Capital Master Fund, Ltd. Jay Ryan is the sole director of King Street Capital Management, L.P. As a result, each of King Street Capital, L.P., King Street Capital Master Fund, Ltd., King Street Capital Management L.P. and Mr. Ryan may be deemed to have beneficial ownership of the securities held by Brandeerian, Ltd. The business address of Brandeerian, Ltd. is 299 Park Avenue, 40th Floor, New York, NY 10171.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

UWM Related Party Transactions

Office Space and Parking Leases

UWM’s corporate campus is located in buildings that are owned by entities controlled by Jeffrey A. Ishbia, UWM’s founder, and Mat Ishbia, its Chief Executive Officer. During the years ended December 31, 2020 and 2019, UWM incurred $8.2 million and $8.1 million, respectively, in expenses relating to the lease of the office space and parking space. The term for the lease of the office space and parking space continues until December 31, 2037 and December 31, 2027, respectively.

On January 1, 2020, UWM entered into a lease agreement for the lease of an additional office space owned by an entity controlled by Jeffrey A. Ishbia. During the year ended December 31, 2020, UWM incurred approximately $3.7 million in expenses related to this new lease. The term for such lease is 15 years with two options to extend the term for five additional years each.

Legal Fees

During the years ended December 31, 2020 and 2019, UWM incurred $0.6 million and $0.6 million, respectively, in legal fees for legal services provided by a law firm where Jeffrey A. Ishbia, UWM’s founder, is a partner.

Travel

Since December 4, 2018, UWM has leased an aircraft owned by an entity controlled by Mat Ishbia. UWM uses the aircraft primarily to facilitate the travel of its executives for corporate purposes related to its business, including travel to and from its clients and regulators, which are located throughout the country, often times on extremely short notice. Approximately 90% of the use of such aircraft was for business purposes. In connection with such lease, UWM pays a monthly $40,000 rental fee. During the years ended December 31, 2020 and 2019, UWM incurred, $1.5 million and $1.8 million, respectively, which includes the monthly rental fee and expenses relating to the use of such aircraft. The lease has a one-year term which automatically renews for successive one-year terms unless terminated by the lessor.

Loan Appraisal Services

Since July 2017, UWM has incurred expenses relating to home appraisal contracting and review services provided by home appraisal management companies which are partially owned by Mat Ishbia and Justin Ishbia. In addition, Alex Elezaj, an Executive of the Company and a member of the board of directors of UWM Holdings Corporation, is also on the board of directors of one of these home appraisal management companies. During the years ended December 31, 2020 and 2019, UWM incurred $0.4 million and $0.3 million of such expenses, respectively. Each agreement with the home appraisal management companies is for an initial twelve-month term which automatically renews for successive twelve month periods unless sooner terminated by UWM upon prior notice. Additionally, each such agreement is on substantially similar terms and conditions, including with regard to pricing, as UWM’s other agreements for such services.

Consulting/Other Services

Prior to the Business Combination, UWM was managed by a manager and did not have a board of directors. Prior to 2019 and during 2019, distributions by UWM to its holding company were primarily to pay tax and other financial obligations of its holding company. Consequently, Jeffrey A. Ishbia, UWM’s founder, who served as the UWM manager and Chairman of its advisory board was paid a salary and bonus based on the performance of UWM. For 2019, Jeffrey A. Ishbia’s salary was $0.4 million and his annual bonus was $3.0 million.

During the years ended December 31, 2020 and 2019, UWM paid Justin Ishbia $60,000 and $60,000, respectively for services as a member of UWM’s advisory board.

Policies and Procedures for Related Party Transactions

In connection with the Closing of the Business Combination, we have implemented policies and procedures with respect to the approval of related party transactions.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 115,875,000 shares of Class A common stock, including (i) up to 10,625,000 shares of Class A common stock that were exchanged for the Founder Shares in connection with the Business Combination, (ii) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp., (iii) up to 50,000,000 shares of Class A common stock that are beneficially held by the Private Placement Investors and (iv) up to 5,250,000 shares of Class A Common Stock that may be sold by Gores IV, LLC that may be received upon exercise of the Private Placement Warrants, and 5,250,000 Warrants that were issued in a private placement on January 28, 2020. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of shares of Class A common stock and Warrants beneficially owned, and the aggregate number of shares of Class A common stock and Warrants that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 103,104,205 shares of Class A common stock outstanding as of March 22, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or Warrants. As such, we are unable to declare the number of shares of Class A common stock or Warrants that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares and/or Warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholders

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	%	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
SFS Corp. (1)(2)	1,502,069,787	93.6	—	50,000,000	—	1,452,069,787	90.5	—	—
Gores Sponsor IV, LLC (1)(3)	15,800,000	13.3	5,250,000	10,550,000	5,250,000	—	—	—	—
Randall Bort (1)	25,000	*	—	25,000	—	—	—	—	—
William Patton (1)	25,000	*	—	25,000	—	—	—	—	—
Jeffrey Rea (1)	25,000	*	—	25,000	—	—	—	—	—
Blackrock Inc. (4)	11,500,000	11.2	—	11,500,000	—	—	—	—	—
Brandeerian, Ltd. (5)	7,500,000	7.3	—	7,500,000	—	—	—	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 Evan D. Metropoulos Trust) (6)	3,000,000	2.9	—	3,000,000	—	—	—	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 J. Daren Metropoulos Trust) (7)	3,000,000	2.9	—	3,000,000	—	—	—	—	—
Shotfut Menayot Chool — Phoenix Amitim (8)	2,300,000	2.2	—	2,300,000	—	—	—	—	—
Jane Street Global Trading, LLC (9)	2,000,000	1.9	—	2,000,000	—	—	—	—	—
Alyeska Investment Group, L.P. (10)	2,000,000	1.9	—	2,000,000	—	—	—	—	—
AEG Holdings, LLC (11)	1,991,123	1.9	—	1,991,123	—	—	—	—	—
Platinum Equity LLC (12)	1,903,900	1.8	—	1,903,900	—	—	—	—	—
Alberta Investment Management Corporation (13)	1,250,000	1.2	—	1,250,000	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Master Limited (14)	1,153,750	1.1	—	1,153,750	—	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited (15)	1,153,750	1.1	—	1,153,750	—	—	—	—	—
Luxor Capital Partners, LP (16)	1,086,805	1.1	—	1,086,805	—	—	—	—	—
Antara Capital Master Fund LP (17)	1,000,000	1.0	—	1,000,000	—	—	—	—	—
Healthcare of Ontario Pension Plan (18)	1,000,000	1.0	—	1,000,000	—	—	—	—	—
LH Capital Markets, LLC (19)	1,000,000	1.0	—	1,000,000	—	—	—	—	—

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	%	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
MMF LT, LLC (20)	1,000,000	1.0	—	1,000,000	—	—	—	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the C. Dean Metropoulos 2015 Delaware Trust) (21)	1,000,000	1.0	—	1,000,000	—	—	—	—	—
Lugard Road Capital Master Fund, LP (22)	856,462	*	—	856,462	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP (23)	758,685	*	—	758,685	—	—	—	—	—
Linden Capital L.P. (24)	500,000	*	—	500,000	—	—	—	—	—
Howard Altman	300,000	*	—	300,000	—	—	—	—	—
Luxor Wavefront, LP (25)	298,048	*	—	298,048	—	—	—	—	—
The Phoenix Insurance Company Ltd (26)	200,000	*	—	200,000	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund (27)	192,500	*	—	192,500	—	—	—	—	—
Jacob Kotzubei	188,040	*	—	188,040	—	—	—	—	—
Louis Samson	188,040	*	—	188,040	—	—	—	—	—
Evergreen Capital Partners LLC, Pension Plan (28)	150,000	*	—	150,000	—	—	—	—	—
Edward Johnson	129,504	*	—	129,504	—	—	—	—	—
Mark Stone (29)	129,504	*	—	129,504	—	—	—	—	—
Sylvester Stallone	100,000	*	—	100,000	—	—	—	—	—
Major League, LLC (30)	100,000	*	—	100,000	—	—	—	—	—
Zlotnitsky Investments LLC	70,000	*	—	70,000	—	—	—	—	—
Additional Selling Securityholders (31)	999,889	*	—	999,889	—	—	—	—	—

*	Less than one percent of outstanding shares of Class A common stock.
(1)	Parties to the Amended and Restated Registration Rights and Lock-Up Agreement dated January 21, 2021. Messrs. Bort, Patton and Rea were directors of our predecessor, Gores IV.
(2)

With respect to the Class A common stock beneficially owned, assumes that (a) all UWM Class B Common Units (together with the stapled shares of Class D Stock) have been exchanged in UWM Unit Exchanges for shares of Class B common stock and (b) all shares of Class B common stock have been converted into shares of Class A common stock. Mat Ishbia and Jeffrey A. Ishbia may be deemed to beneficially own the Class A Stock and Class D Stock and exercise voting and dispositive power of the securities held by SFS Corp. Mat Ishbia and Jeffrey A. Ishbia are directors of our company and Mat. Ishbia is our Chief Executive Officer, President and Chairman.

(3)

Comprised of shares of Class A common stock and Private Placement Warrants that are exercisable within 30 days held by Gores Sponsor IV, LLC, which is controlled indirectly by Mr. Alec Gores. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores was the chairman of the board of directors of Gores IV. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)

The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Long/Short Credit Fund of BlackRock

Funds IV; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; BGF Fixed Income Global Opportunities Fund; BGF ESG Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Capital Allocation Trust; BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Funds—Global Allocation Fund; and BlackRock Global Funds—Global Dynamic Equity Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(5)

King Street Capital Management, L.P. is the manager of the beneficial owners of the Selling Securityholder, King Street Capital, L.P and King Street Capital Master Fund, Ltd. Jay Ryan is the sole director of Brandeerian, Ltd. As a result, each of King Street Capital, L.P., King Street Capital Master Fund, Ltd., King Street Capital Management L.P. and Mr. Ryan may be deemed to have beneficial ownership of the securities held by Brandeerian, Ltd.

(6)

J.P. Morgan Trust Company of Delaware is the trustee of the 2016 Evan D. Metropoulos Trust (the “2016 EDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 EDM Trust.

(7)

J.P. Morgan Trust Company of Delaware is the trustee of the 2016 J. Daren Metropoulos Trust (the “2016 JDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 JDM Trust.

(8)

Haggai Schreiber, Chief Investment Officer of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and The Phoenix Insurance Company Ltd.

(9)

Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert A. Granieri are the members of the Operating Company of Jane Street Group, LLC and may be deemed to have voting and investment control over the shares held by Jane Street Global Trading, LLC.

(10)

Consists of (i) 1,984,000 shares held by Alyeska Master Fund, L.P. and (ii) 16,000 shares held by Alyeska Master Fund 3, L.P. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. and Alyeska Master Fund 3, L.P. (the “Alyeska Funds”), has voting and investment control of the shares held by the Alyeska Funds. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Funds.

(11)

Alec Gores is the Chairman of controls AEG Holdings, LLC. Mr. Gores may be deemed to have voting and investment control over such shares. Mr. Gores was the Chairman of the board of directors of Gores IV.

(12)

Gores Trust is the manager of Platinum Equity, LLC. Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. As a result, Gores Trust and Tom Gores may be deemed to share voting power and investment power with respect to the shares beneficially held by Platinum Equity, LLC. Tom Gores is the brother of Alec Gores, who was the chairman of the board of directors of Gores IV.

(13)

Alberta Investment Management Corporation is a body corporate established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager.

(14)

UBS O’Connor LLC (“O’Connor”) is the investment manager of Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”) and, accordingly, has voting control and investment discretion over the securities described herein held by OGMA. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by OGMA. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by OGMA.
(15)

O’Connor is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and, accordingly, has voting control and investment discretion over the securities described herein held by GLEA. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by GLEA. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by GLEA.

(16)

Christian Leone may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder and LCG Holdings, LLC, the general partner of the Selling Securityholder.

(17)

Antara Capital LP, is the investment manager of the Selling Securityholder and may be deemed to have voting and dispositive power with respect to the shares. Himanshu Gulati is the Managing Member of Antara Capital LP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Selling Securityholder. Mr. Gulati disclaims beneficial ownership of the shares of the Class A Common Stock held by the Selling Securityholder.

(18)	Healthcare of Ontario Pension Plan Trust Fund.
(19)

The securities are held by NR1 SP, a segregated portfolio of North Rock SPC. LH Capital Markets LLC, as its investment adviser, has voting and dispositive power over such securities. Aaron Nieman, as the managing member and chief investment officer of LH Capital Markets, LLC, has sole voting and dispositive power over the shares held and may be deemed to beneficially own such securities. Mr. Nieman disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.
(20)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC.

(21)

J.P. Morgan Trust Company of Delaware is the trustee of the C. Dean Metropoulos 2015 Delaware Trust (the “2015 CDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2015 CDM Trust.

(22)

Jonathan Green may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder and Lugard Road Capital GP, LLC, the general partner of the Selling Securityholder.

(23)

Christian Leone may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder and LCG Holdings, LLC, the general partner of the Selling Securityholder.

(24)

The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.

(25)

Christian Leone may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder and LCG Holdings, LLC, the general partner of the Selling Securityholder.

(26)

Haggai Schreiber, Chief Investment Officer of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and The Phoenix Insurance Company Ltd.

(27)

Voting and investment power over the shares held by the Selling Securityholder resides with UBS O’Connor LLC, the investment manager of each entity. Kevin Russell may also be deemed to have voting and investment control over the shares held by the Selling Securityholder.

(28)	Dominick Schiano is the trustee of Evergreen Capital Partners, LLC and therefore deemed to hold voting and dispositive powers over the securities held by the Selling Securityholder.

(29)	Mark Stone is the former Chief Executive Officer of Gores IV.
(30)	Arnold M. Karp may be deemed to be the beneficial owner of the shares held by Major League, LLC.
(31)

The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons that receive shares upon the exercise of employee stock options or otherwise as compensation;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	Tax-qualified retirement plans;

•	Qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock or Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

an entity treated as a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. Upon a sale or other taxable disposition of our common stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Warrants so disposed of exceeds one year. Otherwise, any gain on a sale or taxable disposition of the shares or Warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or Warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or Warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of warrants having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest and would increase a U.S. holder’s adjusted tax basis in its warrants to the extent that such distribution is treated as a dividend. For certain information reporting purposes we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally may be credited against a U.S. holder’s U.S. federal income tax liability, and a U.S. holder may generally obtain a refund of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Exercise or Lapse of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Possible Constructive Distributions. The U.S. federal income tax treatment of a Non-U.S. holder treated as receiving a constructive distribution generally will correspond to the U.S. federal income tax treatment for a U.S. holder treated as receiving a constrictive distribution, as described under “U.S. Holders—Possible Constructive Distributions” above, although such constructive distribution would be subject to tax as described above under “Non-U.S. holders—Taxation of Distributions” in the same manner as if the Non-U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest and would increase the Non-U.S. holder’s adjusted tax basis in its warrants to the extent that such distribution is treated as a dividend. Any resulting withholding tax may be withheld from future cash distributions. For certain information reporting purposes we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of (i) 10,624,987 shares of our Class A common stock that may be issued upon exercise of the Public Warrants to purchase Class A common stock at an exercise price of $11.50 per share and (ii) 5,250,000 shares of our Class A common stock that may be issued upon exercise of the Private Placement Warrants to purchase Class A common stock at an exercise price of $11.50 per share.

We are also registering the resale by the Selling Securityholders or their permitted transferees of up to an aggregate of (i) 115,875,000 shares of Class A common stock, which includes (a) up to 10,625,000 shares of Class A common stock that were exchanged for the Founder Shares, (b) up to 50,000,000 shares of Class A common stock that are beneficially held by SFS Corp., (c) up to 50,000,000 shares of Class A common stock that are beneficially held by the Private Placement Investors and (d) 5,250,000 shares of Class A Common Stock that may be sold by Gores IV, LLC that may be received upon exercise of the Private Placement Warrants., and (ii) 5,250,000 of the Private Placement Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and Warrants are currently listed on the NYSE under the symbols “UWMC” and “UWMCWS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) the earliest of (a) two years, (b) such time that such Selling Securityholder has disposed of such securities pursuant to Rule 144 or (c) if Rule 144(i) is no longer applicable to us or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her registrable securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when such securities have ceased to be outstanding or (iv) when such securities have been sold in a private transaction in which the transferor’s registration rights are not assigned to the transferees of such securities.

Private Placement Warrants

The Private Placement Warrants may be exercised commencing on February 20, 2021 and on or before the expiration date by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “warrant agent”) (i) the certificate in physical form (the “Definitive Warrant Certificate”) evidencing the Warrants to be exercised, or, in the case of a book-entry certificate (the “Book-Entry Warrant Certificate”) the Warrants to be exercised on the records of the Depositary to an account of the warrant agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the warrant agent to the Depositary from time to time, (ii) an election to purchase shares of Class A common stock pursuant to the exercise of a warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full shares of common stock as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the shares of Class A common stock and the issuance of such Class A common stock.

The Private Placement Warrants will be required to be exercised on a cashless basis in the event of a redemption of such Warrants pursuant to the warrant agreement governing the Warrants in which our Board has elected to require all holders of the Warrants who exercise their Warrants to do so on a cashless basis. In such event, such holders of exercised Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” of the shares of our Class A common stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of our Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of our Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of such Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of shares of Class A common stock to be issued to such holder.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Description of Securities—Registration Rights; Lock-Up Agreement.”

LEGAL MATTERS

Greenberg Traurig, P.A., Fort Lauderdale, Florida has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of UWM Holdings Corporation, formerly Gores Holdings IV, Inc., as of December 31, 2019, and for the period from June 12, 2019 (inception) through December 31, 2019, appearing in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The financial statements of UWM Holdings Corporation, formerly Gores Holdings IV, Inc., as of and for the year ended December 31, 2020, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of United Wholesale Mortgage, LLC as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, appearing in this prospectus, have been audited by Richey, May, and Co., LLP, independent registered public accounting firm, as set for in their report appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of United Wholesale Mortgage, LLC as of and for the year ended December 31, 2020, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.UWM.com. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
UWM Holdings Corporation (f/k/a Gores Holdings IV, Inc.)

Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-2
Balance Sheets as of December 31, 2020 and December 31, 2019	F-4
Statements of Operations For the Year Ended December 31, 2020 and For the Period From June 12, 2019 (inception) to December 31, 2019	F-5
Statements of Changes In Stockholders’ Equity For the Year Ended December 31, 2020 and For the Period From June 12, 2019 (inception) to December 31, 2019	F-6
Statements of Cash Flows For the Year Ended December 31, 2020 and For the Period From June 12, 2019 (inception) to December 31, 2019	F-7
Notes to Financial Statements	F-8

United Wholesale Mortgage, LLC

Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-18
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-21
Consolidated Statements of Operations for the Years Ended December 31, 2020 and December 31, 2019	F-22
Consolidated Statements of Changes in Member’s Equity for the Years Ended December 31, 2020 and December 31, 2019	F-23
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and December 31, 2019	F-24
Notes to Consolidated Financial Statements	F-25

Report of Independent Registered Public Accounting Firm	F-42
Consolidated Balance Sheets as of December 31, 2019 and December 31, 2018	F-43
Consolidated Statements of Operations for the Years Ended December 31, 2019 and December 31, 2018	F-44
Consolidated Statements of Changes in Member’s Equity for the Years Ended December 31, 2019 and December 31, 2018	F-45
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and December 31, 2018	F-46
Notes to Consolidated Financial Statements	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of UWM Holdings Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of UWM Holdings Corporation (formerly known as Gores Holdings IV, Inc.) (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Detroit, MI

March 22, 2021

We have served as the Company’s auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

UWM Holdings Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of UWM Holdings Corporation (formerly Gores Holdings IV, Inc.) (the Company) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity, and cash flows for the period from June 12, 2019 (inception) through December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from June 12, 2019 (inception) through ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2019 to 2021.

Denver, Colorado

March 27, 2020

UWM HOLDINGS CORPORATION

f/k/a GORES HOLDINGS IV, INC.

BALANCE SHEETS

	December 31, 2020	December 31, 2019
CURRENT ASSETS:
Cash and cash equivalents	$50,573	$1,120
Deferred offering costs associated with public offering	—	411,374
Prepaid assets	183,889	—

Total current assets	234,462	412,494
Deferred tax asset	—	—
Investments held in Trust Account	425,331,306	—

Total assets	$425,565,768	$412,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$3,916,817	$274,666
State franchise tax accrual	200,000	1,830
Notes and advances payable – related party	1,000,000	150,000
Income tax payable	81,002	—

Total current liabilities	5,197,819	426,496
Deferred underwriting compensation	14,875,000	—

Total liabilities	$20,072,819	$426,496

Commitments and Contingencies:
Class A common stock subject to possible redemption, 40,049,294 and -0- shares at December 31, 2020 and December 31, 2019, respectively (at redemption value of $10 per share)	400,492,940	—
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 2,450,706 and -0- shares issued and outstanding (excluding 40,049,294 and -0- shares subject to possible redemption) at December 31, 2020 and December, 31, 2019, respectively	245	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,625,000 and 11,500,000 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	1,063	1,150
Additional paid-in-capital	10,845,009	23,850
Accumulated deficit	(5,846,308)	(39,002)

Total stockholders’ equity/(deficit)	5,000,009	(14,002)

Total liabilities and stockholders’ equity	$425,565,768	$412,494

See accompanying notes to financial statements.

UWM HOLDINGS CORPORATION

f/k/a GORES HOLDINGS IV, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2020	For the period from June 12, 2019 (inception) to December 31, 2019
Professional fees and other expenses	(6,627,438)	(37,172)
State franchise taxes, other than income tax	(200,000)	(1,830)

Loss from operations	(6,827,438)	(39,002)
Other income - interest income	1,101,134	—

Net loss before income taxes	$(5,726,304)	$(39,002)

Provision for income tax	(81,002)	—

Net loss attributable to common shares	$(5,807,306)	$(39,002)

Net loss per common share:
Class A and Class F common shares - basic and diluted	$(0.12)	$(0.00)

See accompanying notes to financial statements.

UWM HOLDINGS CORPORATION

f/k/a GORES HOLDINGS IV, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Period from June 12, 2019 (inception) through December 31, 2019
	Class A Common Stock		Class F Common Stock		Additional	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity
Balance at June 12, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F common stock to Sponsor in July 2019 at $.0001 par value	—	—	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	—	—	(39,002)	(39,002)

Balance at December 31, 2019	—	$—	11,500,000	$1,150	$23,850	$(39,002)	$(14,002)

	Year Ended December 31, 2020
	Class A Common Stock		Class F Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity
Beginning Balance at January 1, 2020	—	$—	11,500,000	$1,150	$23,850	$(39,002)	$(14,002)
Proceeds from initial public offering of Units on January 28, 2020 at $10.00 per Unit	42,500,000	4,250	—	—	424,995,750	—	425,000,000
Sale of 5,250,000 Private Placement Warrants to Sponsor on January 27, 2020 at $2.00 per Private Placement Warrant	—	—	—	—	10,500,000	—	10,500,000
Underwriters discounts	—	—	—	—	(8,500,000)	—	(8,500,000)
Offering costs charged to additional paid-in capital	—	—	—	—	(810,743)	—	(810,743)
Deferred underwriting compensation	—	—	—	—	(14,875,000)	—	(14,875,000)
Forfeited Class F Common stock by Sponsor	—	—	(875,000)	(87)	87	—	—
Class A common stock subject to possible redemption; 40,049,294 shares at a redemption price of $10.00	(40,049,294)	(4,005)	—	—	(400,488,935)	—	(400,492,940)
Net loss	—	—	—	—	—	(5,807,306)	(5,807,306)

Balance at December 31, 2020	2,450,706	$245	10,625,000	$1,063	$10,845,009	$(5,846,308)	$5,000,009

See accompanying notes to financial statements.

UWM HOLDINGS CORPORATION

f/k/a GORES HOLDINGS IV, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020	For the period from June 12, 2019 (inception) to December 31, 2019
Cash flows from operating activities:
Net income/(loss)	$(5,807,306)	$(39,002)
Changes in state franchise tax accrual	198,170	1,830
Changes in prepaid assets	(183,889)	—
Changes in income taxes payable and deferred	81,002	—
Changes in deferred offering costs	—	(411,374)
Changes in accrued expenses	3,912,817	274,666

Net cash used in operating activities	(1,799,206)	(173,880)

Cash flows from investing activities:
Cash deposited in Trust Account	(425,000,000)	—
Interest reinvested in Trust Account	(331,306)	—

Net cash used in investing activities	(425,331,306)	—

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	425,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	10,500,000	—
Proceeds from notes payable – related party	1,000,000	150,000
Repayment of notes and advances payable – related party	(150,000)	—
Proceeds from sale of Class F common stock to Sponsor	—	25,000
Payment of underwriter’s discounts and commissions	(8,500,000)	—
Payment of offering costs	(670,035)	—

Net cash provided by financing activities	427,179,965	175,000

Increase in cash	49,453	1,120
Cash at beginning of period	1,120	—

Cash at end of period	$50,573	$1,120

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,875,000	$—
Cash paid for income and state franchise taxes	$1,830	$—
Deferred offering costs included in accrued expenses	$—	$270,666

See accompanying notes to financial statements.

UWM HOLDINGS CORPORATION

f/k/a GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

UWM Holdings Corporation (f/k/a Gores Holdings IV, Inc.) (the “Company”) was incorporated in Delaware on June 12, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. The Company had neither engaged in any operations nor generated any revenue prior to the completion of the Business Combination (as defined below). The Company’s Sponsor is Gores Sponsor IV, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31 as its fiscal year-end.

At December 31, 2020, the Company had not commenced any operations. All activity for the period from June 12, 2019 (inception) through December 31, 2019 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on January 28, 2020. Subsequent to the Public Offering, the Company has generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

United Wholesale Mortgage Business Combination

On September 22, 2020, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC, d/b/a United Wholesale Mortgage), a Michigan limited liability company and a wholly-owned subsidiary of SFS Corp. (“UWM”), and UWM Holdings, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of SFS Corp. (“UWM LLC” and, together with SFS Corp. and UWM, the “UWM Entities.”). The transactions contemplated by the Business Combination Agreement will constitute a “Business Combination” within the meaning of the Company’s Amended and Restated Certificate of Incorporation. Such transactions are hereinafter referred to as the “Business Combination.” The Business Combination with the UWM Entities closed on January 21, 2021.

Financing

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $425,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as Trustee.

Trust Account

Prior to the Business Combination, funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a 7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of December 31, 2020, the Trust Account consisted of treasury bills.

As of December 31, 2020, the Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund our working capital requirements plus additional amounts released to us to fund our regulatory compliance requirements and other costs related thereto, subject to an annual limit of $1,100,000 for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Business combination

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering were intended to be generally applied toward consummating a Business Combination. The Business Combination was required to be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

The Company had 24 months from the IPO Closing Date to complete its Business Combination. If the Company did not complete a Business Combination within this period of time, it was required to (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Common Stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of Common Stock, they will be entitled to a pro rata share of the Trust Account in the event the Company did not complete a Business Combination within the required time period.

In the event of such distribution, it was possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) would be less than the initial public offering price per Unit in the Public Offering.

The Company, after signing a definitive agreement for a Business Combination, was required to either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable.

On January 20, 2021, the Company held a special meeting of the Company’s stockholders (the “Special Meeting”), held in lieu of the 2021 annual meeting of the Company’s stockholders, at which stockholders representing a majority of the outstanding shares of common stock approved the UWM Business Combination. The actual redemptions of common stock by Company stockholders in conjunction with the stockholder vote was 20,795 shares.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). Unless otherwise stated, the financial statements and notes to the financial statements presented herein relate to the Company and its subsidiaries (legal acquirer) and not to UWM and its subsidiaries (legal acquiree).

Net Loss Per Common Share

As of December 31, 2020, the Company had two classes of shares, which are referred to as Class A common stock (the “Common Stock”) and Class F common stock (the “Founder Shares”). The Company applies the two-class method for calculating earnings per share for Class A common stock and Class F common stock. In applying the two-class method, the Company allocates undistributed earnings equally on a per share basis between Class A and Class F common stock. According to the Company’s certificate of incorporation, the holders of the Class A and Class F common stock are entitled to participate in earnings equally on a per-share basis, as if all shares of common stock were of a single class, and in such dividends as may be declared by the board of directors. Basic earnings per share of Class A common stock and Class F common stock is computed by dividing net income (loss) by the weighted-average number of shares of Class A common stock and Class F common stock outstanding during the period. Diluted earnings per share of Class A common stock and Class F common stock is computed by dividing net income (loss) by the weighted-average number of shares of Class A common stock or Class F common stock, respectively, outstanding adjusted to give effect to potentially dilutive securities. During 2020 and 2019, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	Year Ended December 31, 2020	For the period from June 12, 2019 (inception) to December 31, 2019
	Class A and F	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$(5,807,306)	$(39,002)

Denominator:
Weighted-average shares outstanding	50,144,178	11,500,000
Basic and diluted net income/(loss) per share	$(0.12)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred that were related to our Public Offering and were charged to stockholders’ equity upon the completion of our Public Offering, of which $411,374 were deferred as of December 31, 2019 and $14,875,000 were accrued as of December 31, 2020. As of December 31, 2020, offering costs incurred totaling approximately $24,185,743 were charged to stockholders’ equity.

Redeemable Common Stock

As discussed in Note 3, all of the 42,500,000 shares of Common Stock sold as part of the Units in the Public Offering contained a redemption feature which allowed for the redemption of such public shares in connection with the Company’s liquidation, if there was a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, as of December 31, 2020, the Company’s amended and restated certificate of incorporation provided that the Company would not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital.

Accordingly, as of December 31, 2020, 40,049,294 of the 42,500,000 public shares are classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments, which can materially affect amounts recognized in the consolidated balance sheets and consolidated statements of operations. The Company recognizes interest and penalties related to uncertain tax positions in other income (expense). No penalties or interest were recorded during the years ended December 31, 2020 or 2019.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account

As of December 31, 2020, the Company had $425,331,306 in the Trust Account which could be utilized for Business Combinations. As of December 31, 2020, the Trust Account consisted of treasury bills.

As of December 31, 2020, the Company’s amended and restated certificate of incorporation provided that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust would be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company did not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company was unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular where the impact could be material. The Company does not believe the consummation of the Business Combination will have a material impact on the Company’s financial statements.

3.	Public Offering

Public Units

On January 28, 2020, the Company sold 42,500,000 units at a price of $10.00 per unit (the “Units”), including 2,500,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $425,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitled the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant would become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company did not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants would have expired at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of Common Stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Common Stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($8,500,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($14,875,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount became payable to the underwriters from the amounts held in the Trust Account upon completion of the UWM Business Combination with the UWM Entities.

On January 26, 2021, the Company filed a registration statement on Form S-1 related, among other things, to the issuance by the Company of up to (i) 10,625,000 shares of its Class A Stock issuable upon the exercise of the outstanding Warrants, and (ii) 5,250,000 shares of its Class A Stock upon exercise of the Private Placement Warrants (defined below). The Company is not obligated to deliver any shares of its Class A Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Stock underlying the Warrants is then effective and a prospectus relating thereto is current. The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, if: (i) the Company provides not less than 30 days’ prior written notice of redemption to each Warrant holder; and (ii) the last reported sale price of the Company’s Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the date the Company sends the notice of redemption to the Warrant holder. In addition, the Company may call the Warrants for redemption, in whole and not in part, at a price equal to a number of shares of Class A Stock representing the fair value of the Warrants based on an option pricing model with a fixed volatility input as of September 6, 2018, if: (i) the Company provides not less than 30 days’ prior written notice of redemption to each Warrant holder; and (ii) the last reported sale price of the Company’s Class A Stock equals or exceeds $10.00 per share on the trading day prior to the date the Company sends the notice of redemption to the Warrant holder. The Warrants meet the criteria for equity classification under the applicable accounting guidance.

4.	Related Party Transactions

Founder Shares

On July 16, 2019, the Sponsor purchased 11,500,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On March 9, 2020, the Sponsor forfeited 875,000 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of Common Stock following completion of the

Public Offering. The Founder Shares are identical to the Common Stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 5,250,000 warrants at a price of $2.00 per warrant (a purchase price of $10,500,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants also meet the criteria for equity classification under the applicable accounting guidance.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on January 23, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

On July 16, 2019, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Public Offering. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2020, our Sponsor loaned us an additional $150,000 to cover expenses related to the Public Offering. These Notes were non-interest bearing and payable on the earlier of June 30, 2020 or the completion of the Public Offering. These Notes were repaid in full upon the completion of the Public Offering.

On September 29, 2020, the Sponsor made available to the Company a loan of up to $1,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note were used for on-going operational expenses and certain other expenses in connection with the Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) June 30, 2021 or (ii) the date on which the Company consummates the Business Combination. As of December 31, 2020, the amount advanced by Sponsor to the Company was $1,000,000. The loan was repaid in connection with the Business Combination with the UWM Entities which closed on January 21, 2021.

Administrative Service Agreement

The Company entered into an administrative services agreement on January 23, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. The Company paid $225,161 during the year ended December 31, 2020, and had no payable outstanding as of December 31, 2020 related to the agreement above. Services commenced on the date the securities were first listed on the NASDAQ Capital Market. Pursuant to the agreement, the services terminated upon the consummation of the Business Combination with the UWM Entities.

5.	Income Taxes

Effective Tax Rate Reconciliation

A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided is as follows:

	Year Ended December 31, 2020	For the period from June 12, 2019 (inception) to December 31, 2019
Income tax expense/(benefit) at the federal statutory rate	$(1,202,524)	$(8,191)
Capitalized Transaction Expenses	1,209,597	—
State income taxes - net of federal income tax benefits	(38,435)	(1,426)
Change in valuation allowance	112,364	9,617
Total income tax expense (benefit)	$81,002	$—

Current/Deferred Taxes

The provision for income taxes consisted of the following:

	Year Ended December 31, 2020	For the period from June 12, 2019 (inception) to December 31, 2019
Current income tax expense/(benefit)
Federal	$81,002	$—
State	0	—

Total current income tax expense/(benefit)	$81,002	$—

Deferred income tax expense/(benefit)
Federal	$—	$—
State	0	—

Total deferred income tax expense/(benefit)	$0	$—

Provision for income taxes	$81,002	$—

Deferred Tax Assets and Liabilities

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets
Accrued expenses	$97,558	$1,437
Net operating losses	25,390	8,180

Total deferred tax assets	122,948	9,617
Valuation allowance	(121,981)	(9,617

Net deferred tax assets	967	—

Deferred tax liabilities	—	—
Accrued income	(967)	—

Total deferred tax liabilities	(967)	—

Net deferred tax assets (liabilities)	$—	$—

The Company has state income tax NOL carryforwards of $25,390 as of December 31, 2020, which have an unlimited carryforward. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. A significant piece of objective negative evidence evaluated was the cumulative loss incurred for the period June 12, 2019 (inception) through the year ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, the Company believes that it is more likely than not that the benefit from these DTAs will not be realized. In recognition of this risk, as of December 31, 2020 and 2019, the valuation allowance with respect to the Company’s deferred tax assets was $121,981 and $9,617, respectively, a net increase of $112,364.

The Company may be subject to potential examination by U.S. federal or state jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts various tax jurisdictions and compliance with U.S. federal or states tax laws. Both 2019 and 2020 remain open under applicable statute of limitations with relevant taxing authorities. The Company has no recorded uncertain tax benefits as of December 31, 2020.

6.	Investments and cash held in Trust

As of December 31, 2020, investment securities in the Company’s Trust Account consist of $425,331,306 in United States Treasury Bills.

7.	Fair Value Measurements

The Company complies with ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	425,331,306	425,331,306	—	—

Total	$425,331,306	$425,331,306	$—	$—

8.	Stockholders’ Equity

Common Stock

The Company is authorized to issue 220,000,000 shares of common stock, consisting of 200,000,000 shares of Class A common stock, par value $0.0001 per share and 20,000,000 shares of Class F common stock, par value $0.0001 per share. Holders of the Company’s Common Stock are entitled to one vote for each share of

Common Stock and vote together as a single class. At December 31, 2020, there were 42,500,000 shares of Class A common stock and 10,625,000 shares of Class F common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2020, there were no shares of preferred stock issued and outstanding.

9.	Subsequent Events

Business Combination with the UWM Entities

As described in Note 1, the Company completed the Business combination with the UWM Entities on January 21, 2021, following stockholder approval. In connection with the Business Combination, the Company entered into the Subscription Agreements with the Private Placement Investors pursuant to which the Company issued 50,000,000 shares of Class A Stock in the Private Placement at $10 per share, for gross proceeds to the Company of $500,000,000.

Following this transaction, UWM became an indirect consolidated subsidiary of the Company, which was renamed UWM Holdings Corporation, shares of which listed for trading on the New York Stock Exchange under the symbol “UWMC” on January 22, 2021. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the Business Combination with the UWM Entities will include the consolidated financial statements of UWM and its subsidiaries for periods prior to the completion of the Business Combination and of the Company for periods from and after the Business Combination.

The Company paid the deferred underwriting discount totaling $14,875,000 or 3.50% of the gross offering proceeds of the Public Offering which was accrued as of December 31, 2020, to the underwriter on January 21, 2021 upon the Company’s consummation of the Business Combination with the UWM Entities.

On February 3, 2021, our Board of Directors declared its first regular quarterly dividend of $0.10 per share on the outstanding shares of Class A Common Stock. The dividend is payable on April 6, 2021 to stockholders of record at the close of business on March 10, 2021. The quarterly declaration of dividends will be subject to the discretion of our Board of Directors, taking into consideration the limitations imposed by the Company’s governing documents, contractual obligations and other requirements of applicable corporate law.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of United Wholesale Mortgage, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of United Wholesale Mortgage, LLC (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in member’s equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Mortgage Servicing Rights, Net — Refer to Notes 1 and 5 to the financial statements

Critical Audit Matter Description

The Company initially records its mortgage servicing rights (“MSRs”) at estimated fair value, and subsequently evaluates its MSRs for impairment. Subsequent fair value (measured for subsequent impairment purposes) is estimated with the assistance of an independent third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates market estimates of the estimated market prepayment speeds, discount rate, and other assumptions. The Company’s MSRs balance was $1.757 billion at December 31, 2020.

We identified the valuation of MSRs as a critical audit matter because of (i) the significant judgments made by management in determining the prepayment speeds and discount rate assumptions (“significant valuation assumptions”) given the limited market observability of these assumptions, and (ii) the high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the appropriateness of these significant valuation assumptions.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the significant valuation assumptions used by management to estimate the fair value of the Company’s MSRs included the following, among others:

•

We tested the design and implementation of controls over management’s valuation of MSRs and management’s evaluation of the reasonableness of the significant valuation assumptions, including those related to the supervision of their third party broker, data utilized in the third party broker’s model, and the determination of prepayment speed and discount rate assumptions.

•	We inquired of the Company’s third-party valuation specialists regarding the reasonableness of the significant valuation assumptions and the appropriateness of the valuation model.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the significant valuation assumptions used within the valuation model by:

–	Comparing the Company’s significant valuation assumptions to other estimates obtained from third party brokers and selected companies in its peer group.

–	Considering the impact of changes in management’s significant valuation assumptions throughout the year ended December 31, 2020.

•	We assessed the consistency by which management has applied significant valuation assumptions.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 22, 2021

We have served as the Company’s auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owner

United Shore Financial Services, LLC

Pontiac, Michigan

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of United Shore Financial Services, LLC (the “Company”), as of December 31, 2019, and the related consolidated statements of operations, changes in member’s equity and cash flows for the year then ended, and the related notes (collectively, referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of its operations and its cash flow for the year than ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Richey, May and Co., LLP

We have served as the Company’s auditor from 2012 to 2020.

Englewood, Colorado

September 25, 2020

UNITED WHOLESALE MORTGAGE, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,223,837	$133,283
Mortgage loans at fair value	7,916,515	5,446,310
Derivative assets	61,072	24,689
Accounts receivable, net	253,600	163,473
Mortgage servicing rights, net	1,756,864	731,353
Premises and equipment, net	107,572	61,365
Operating lease right-of-use asset, net (includes $92,571 and $73,185 with related parties)	93,098	79,485
Finance lease right-of-use asset	22,929	—
Other assets	57,989	14,136

Total assets	$11,493,476	$6,654,094

Liabilities and Member’s Equity
Warehouse lines of credit	$6,941,397	$5,189,587
Accounts payable and accrued expenses	847,745	282,995
Derivative liabilities	66,237	22,409
Equipment note payable	26,528	30,000
Operating lines of credit	320,300	376,000
Senior notes	789,323	—
Operating lease liability (includes $104,006 and $85,480 with related parties)	104,534	91,780
Finance lease liability	23,132	—

Total liabilities	9,119,196	5,992,771
Member’s Equity:
Membership units (no par); one unit authorized, issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	24,839	24,839
Retained earnings	2,349,441	636,484

Total member’s equity	2,374,280	661,323

Total liabilities and member’s equity	$11,493,476	$6,654,094

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the year ended December 31,
	2020	2019
Revenue
Loan production income	$4,551,415	$1,043,483
Loan servicing income	288,304	102,288
Loss on sale of mortgage servicing rights	(62,285)	(22,480)
Interest income	161,160	155,129

Total revenue, net	4,938,594	1,278,420

Expenses
Salaries, commissions and benefits	552,143	372,172
Direct loan production costs	54,459	34,434
Professional services	12,115	37,785
Occupancy and equipment	58,890	40,095
Marketing, travel, and entertainment	20,278	23,433
Depreciation and amortization	16,820	9,405
Servicing costs	70,835	30,936
Amortization, impairment and pay-offs of mortgage servicing rights	573,118	137,776
Interest expense	167,036	164,131
Other general and administrative	27,940	13,196

Total expenses	1,553,634	863,363

Earnings before income taxes	3,384,960	415,057

Provision for income taxes	2,450	—

Net income	$3,382,510	$415,057

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

(in thousands)

	Member’s Equity	Additional Paid- in Capital	Retained Earnings	Total
Balance, January 1, 2019	$—	$24,839	$294,212	$319,051
Member distributions	—	—	(72,785)	(72,785)
Net income	—	—	415,057	415,057

Balance, December 31, 2019	—	24,839	636,484	661,323
Member contributions	—	—	300,000	300,000
Member distributions	—	—	(1,969,553)	(1,969,553)
Net income	—	—	3,382,510	3,382,510

Balance, December 31, 2020	$—	$24,839	$2,349,441	$2,374,280

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,382,510	$415,057
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of mortgage servicing rights	62,285	22,480
Reserve for representations and warranties	36,510	19,153
Capitalization of mortgage servicing rights	(1,896,638)	(1,126,965)
Amortization and pay-offs of mortgage servicing rights	553,534	117,217
Impairment on mortgage servicing rights, net	19,584	20,559
Depreciation and amortization of premises and equipment	11,581	9,405
Senior notes issuance cost amortization	353	—
Amortization of finance lease right-of-use assets	5,238	2,520
(Increase) decrease in:
Mortgage loans at fair value	(2,470,205)	(2,928,550)
Accounts receivable, net	(138,059)	(4,907)
Derivative assets	(36,384)	(7,094)
Other assets	(43,853)	(9,051)
Increase (decrease) in:
Accounts payable and accrued expenses	526,128	(19,291)
Derivative liabilities	43,828	(6,545)

Net cash provided by (used in) operating activities	56,412	(3,496,012)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of premises and equipment	(57,288)	(16,775)
Proceeds from sale of mortgage servicing rights	289,170	594,150

Net cash provided by investing activities	231,882	577,375

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	1,751,810	2,836,688
Repayments of finance lease liabilities	(5,049)	—
Payments for deferred offering costs	(4,745)	—
Borrowings under equipment notes payable	2,165	30,000
Repayments under equipment notes payable	(5,637)	—
Borrowings under operating lines of credit	412,295	798,321
Repayments under operating lines of credit	(467,995)	(582,417)
Proceeds from issuance of senior notes	800,000	—
Discount and direct issuance costs on senior notes	(11,030)	—
Member contributions	300,000	—
Member distributions	(1,969,554)	(72,785)

Net cash provided by financing activities	802,260	3,009,807

INCREASE IN CASH AND CASH EQUIVALENTS	1,090,554	91,170
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	133,283	42,113

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,223,837	$133,283

SUPPLEMENTAL INFORMATION
Cash paid for interest	$161,803	$157,813

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC) (the “Company”) was organized under the laws of the State of Michigan. United Shore Financial Services, LLC, the Company’s predecessor, was incorporated on July 16, 1986, primarily doing business as United Wholesale Mortgage. The Company engages in the origination, sale and servicing of residential mortgage loans. The Company is based in Michigan but originates and services loans throughout the United States. The Company is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (or “HUD”). In addition, the Company is an approved issuer with the Government National Mortgage Association (or “Ginnie Mae”), as well as an approved seller and servicer with the Federal National Mortgage Association (or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (or “Freddie Mac”).

On September 15, 2020, the Company amended and restated its operating agreement to reflect SFS Holding Corp. as the sole member of the Company with one unit authorized, issued and outstanding. Historical unit amounts have been retrospectively adjusted to give effect to this change from 80,000 units authorized, issued and outstanding to the single unit.

On September 22, 2020, the Company and Gores Holdings IV, Inc., a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, entered into a definitive agreement with respect to a business combination, which was consummated on January 21, 2021. Upon completion of the proposed transaction, the Company’s current owner retained an approximate 94% economic ownership interest of the Company, and the Company became a consolidated subsidiary of UWM Holdings Corporation (f/k/a Gores Holdings IV, Inc.). Class A common stock of UWM Holdings Corporation was listed on the New York Stock Exchange (“NYSE”) under the new ticker symbol “UWMC” on January 22, 2021. Refer to the subsequent events footnote for further discussion.

On January 21, 2021, SFS contributed all of its equity interest in the Company to UWM Holdings, LLC (a wholly-owned subsidiary of SFS) and adopted the Second Amended and Restated Operating Agreement to reflect that UWM Holdings, LLC as its sole member and its manager. Upon completion of the proposed transaction, (i) UWM Holdings, LLC issued approximately 6% of its units to UWM Holdings Corporation, (ii) SFS retained approximate 94% of its units in UWM Holdings LLC and SFS retained approximately 94% of the economic ownership interest of the combined company and (iii) the Company became a consolidated subsidiary of UWM Holdings Corporation (f/k/a Gores Holdings IV, Inc.). Class A common stock of UWM Holdings Corporation was listed on the New York Stock Exchange (under the new ticker symbol “UWMC”) on January 22, 2021. Refer to the subsequent events footnote for further discussion.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (or “GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As of December 31, 2020 and 2019, the Company had two subsidiaries both of which were special purpose entities that were formed and operate solely in connection with securitized warehouse facilities used by the Company in its operations. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most sensitive accounting estimates affecting the consolidated financial statements are the valuations of mortgage loans at fair value, mortgage servicing rights (or “MSRs”), derivative assets and liabilities, and the measurement of the representations and warranties reserve.

Operating Segments

The Company operates as one segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (or “CODM”), which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information on a consolidated basis.

Cash and Cash Equivalents

The Company considers cash and temporary investments with original maturities of three months or less to be cash and cash equivalents. The Company typically maintains cash balances in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances.

Mortgage Loans at Fair Value and Revenue Recognition

Mortgage loans are recorded at estimated fair value. Fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market.

A majority of the revenues from mortgage loan originations are recognized when the loan is originated which is the primary revenue recognition event as the loans are recorded at fair value upon origination. Loan origination fees are recognized as income at the time the loans are originated. Interest income is accrued at the contractual rate, unless collectability is uncertain. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value, the realized and unrealized gains and losses from derivative assets and liabilities and the capitalization of MSRs.

Loans are considered to be sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity. The Company typically considers the above criteria to have been met when transferring title to another party where no substantive repurchase rights or obligations exist.

Derivatives

Derivatives are recognized as assets or liabilities on the consolidated balance sheets and measured at fair value with changes in fair value recorded within the consolidated statements of operations in the period in which they occur. The Company enters into derivative instruments to reduce its risk exposure to fluctuations in interest rates. The Company accounts for derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. Interest rate lock commitments (or “IRLCs”) on mortgage loans to be originated or purchased which are intended to be sold are considered to be derivatives with changes in fair value recorded in the consolidated statements of operations as part of loan production income. Fair value is estimated primarily based on relative changes in interest rates for the underlying mortgages to be originated or purchased. Fair value estimates also take into account the probability that loan commitments may not be exercised by customers. The Company uses forward mortgage backed security contracts, which are known as forward loan sale commitments (or “FLSCs”), to economically hedge the IRLCs. Refer to Note 3 – Derivatives for further details.

Mortgage Servicing Rights and Revenue Recognition - Sale of MSRs

MSRs are initially recorded at estimated fair value. To determine the fair value of the servicing right created, the Company uses third party estimates of fair value at the time of initial recognition. Subsequent fair value (measured for subsequent impairment purposes) is estimated with the assistance of an third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates market estimates of the estimated market prepayment speeds, discount rate, cost to service, float value, ancillary income, inflation, and delinquency and default rates.

MSRs are amortized in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated for impairment. For this purpose, the Company stratifies its MSRs based on interest rate. Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. Management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation recoveries are recorded in subsequent periods. When a mortgage prepays, the Company permanently reduces the associated MSR in the period of prepayment with a charge to operations.

Sales of MSRs are recognized when the risks and rewards of ownership have been transferred to a buyer, and a substantive non-refundable down payment is received. Also, any risks retained by the Company must be reasonably quantifiable to be eligible for sale accounting.

Premises and equipment, net

Premises and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of premises and equipment, net at December 31 (in thousands):

	Useful lives (years)	2020	2019
Furniture and equipment	3-10	$24,325	$17,976
Computer software	1-3	3,644	1,480
Leasehold improvements	(a)	104,074	50,633
Construction in process		1,249	5,415
Accumulated depreciation and amortization		(25,720)	(14,139)

Premises and equipment, net		$107,572	$61,365

(a)	Amortized over the shorter of the related lease term or the estimated useful life of the assets.

Leases

The Company enters into contracts to lease real estate, furniture and fixtures, and information technology equipment. Leases that meet one of the finance lease criteria are classified as finance leases, while all others are classified as operating leases. The Company determines if an arrangement is a lease at inception and has made on accounting policy election to capitalize leases with initial terms in excess of 12 months. At lease commencement, a lease liability and right-of-use asset are calculated and recognized for operating and finance leases. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term. The lease term used in the calculation includes any options to extend that the Company is reasonably certain to exercise. The lease liability is equal to the present value of future lease payments. The right-of-use asset is equal to the lease liability, plus any initial direct costs and prepaid lease payments, less any lease incentives received. Operating and finance lease right-of-use assets and liabilities are recorded separately on the consolidated balance sheets. In determining the present value of future lease payments, the Company uses estimated incremental borrowing rates based on information available at the lease commencement date when an implicit rate is not readily determinable for a given lease. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company uses an incremental borrowing rate estimated by referencing the Company’s collateralized borrowings.

The Company’s leases do not contain any material residual value guarantees or material restrictive covenants. The Company’s lease agreements include both lease and non-lease components which are generally accounted for as a single component to the extent that the costs are fixed. If the non-lease components are not fixed, the costs are treated as variable lease costs. Subsequent to lease commencement, lease liabilities recorded for finance leases are measured using the effective interest method and the related right-of-use assets are amortized on a straight-line basis over the lease term. For finance leases, interest expense and amortization expense are recorded separately in the consolidated statements of operations in interest expense and depreciation and amortization, respectively. For operating leases, total lease cost is comprised of lease expense and variable lease cost. Lease expense includes lease payments, which are recognized on a straight-line basis over the lease term. Variable lease cost includes common area maintenance charges, real estate taxes, insurance and other expenses, where applicable, which are expensed as incurred. Total lease cost for operating leases is recorded in occupancy and equipment expense on the consolidated statements of operations. See “Note 6 - Leases” for further information.

Representations and Warranties Reserve

Loans sold to investors which the Company believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans or be subject to other guaranty requirements and subject to loss. The Company initially records its exposure under such guarantees at estimated fair value upon the sale of the related loan, within accounts payable and accrued expenses, as well as within loan production income, and continues to evaluate its on-going exposures in subsequent periods. The reserve is estimated based on the Company’s assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations. The Company repurchased $53.1 million and $31.1 million of loans during the years ended December 31, 2020 and 2019, respectively, related to the representations and warranties provisions.

The activity of the representations and warranties reserve was as follows (in thousands):

	December 31,
	2020	2019
Balance, beginning of period	$46,322	$32,999
Reserve charged to operations	36,510	19,153
Losses realized, net	(13,290)	(5,830)

Balance, end of period	$69,542	$46,322

Loans Eligible for Repurchase from Ginnie Mae

When the Company has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due) and the call option results in a more than trivial benefit to the Company, the previously sold assets are required to be re-recognized on the consolidated balance sheets. The recognition of previously sold loans does not impact the accounting for the previously recognized MSRs. At December 31, 2020 and December 31, 2019, the Company had recorded such Ginnie Mae pool loans in mortgage loans at fair value totaling $451.1 million and $21.7 million, respectively, with related purchase liabilities equal to the gross amount of the loan recorded in accounts payable and accrued expenses. At December 31, 2020 and December 31, 2019, the fair values of the Ginnie Mae pool loans were $448.5 million and $18.4 million, respectively.

Loan Origination Fees and Expenses

Loan origination fees represent revenue earned from loan production and are included in loan production income on the consolidated statements of operations. Loan origination fees generally represent flat, per-loan fee amounts and are recognized as revenue at the time the loans are originated. Loan origination expenses are charged to operations as incurred and are included in direct loan production costs on the consolidated statements of operations.

Loan Servicing Income

Loan servicing income represents revenue earned for servicing loans for various investors. The loan servicing income is based on a contractual percentage of the outstanding principal balance and is recognized into revenue as the related mortgage payments are received by the Company’s subservicer. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent advances on behalf of customers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs. Advances are made in accordance with the servicing agreements and are recoverable upon liquidation. The Company periodically evaluates the advances for collectability and amounts are written-off when they are deemed uncollectible. Management has determined that certain amounts are not fully collectible and has recorded an allowance for expected credit losses of approximately $264 thousand and $125 thousand at December 31, 2020 and 2019, respectively. Servicing advances are included in accounts receivable, net on the consolidated balance sheets.

Interest Income

Interest income on mortgage loans at fair value is accrued based upon the principal amount outstanding and contractual interest rates. Income recognition is discontinued when loans become 90 days delinquent or when, in management’s opinion, the collectability of principal and interest becomes doubtful and the specific loan is put on nonaccrual status.

Advertising and Marketing

Advertising and marketing is expensed as incurred and amounted to $7.9 million and $5.6 million for the years ended December 31, 2020 and 2019, respectively, and is included in marketing, travel, and entertainment expenses on the consolidated statements of operations.

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts in trust for investors and escrow balances for mortgagors. The balances of these accounts amounted to $955.2 million and $374.3 million at December 31, 2020 and 2019, respectively, and are excluded from the consolidated balance sheets.

Income Taxes

The Company has elected to be taxed as a partnership for income tax purposes. Accordingly, taxable income or loss of the Company is reported on the income tax returns of the member and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements. The Company is subject to certain state income taxes which are included on the consolidated statements of operations.

Contingencies

The Company evaluates contingencies based on information currently available and establishes an accrual for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. For matters where a loss is believed to be reasonably possible but not probable, no accrual is established by the nature of the loss contingency and an estimate of the reasonably possible range of loss in excess of amount accrued, when such estimate can be made, is disclosed. In deriving an estimate, the Company is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of loss contingencies involves the use of critical estimates, assumptions and judgments. It is not possible to predict or determine the outcome of all loss contingences. Accruals are periodically reviewed and may be adjusted as circumstances change.

Risks and Uncertainties

The Company encounters certain economic and regulatory risks inherent in the consumer finance business. Economic risks include interest rate risk and credit risks. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans at fair value and in commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which mortgage loans are being held at fair value or subsequently under any representation and warranty provisions within the Company’s sale agreements. The Company is subject to substantial regulation as it directly provides financing to consumers acquiring residential real estate.

The Company sells loans to investors without specific recourse. As such, the investors have assumed the risk of loss of default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

Reclassifications

Some reclassifications have been made to prior year balances to conform to the current year financial statement presentation.

Related Party Transactions

The Company enters into various transactions with related parties. See “Note 15 – Related Party Transactions” for additional information.

Recently Adopted Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which was subsequently amended by ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope, which was issued in January 2021. This guidance provides practical expedients to address existing guidance on contract modifications due to the expected market transition from the London Inter-bank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. The ASU was effective upon issuance on a prospective basis beginning January 1, 2020 and the Company may elect certain practical expedients as reference rate activities occur. The Company will evaluate its debt and other applicable contracts that are modified in the future to ensure they are eligible for modification relief and apply the practical expedients as needed.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments (or “ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics to increase stakeholder awareness and make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, with no material effect on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. The amendments to Topic 740 include the removal of certain exceptions to the general principles of ASC 740 in such areas as intraperiod tax allocation, year to date losses in interim periods and deferred tax liabilities related to outside basis differences. Amendments also include simplification in other areas such as interim recognition of enactment of tax laws or rate changes and accounting for a franchise tax (or similar tax) that is partially based on income. The guidance further clarifies that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but they could elect to do so. This ASU is effective for public business entities for fiscal years and interim periods beginning after December 15, 2020, with early adoption permitted. The adoption of this guidance on January 1, 2020 did not have a significant effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies or adds certain disclosure requirements for fair value measurements. The guidance was effective January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Substantially all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that certain receivables are within the scope of the ASU. The expected credit-related losses of the Company’s receivables are immaterial based on historical experience and due to the short-term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The guidance was effective January 1, 2020. The adoption of this guidance, including the subsequent amendments to the initial guidance, ASU 2018-19, ASU 2019-04, ASU 2019-05 and ASU 2019-11, did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In October 2020, the FASB issued ASU No. 2020-10, Codification Improvements, which is intended to clarify or correct the unintended application of the Codification of accounting guidance for a wide variety of topics. The adoption of this ASU will be required effective January 1, 2021. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements and related disclosures.

NOTE 2 – MORTGAGE LOANS AT FAIR VALUE

The table below includes the estimated fair value and unpaid principal balance (“UPB”) of mortgage loans held for sale that have contractual principal amounts and for which the Company has elected the fair value option. The fair value option has been elected for mortgage loans, as this accounting treatment best reflects the economic consequences of the Company’s mortgage origination and related hedging and risk management activities. The difference between the UPB and estimated fair value is made up of the premiums paid on mortgage loans, as well as the fair value adjustment as of the balance sheet date. The change in fair value adjustment is recorded in the “Loan production income” line item of the consolidated statement of operations.

(In thousands)	December 31, 2020	December 31, 2019
Mortgage loans, unpaid principal balance	$7,620,014	$5,309,394
Premiums paid on mortgage loans	101,949	88,913
Fair value adjustment	194,552	48,003

Mortgage loans at fair value	$7,916,515	$5,446,310

NOTE 3 – DERIVATIVES

The Company enters into interest rate lock commitments (“IRLCs”) to originate residential mortgage loans, at specified interest rates and terms within a specified period of time, with customers who have applied for a loan and may meet certain credit and underwriting criteria. To determine the fair value of the IRLCs, each contract is evaluated based upon its stage in the application, approval and origination process for its likelihood of consummating the transaction (or “pullthrough”). Pullthrough is estimated based on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. Generally, the further into the process the more likely the IRLC is to become a loan. The blended average pullthrough rate was 92% and 81%, as of December 31, 2020 and 2019, respectively. The Company uses forward mortgage backed security contracts, which are known as forward loan sale commitments (or “FLSCs”), to economically hedge the IRLCs.

The following summarizes derivative instruments (in thousands):

	December 31, 2020			December 31, 2019
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs, net	$59,579	$10,594,329	(a)	$16,786	$6,727,739	(a)
FLSCs, net	(64,743)	16,602,739		(14,506)	10,674,680

Total	$(5,164)			$2,280

(a)	Adjusted for pullthrough rates of 92% and 81%, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE, NET

The following summarizes accounts receivable, net at December 31 (in thousands):

	December 31, 2020
	2020	2019
Investor receivables	$100,478	$104,303
Servicing advances	60,053	9,004
Servicing fees	55,838	23,113
Due from title companies	33,663	16,729
Warehouse - after deadline funding	3,642	4,020
Pair-offs receivable	438	6,317
Receivable - related party	28	245
Allowance for doubtful accounts	(540)	(258)

Total Accounts Receivable, Net	$253,600	$163,473

The Company periodically evaluates the carrying value of accounts receivable balances with delinquent receivables being written-off based on specific credit evaluations and circumstances of the debtor.

NOTE 5 – MORTGAGE SERVICING RIGHTS, NET

The following summarizes the activity of MSRs (in thousands):

	For the year ended December 31,
	2020	2019
Balance, beginning of period	$731,353	$368,117
Additions	1,896,638	1,126,965
Amortization	(252,421)	(80,280)
Loans paid in full	(301,113)	(36,937)
Sales	(298,009)	(625,953)
Impairment	(19,584)	(20,559)

Balance, end of period	$1,756,864	$731,353

The unpaid principal balance of mortgage loans serviced approximated $188.3 billion and $72.6 billion at December 31, 2020 and 2019, respectively. Conforming conventional loans serviced by the Company have previously been sold to Fannie Mae and Freddie Mac on a non-recourse basis, whereby foreclosure losses are generally the responsibility of Fannie Mae and Freddie Mac, and not the Company. Loans serviced for Ginnie Mae are insured by the FHA, guaranteed by the VA, or insured by other applicable government programs. While the above guarantees and insurance are the responsibility of those parties, the Company is still subject to potential losses related to its servicing of these loans. Those estimated losses are incorporated into the valuation of MSRs.

The key unobservable inputs used in determining the fair value of the Company’s MSRs were as follows at December 31, 2020 and 2019, respectively:

	December 31,	December 31,
	2020	2019
Discount rates	9.0% - 14.5%	9.0% - 14.5%
Annual prepayment speeds	8.8% - 42.2%	8.2% - 30.8%
Cost of servicing	$75 - $126	$90 - $138

The Company views these unobservable inputs as the most critical in assessing the fair value of its MSRs, which had an estimated fair value of approximately $1.76 billion and $744 million at December 31, 2020 and 2019, respectively.

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair values as follows at December 31, 2020 and 2019, respectively, (in thousands):

	December 31,	December 31,
	2020	2019
Discount rate:
+ 10% adverse change – effect on value	$(56,889)	$(25,580)
+ 20% adverse change – effect on value	$(110,040)	$(49,396)
Prepayment speeds:
+ 10% adverse change – effect on value	$(87,752)	$(34,208)
+ 20% adverse change – effect on value	$(169,230)	$(65,744)
Cost of servicing:
+ 10% adverse change – effect on value	$(21,643)	$(8,879)
+ 20% adverse change – effect on value	$(43,285)	$(17,759)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in assumptions. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption of the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.

The following table summarizes the Company’s estimated future MSR amortization expense (in thousands) based upon the existing MSR asset. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2020. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon retention or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

Year ending December 31,	Amounts
2021	$293,647
2022	249,591
2023	211,575
2024	179,066
2025	151,176
Thereafter	691,393

Total	$1,776,448

NOTE 6 – LEASES

Lease Right-of-Use Assets and Liabilities

The Company has operating and finance lease arrangements related to its facilities, furniture and fixtures, and information technology equipment. A substantial portion of the Company’s operating lease arrangements are with related party entities. See “Note 15 - Related Party Transactions” for further information.

Finance lease right-of-use assets were $22.9 million and $0.0 million at December 31, 2020 and 2019 respectively. Finance lease liabilities were $23.1 million and $0.0 million at December 31, 2020 and 2019, respectively. The Company’s financing lease agreements have remaining terms ranging from two to three years. For the year ended December 31, 2020, total interest expense and amortization expense under finance leases amounted to $0.8 million and $5.2 million, respectively.

Operating lease right-of-use assets were $93.1 million, including $92.6 million with related parties, and $79.5 million, including $73.2 million with related parties, at December 31, 2020 and 2019, respectively. Operating lease liabilities were $104.5 million, including $104.0 million with related parties, and $91.8 million, including $85.5 million with related parties, at December 31, 2020 and 2019, respectively. The Company’s operating lease agreements have remaining terms ranging from 2 years to 17 years. Certain lease agreements have renewal options. Total lease expense under all operating leases amounted to $10.9 million and $9.5 million for the years ended December 31, 2020 and 2019, respectively. Lease expense for related party leases was $10.6 million and $8.6 million for years ended December 31, 2020 and 2019, respectively. Variable lease expense amounted to $0.6 million and $0.0 million for the years ended December 31, 2020 and 2019, respectively.

Supplemental cash flow information related to leases is as follows (in thousands):

	December 31, 2020	December 31, 2019
Cash paid for the amounts included in the measurement of leases liabilities – operating	$12,551	$8,000
Cash paid for amounts included in the measurement of lease liabilities - financing	$5,049	$—
Operating lease right-of-use assets obtained in exchange for operating leases liabilities[1]	$27,630	$82,300
Financing lease right-of-use assets obtained in exchange for finance lease liabilities	$20,120	$—

[1]	Of the $82.3 million obtained as of December 31, 2019, $76.0 million is related to the adoption of ASU 2016-02.

Additional supplemental information related to leases was as follows:

	December 31, 2020	December 31, 2019
Weighted average remaining lease term – operating leases	15.9 years	16 years
Weighted average remaining lease term – finance leases	2.4 years	—
Weighted average discount rate – operating leases	7.8%	6%
Weighted average discount rate – finance leases	6.2%	—

The maturities of the Company’s operating lease liabilities are summarized below (in thousands):

December 31, 2020	Amounts
2021	$11,493
2022	11,414
2023	11,175
2024	11,175
2025	11,246
Thereafter	124,684

Total lease payments	181,187
Less imputed interest	(76,653)

Total	$104,534

The maturities of the Company’s financing lease liabilities are summarized below (in thousands):

December 31, 2020	Amounts
2021	$10,322
2022	10,083
2023	4,505

Total lease payments	24,910
Less imputed interest	(1,778)

Total	$23,132

NOTE 7 – LINES OF CREDIT

The Company had the following lines of credit with financial institutions at December 31, 2020 and 2019, respectively, (in thousands):

	December 31, 2020	December 31, 2019
$400 million line of credit agreement expiring December 31, 2022. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by $989.5 million of MSRs (based on estimated fair value as of December 31, 2020).	$320,300	$251,000
$125 million line of credit agreement expired on September 14, 2020. Interest at variable rates based on a spread to the one month LIBOR rate. This line was closed during 2020.	—	125,000

	$320,300	$376,000

NOTE 8 – WAREHOUSE LINES OF CREDIT

The Company had the following warehouse lines of credit with financial institutions as of December 31, 2020 and 2019, respectively, (in thousands):

As of December 31, 2020 Warehouse Lines of Credit	Expiration Date	December 31, 2020	December 31, 2019
$1.5 Billion	2/10/2021	$1,344,851	$510,954
$800 Million	3/5/2021	666,891	314,728
$200 Million	3/24/2021	86,928	150,229
$150 Million	5/25/2021	140,237	133,196
$400 Million	6/23/2021	287,073	436,437
$2 Billion	7/1/2021	499,841	800,764
$200 Million	7/7/2021	198,705	156,632
$750 Million	9/7/2021	209,138	—
$150 Million	9/19/2021	112,429	106,256
$400 Million	9/23/2021	248,947	240,620
$925 Million	10/29/2021	1,179	—
$3 Billion	10/29/2021	1,685,138	1,384,903
$250 Million	11/16/2021	249,006	355,540
$500 Million	12/28/2021	365,577	—
$1 Billion	1/10/2022	769,510	513,645
$250 Million (ASAP + - see below)	No expiration	75,947	85,683
$150 Million (gestation line - see below)	No expiration	—	—

All interest rates are variable based on a spread to the one-month LIBOR rate.		$6,941,397	$5,189,587

In addition to warehouse facilities, we are an approved lender for loan early funding facilities with Fannie Mae through its As Soon As Pooled Plus (“ASAP+”) program and Freddie Mac through its Early Funding (“EF”) program. As an approved lender for these early funding programs, we enter into an agreement to deliver closed and funded one-to-four family residential mortgage loans, each secured by related mortgages and deeds of trust, and receive funding in exchange for such mortgage loans in some cases before the lender has grouped them into pools to be securitized by Fannie Mae or Freddie Mac. All such mortgage loans must adhere to a set of eligibility criteria to be acceptable. As of December 31, 2020, the amount outstanding through the ASAP+ program was approximately $75.9 million and no amounts were outstanding under the EF program.

In addition to the arrangements with Fannie Mae and Freddie Mac, we are also party to one early funding (or “gestation”) lines with a financial institution. Through this arrangement, we enter into agreements to deliver certified pools consisting of mortgage loans securitized by Ginnie Mae, Fannie Mae, and/or Freddie Mac, as applicable, for the gestation line. As with the ASAP+ and EF programs, all mortgage loans under this gestation line must adhere to a set of eligibility criteria.

The gestation line has a transaction limit of $150.0 million, and it is an evergreen agreement with no stated termination or expiration date that can be terminated by either party upon written notice. As of December 31, 2020, no amount was outstanding under this line.

As of December 31, 2020, the Company had pledged mortgage loans at fair value as collateral under the above warehouse lines of credit. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquidity, maximum debt to net worth ratio, net income, and limitations on additional debt, as defined in the agreements. The Company was in compliance with all debt covenants as of December 31, 2020.

NOTE 9 – SENIOR NOTES

On November 3, 2020, the Company issued $800.0 million in aggregate principal amount of senior unsecured notes due November 15, 2025 (the “Senior Notes”). The Senior Notes accrue interest at a rate of 5.500% per annum. Interest on the Senior Notes is due semi-annually on May 15 and November 15 of each year, beginning on May 15, 2021. As of December 31, 2020, the Senior Notes balance was $789.3 million, net of discounts and issuance costs.

On or after November 15, 2022, the Company may, at its option, redeem the Senior Notes in whole or in part during the twelve-month period beginning on the following dates at the following redemption prices: November 15, 2022 at 102.750%; November 15, 2023 at 101.375%; or November 15, 2024 until maturity at 100.000%, of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest. Prior to November 15, 2022, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 105.500% of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. In addition, the Company may, at its option, redeem the Senior Notes prior to November 15, 2022 at a price equal to 100% of the principal amount redeemed plus a “make-whole” premium, plus accrued and unpaid interest.

The indenture governing the Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications. The Company was in compliance with the terms of the indenture as of December 31, 2020.

On May 15, 2020, SFS Holding Corp., the Company’s member, issued and sold $200 million in aggregate principal amount of senior secured notes and on June 15, 2020 and July 15, 2020, SFS Holding Corp. issued and sold an additional aggregate $100 million in principal amount of senior secured notes (collectively, the “SFS Notes”) and had the ability to issue up to an additional $200 million in principal amount of senior secured notes on the same terms. The Company guaranteed the SFS Notes.

The gross proceeds from the SFS Notes of $300 million were contributed to the Company by SFS Holding Corp., and the Company distributed $449.5 million to SFS Holding Corp., which was used by SFS Holdings Corp. to repay in full, including accrued interest, and terminate the SFS Notes on September 16, 2020.

NOTE 10 – EQUIPMENT NOTE PAYABLE

During 2019, the Company entered into a $30.0 million note payable, secured by equipment, with a financial institution. The note required monthly payments of $0.58 million beginning January 1, 2020 and interest accruing at 5.99% per annum. The note matures December 2024.

In 2020, the Company entered into two additional equipment notes payable of $2.1 million and $0.9 million, respectively. The notes require quarterly payments of $0.1 million and $80 thousand beginning July 1, 2020 and January 1, 2021, respectively, and interest accruing at 6.1% and 4.69% per annum, respectively. The notes mature on April 2023 and October 2023, respectively.

The principal balance outstanding for the three notes payable was $26.5 million as of December 31, 2020. Annual principal maturities of the equipment notes payable are as follows as of December 31, 2020 (in thousands):

Year ending December 31,	Amounts
2021	$6,299
2022	6,673
2023	6,851
2024	6,705
2025 and thereafter	—

Total	$26,528

NOTE 11 – SELF INSURANCE PLAN

The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company has a stop loss policy with the insurance company which limits the Company’s exposure both in the aggregate and on an individual basis.

NOTE 12 – EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering substantially all employees. Employees may contribute amounts as allowable by Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Commitments to Originate Loans

As of December 31, 2020, the Company had approximately $11.5 billion in notional amounts of IRLCs, whereby a potential borrower has agreed to interest rates and pricing of a potential loan. These contracts potentially expose the Company to interest rate or pricing risk and are economically hedged with forward mortgage backed security contracts. Furthermore, as of December 31, 2020, the Company had agreed to extend credit to potential borrowers for approximately $19.2 billion. These contracts represent off balance sheet credit risk where the Company may be required to extend credit to these borrowers based on the prevailing interest rates and prices at the time of execution.

Regulatory Net Worth Requirements

Certain secondary market agencies and state regulators require the Company to maintain minimum net worth and capital requirements in order to remain in good standing with the agencies. Noncompliance with an agency’s requirements can result in such agency taking various remedial actions up to and including terminating the Company’s ability to sell loans to and service loans on behalf of the respective agency.

In accordance with the regulatory requirements of HUD, governing non-supervised, direct endorsement mortgagees, the Company is required to maintain a minimum net worth (as defined by HUD) of $2.5 million. At December 31, 2020, the Company exceeded the regulatory net worth requirement and had a net worth (as defined by HUD) of $2.37 billion.

We are required to maintain a minimum net worth and liquidity by Ginnie Mae, Freddie Mac and Fannie Mae. The most restrictive of the minimum net worth and liquidity requirements, requires the Company to maintain a minimum net worth of $491.1 million and liquidity of $78.2 million as of December 31, 2020. At December 31, 2020 we exceed the net worth and liquidity requirement for all three government sponsored entities.

NOTE 14 – FAIR VALUE MEASUREMENTS

Fair value is the price that would be received if an asset were sold or the price that would be paid to transfer a liability in an orderly transaction between willing market participants at the measurement date. Required disclosures include classification of fair value measurements within a three-level hierarchy (Level 1, Level 2, and Level 3). Classification of a fair value measurement within the hierarchy is dependent on the classification and significance of the inputs used to determine the fair value measurement. Observable inputs are those that are observed, implied from, or corroborated with externally available market information. Unobservable inputs represent the Company’s estimates of market participants’ assumptions.

Fair value measurements are classified in the following manner:

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Valuation is based on either observable prices for identical assets or liabilities in inactive markets, observable prices for similar assets or liabilities, or other inputs that are derived directly from, or through correlation to, observable market data at the measurement date.

Level 3—Valuation is based on the Company’s or others’ models using assumptions at the measurement date that a market participant would use.

In determining fair value measurements, the Company uses observable inputs whenever possible. The level of a fair value measurement within the hierarchy is dependent on the lowest level of input that has a significant impact on the measurement as a whole. If quoted market prices are available at the measurement date or are available for similar instruments, such prices are used in the measurements. If observable market data is not available at the measurement date, judgment is required to measure fair value.

Financial Instruments - Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2020
Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$7,916,515	$—	$7,916,515
IRLCs	—	—	59,579	59,579
FLSCs	—	(64,743)	—	(64,743)

Total	$—	$7,851,772	$59,579	$7,911,351

	December 31, 2019
Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$5,446,310	$—	$5,446,310
IRLCs	—	—	16,786	16,786
FLSCs	—	(14,506)	—	(14,506)

Total	$—	$5,431,804	$16,786	$5,448,590

As of December 31, 2020 and 2019, mortgage loans at fair value included fair value adjustments of $194.6 million and $48.0 million, respectively. These fair value adjustments include the relative changes in the values of closed loans from the original pricing of the prospective loan (while it was an IRLC) to period end, subsequent market interest rate movements, and includes gain margin for the recorded loans based on external market indications of fair value.

Derivative assets and liabilities solely represent fair value of adjustments for the contracts based upon their original contract dates relative to the period end pricing for the contracts. The derivative contracts that the Company enters into are initially recorded at zero value as they are entered into at market prices on the date of execution. Subsequent changes in market conditions, primarily interest rates, drive the value of the Company’s derivative contracts and such fair value adjustments represent the respective derivative assets and liabilities.

Level 3 Issuances and Transfers

The Company issues IRLCs which are considered derivatives. If the contract converts to a loan, the implied value, which is solely based upon interest rate changes, is incorporated in the basis of the fair value of the loan. If the IRLC does not convert to a loan, the basis is reduced to zero as the contract has no continuing value. The Company does not track the basis of the individual IRLCs that convert to a loan, as that amount has no relevance to the presented consolidated financial statements.

Transfers into and out of Level 3 specific to the Company’s IRLC asset are equivalent to the net change in unrealized gain of approximately $42.8 million and $30 thousand for the years ended December 31, 2020 and 2019, respectively.

Other Financial Instruments

During the fourth quarter of 2020, the Company issued $800.0 million of Senior Notes. The fair value of the Senior Notes approximated $841.3 million as of December 31, 2021. The fair value of the Senior Notes was estimated using Level 2 inputs, including observable trading information in inactive markets.

Due to their nature and respective terms (including the variable interest rates on warehouse and operating lines of credit), the carrying value of cash and cash equivalents, receivables, payables, notes payable and warehouse and operating lines of credit approximate their fair value as of December 31, 2020 and 2019, respectively.

NOTE 15	– RELATED PARTY TRANSACTIONS

The Company has engaged in the following significant related party transactions in 2020 and 2019:

•	The Company’s corporate campus is located in buildings that are owned by entities controlled by the Company’s founder and its CEO and leased by the Company from these entities;

•	Legal services are provided to the Company by a law firm in which the Company’s founder is a partner;

•	The Company leases an aircraft owned by an entity controlled by the Company’s CEO to facilitate travel of Company executives for business purposes;

•

Home appraisal contracting and review services are provided by home appraisal management companies partially owned by the Company’s CEO and his brother; an executive of the Company and a member of the board of directors of UWM Holdings Corporation is also on the board of directors of one of these home appraisal management companies.

For the years ended December 31, 2020 and 2019, the Company incurred approximately $15.0 million and $11.2 million, respectively, in operating expenses with various companies related through common ownership. The Company incurred expenses of approximately $13.4 million in rent and other occupancy related expenses, $0.6 million in legal fees, $0.4 million primarily related to direct origination costs and $0.6 million in other general and administrative expenses for the year ended December 31, 2020. The Company incurred expenses of approximately $10.0 million in rent and other occupancy related expenses, $0.6 million in legal fees, $0.4 million primarily related to direct origination costs and $0.2 million in other general and administrative expenses for the year ended December 31, 2019.

Pursuant to line of credit agreements entered into, primarily in 2020, between the Company, its founder, its CEO, and the CEO’s brother and certain entities controlled by these individuals, the Company borrowed and repaid $297.0 million in the first half of 2020. These borrowings and repayments are reflected in the “Borrowings under operating lines of credit” and “Repayments under operating lines of credit” line items within the financing section of the 2020 consolidated statement of cash flows. The Company also incurred approximately $1.0 million of interest expense in 2020 related to these lines of credit. As of December 31, 2020, no amount was outstanding under these line of credit agreements, as they were terminated in the second quarter of 2020.

NOTE 16	– SUBSEQUENT EVENTS

UWM Business Combination

As described in Note 1, the Company completed the business combination transaction with Gores Holdings IV, Inc. on January 21, 2021, following approval by the stockholders of Gores Holdings IV, Inc. Following this transaction, the Company became an indirect consolidated subsidiary of Gores Holdings IV, Inc., which was renamed UWM Holdings Corporation, shares of which listed for trading on the New York Stock Exchange under the symbol “UWMC” on January 22, 2021.

Subsequent to December 31, 2020, the Company entered into the following additional related party transactions:

•

A lease for an additional building that is part of the Company’s corporate campus, which is owned by entities controlled by the Company’s CEO. The lease agreement includes undiscounted future lease payments of approximately $38.3 million through 2035.

•

The modification of the lease agreement for an aircraft owned by an entity controlled by the Company’s CEO as well as a lease for an additional aircraft owned by an entity controlled by the Company’s CEO, to facilitate travel of Company executives for business purposes. The Company will pay an agreed-upon hourly rate for its usage of these aircraft, with no fixed minimum commitments.

•

Employee lease agreements, pursuant to which the Company’s team members provide certain administrative services to entities controlled by the Company’s founder and its CEO. Under these agreements, these entities will pay the Company approximately $25 thousand per month for the administrative services provided to these entities by the Company’s team members.

The Company has evaluated subsequent events through March 22, 2021, which is the date the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owner

United Shore Financial Services, LLC

Pontiac, Michigan

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of United Shore Financial Services, LLC (the “Company”), as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in member’s equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively, referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Richey, May and Co., LLP

We have served as the Company’s auditor since 2012.

Englewood, Colorado

September 25, 2020

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$133,283	$42,113
Mortgage loans at fair value	5,446,310	2,517,760
Accounts receivable, net	163,473	75,430
Derivative assets	24,689	17,595
Mortgage servicing rights, net	731,353	368,117
Premises and equipment, net	55,950	48,580
Operating lease right-of-use asset, net (includes $73,185 with related parties)	79,485	—
Other assets	19,551	10,500

TOTAL ASSETS	$6,654,094	$3,080,095

LIABILITIES AND MEMBER’S EQUITY
Accounts payable and accrued expenses	$282,995	$219,095
Warehouse lines of credit	5,189,587	2,352,899
Derivative liabilities	22,409	28,954
Operating lines of credit	376,000	160,096
Equipment note payable	30,000	—
Operating lease liability (includes $85,480 with related parties)	91,780	—

Total liabilities	5,992,771	2,761,044
Commitments and contingencies (Note K)	—	—
Member’s equity:
Membership units (no par); 1 unit authorized, issued and outstanding at December 31, 2019 and 2018	—	—
Additional paid-in capital	24,839	24,839
Retained earnings	636,484	294,212

Total member’s equity	661,323	319,051

TOTAL LIABILITIES AND MEMBER’S EQUITY	$6,654,094	$3,080,095

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit data)

	Years Ended December 31,
	2019	2018
REVENUE
Loan production income	$1,043,483	$334,197
Loan servicing income	102,288	82,952
(Loss) gain on sale of mortgage servicing rights	(22,480)	91,130
Interest income	155,129	85,018

Total revenue	1,278,420	593,297

EXPENSES
Salaries, commissions and benefits	372,172	233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of premises and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	863,363	501,924

EARNINGS BEFORE INCOME TAXES	415,057	91,373

PROVISION FOR INCOME TAXES	—	57

NET INCOME	$415,057	$91,316

Basic income per common unit:	$415,057	$91,316
Units used to determine basic income per unit:	1	1
Distributions per unit	$72,785	$5,373

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(in thousands, except unit data)

	Member’s Equity		Additional Paid-in Capital	Retained Earnings	Total
	Units	Amount
Balance, December 31, 2017	1	$—	$24,839	$208,269	$233,108
Distributions				(5,373)	(5,373)
Net income				91,316	91,316

Balance, December 31, 2018	1	—	24,839	294,212	319,051
Distributions				(72,785)	(72,785)
Net income				415,057	415,057

Ending Balance, December 31, 2019	1	$—	$24,839	$636,484	$661,323

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$415,057	$91,316
Adjustments to reconcile net income to net cash used in operating activities:
Loss (gain) on sale of mortgage servicing rights	22,480	(91,130)
Reserve for representations and warranties	19,153	10,327
Capitalization of mortgage servicing rights	(1,126,965)	(349,413)
Amortization and pay-offs of mortgage servicing rights	117,217	57,406
Impairment on mortgage servicing rights, net	20,559	—
Depreciation and amortization of premises and equipment	9,405	5,456
Amortization of right-of-use assets	2,520	—
Increase in:
Mortgage loans at fair value	(2,928,550)	(675,063)
Accounts receivable, net	(4,907)	(35,300)
Derivative assets	(7,094)	(11,817)
Other assets	(9,051)	(3,407)
Increase (decrease) in:
Accounts payable and accrued expenses	(19,291)	56,895
Derivative liabilities	(6,545)	18,557

Net cash used in operating activities	(3,496,012)	(926,173)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of premises and equipment, net	(16,775)	(53,274)
Proceeds from sale of mortgage servicing rights	594,150	224,012

Net cash provided by investing activities	577,375	170,738

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	2,836,688	639,145
Borrowings under equipment note payable	30,000	—
Borrowings under operating lines of credit	798,321	407,900
Repayments under operating lines of credit	(582,417)	(312,804)
Member distributions	(72,785)	(5,373)

Net cash provided by financing activities	3,009,807	728,868

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	91,170	(26,567)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	42,113	68,680

CASH AND CASH EQUIVALENTS, END OF YEAR	$133,283	$42,113

SUPPLEMENTAL INFORMATION
Cash paid for interest	$157,813	$83,780

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

United Shore Financial Services, LLC (the “Company”) was organized under the laws of the State of Michigan. The Company was incorporated on July 16, 1986, primarily doing business as United Wholesale Mortgage. The Company engages in the origination, sale and servicing of residential mortgage loans. The Company is based in Michigan but originates and services loans throughout the United States. The Company is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (or “HUD”). In addition, the Company is an approved issuer with the Government National Mortgage Association (or “Ginnie Mae”), as well as an approved seller and servicer with the Federal National Mortgage Association (or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (or “Freddie Mac”).

Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (or “GAAP”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries both of which were special purpose entities that were formed and operate solely in connection with securitized warehouse facilities used by the Company in its operations. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most sensitive accounting estimates affecting the consolidated financial statements are the valuations of mortgage loans at fair value, mortgage servicing rights (or “MSRs”), derivative assets and liabilities, and the determination of the representations and warranties reserve.

Cash and Cash Equivalents

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company typically maintains balances in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances.

Mortgage Loans at Fair Value and Revenue Recognition

Mortgage loans are recorded at estimated fair value. Fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market.

A majority of the gains from mortgage loan originations are recognized when the loan is originated and it is the primary revenue recognition event as the loans are recorded at fair value. Loan origination fees are recognized as income at the time the loans are funded. Interest income is accrued, at the contractual rate, unless collectability is uncertain. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value, the realized and unrealized gains and losses from derivative assets and liabilities and the capitalization of MSRs.

Loans are considered to be sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right free of conditions that constrain it from taking advantage of that right to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity. The Company typically considers the above criteria to have been met when transferring title to another party where no substantive repurchase rights or obligations exist.

Derivatives

Derivatives are recognized as assets or liabilities on the consolidated balance sheets and measured at fair value with changes recorded within the consolidated statements of operations in the period in which they occur. The Company enters into derivative instruments to reduce its risk exposure to fluctuations in interest rates. The Company accounts for derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting.

Interest rate lock commitments (or “IRLCs”) on mortgage loans to be originated or purchased which are intended to be sold are considered to be freestanding derivatives with changes in fair value recorded on the consolidated statements of operations as part of loan production income. Fair value is estimated primarily based upon relative changes in interest rates for the underlying mortgages to be originated or purchased. Fair value estimates also take into account the probability that loan commitments may not be expected to be exercised by customers.

Loan Origination Fees and Expenses

Loan origination fees represent revenue earned from loan production and are included in loan production income on the consolidated statements of operations. Loan origination fees generally represent flat, per-loan fee amounts and are recognized as revenue at the time the loans are funded. Loan origination expenses are charged to operations as incurred and are included in direct loan production costs on the consolidated statements of operations.

Interest Income

Interest income on mortgage loans at fair value is accrued based upon the principal amount outstanding and contractual interest rates. Income recognition is discontinued when loans become 90 days delinquent or when in management’s opinion, the collectability of principal and interest becomes doubtful and the specific loan is put on nonaccrual status.

Loan Servicing Income

Loan servicing income represents revenue earned for servicing loans for various investors. The loan servicing income is based on a contractual percentage of the outstanding principal balance and is recognized into revenue as the related mortgage payments are received by the Company’s subservicer. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent advances on behalf of customers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs. Advances are made in accordance with the servicing agreements and are recoverable upon liquidation. The Company periodically evaluates the advances for collectability and amounts are written-off when they are deemed uncollectible. Management has determined that certain amounts are not fully collectible and has recorded an allowance of approximately $125 thousand and $22 thousand at December 31, 2019 and 2018, respectively. Servicing advances are included in accounts receivable, net on the consolidated balance sheets.

Premises and Equipment, Net

Premises and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of premises and equipment, net at December 31 (in thousands):

	Useful lives (years)		2019	2018
Furniture and equipment	3 - 10		$17,976	$12,867
Computer software	1 - 3		1,480	1,185
Leasehold improvements	(a	)	50,633	39,262
Accumulated depreciation and amortization			(14,139)	(4,734)

Premises and equipment, net			$55,950	$48,580

(a)	Amortized over the shorter of the related lease term or the estimated useful life of the assets.

Mortgage Servicing Rights and Revenue Recognition—Sale of MSRs

MSRs are initially recorded at estimated fair value. To determine the fair value of the servicing right created, the Company uses third party estimates of fair value at the time of origination. Subsequent fair value is estimated using a third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates assumptions that we believe market participants would use in acquiring the MSRs including market estimates of the estimated market prepayment speeds, discount rate, cost to service, float value, ancillary income, inflation, and delinquency and default rates.

MSRs are amortized in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated for impairment. For this purpose, the Company stratifies its MSRs based on interest rate.

Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. Management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation allowance recoveries are recorded in subsequent periods of occurrence. When a mortgage loan prepays, the Company permanently reduces the associated MSR in the period with a charge to operations.

Sales of MSRs are recognized when the risks and rewards of ownership have been transferred to a buyer, and a substantive down payment received. Also, any risks retained by the Company are to be reasonably quantifiable to be eligible for sale.

Loans Eligible for Repurchase from Ginnie Mae

When the Company has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due) and the call option results in a more than trivial benefit to the Company, the previously sold assets are required to be re-recognized on the consolidated balance sheets. The recognition of previously sold loans does not impact the accounting for the previously recognized MSRs. At December 31, 2019, the Company had recorded such Ginnie Mae pools in loans at fair value totaling $21.7 million, which is recorded at fair value of $18.4 million, with a related purchase liability equal to the gross amount of the loan. The Company repurchased Ginnie Mae delinquent or defaulted mortgage loans in the amount of $10.9 million during the year ended December 31, 2019. At December 31, 2018, the Company had recorded such Ginnie Mae pools in loans at fair value totaling $20.5 million, which is recorded at fair value of $17.4 million, with a related purchase liability equal to the gross amount of the loan. The Company repurchased Ginnie Mae delinquent or defaulted mortgage loans in the amount of $5.8 million during the year ended December 31, 2018.

Real Estate Owned

At the time of foreclosure, real estate owned is recorded at the lower of the Company’s cost or the asset’s fair value less costs to sell. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining the foreclosed real estate and subsequent write-downs to reflect declines in the fair value are expensed as incurred. The Company had no real estate owned at December 31, 2019 and 2018.

Representations and Warranties Reserve

Loans sold to investors which the Company believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans or be subject to other guaranty requirements and subject to loss. The Company initially records its exposure under such guaranties at estimated fair value upon the sale of the related loan, within accounts payable and accrued expenses, as well as within loan production income, and continues to evaluate its on-going exposures in subsequent periods. The reserve is estimated based on the Company’s assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

The reserve is included in accounts payable and accrued expenses on the consolidated balance sheets. The reserve charged to operations is included in loan production income on the consolidated statements of operations. The activity of the representations and warranties reserve is as follows for the years ended December 31 (in thousands):

	2019	2018
Balance, beginning of year	$32,999	$31,200
Reserve charged to operations	19,153	10,327
Losses realized	(5,830)	(8,528)

Balance, end of year	$46,322	$32,999

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts in trust for investors and escrow balances for mortgagors. The balances of these accounts amounted to $374.3 million and $197.4 million at December 31, 2019 and 2018, respectively, and are excluded from the consolidated balance sheets.

Advertising and Marketing

Advertising and marketing is expensed as incurred and amounted to $5.6 million and $3.8 million for the years ended December 31, 2019 and 2018, respectively, and is included in marketing, travel, and entertainment expenses on the consolidated statements of operations.

Income Taxes

The Company has elected to be taxed as a partnership for income tax purposes. Accordingly, taxable income or loss of the Company is reported on the income tax returns of the member and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements. The Company is subject to certain state income taxes which are included on the consolidated statements of operations.

Basic Earnings Per Unit

The Company calculates basic earnings per unit using a single unit, which is the capital structure of the Company.

Operating Segments

The Company operates as one segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (or “CODM”), which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information on a consolidated basis.

Contingencies

The Company evaluates contingencies based on information currently available and establishes an accrual for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. For matters where a loss is believed to be reasonably possible but not probable, no accrual is established by the nature of the loss contingency and an estimate of the reasonably possible range of loss in excess of amount accrued, when such estimate can be made, is disclosed. In deriving an estimate, the Company is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of loss contingencies involves the use of critical estimates, assumptions and judgments. It is not possible to predict or determine the outcome of all loss contingences. Accruals are periodically reviewed and may be adjusted as circumstances change.

Risks and Uncertainties

The Company encounters certain economic and regulatory risks inherent in the consumer finance business. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans at fair value and in commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which mortgage loans are being held at fair value or subsequently under any representation and warranty provisions within the Company’s sale agreements. The Company is subject to substantial regulation as it directly provides financing to consumers acquiring residential real estate.

The Company sells loans to investors without specific recourse. As such, the investors have assumed the risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other lending facilities to finance its continued

operations. If the Company’s principal lenders decided to terminate or not to renew any of these credit facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s consolidated financial statements unless the Company timely found suitable alternate financing sources. Similarly, the Company sells a majority of its loans using government sponsored agencies and their respective programs. Any curtailment of the Company’s access to sell loans using these programs could have a material adverse impact on the Company’s consolidated financial statements, unless the Company found suitable loan sales alternatives.

Recently Issued Accounting Pronouncements

Adoption of Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (or “ASU”) 2016-02, Leases (Topic 842), as amended, which requires recognition of right-of-use assets and lease liabilities by lessees for most leases and to provide enhanced disclosures. The Company adopted the ASU effective January 1, 2019 on a modified retrospective basis and did not restate comparative periods. The Company elected the transition relief package of practical expedients permitted under the transition guidance, which allows the Company to carryforward historical lease classification, assessments on whether a contract is or contains a lease, and initial direct costs, if any, for any lease that existed prior to adoption of the new standard. The Company also elected the practical expedient that permits the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease component. The discount rate used is the Company’s incremental borrowing rate, which is the rate the Company would have to borrow on a collateralized basis over a similar term, and amount equal to the lease payments, in a similar economic environment. As a result of adopting the ASU, the Company recognized a $76.0 million right-of-use (or “ROU”) asset and an $88.0 million lease liability, as of January 1, 2019. Refer to Note K for further information.

In May 2014, the FASB issued new revenue recognition guidance that supersedes most industry-specific guidance but does exclude financial instruments. The Company adopted the guidance beginning January 1, 2018 and concluded that its revenue streams are not within the scope of the standard because the standard does not apply to revenue on contracts accounted for under the transfers and servicing of financial assets or financial instrument standards. Therefore, the revenue recognition for these contracts remained unchanged.

In January 2016, the FASB issued an ASU that amends the guidance on the classification and measurement of financial instruments. Among other things, the ASU amends certain disclosure requirements associated with the fair value of financial instruments. This Company adopted the guidance beginning January 1, 2018. The adoption did not have a significant impact on the Company’s consolidated financial statements.

Future Adoption of New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Significantly all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that receivables and Ginnie Mae early buyout loans are within the scope of the ASU. Ginnie Mae early buyout loans are insured by the Federal Housing Administration (or “FHA”) or guaranteed by the Department of Veterans Affairs (or “VA”) which limits the Company’s exposure to potential credit-related losses to an immaterial amount. Further, the estimated credit-related losses of the Company’s receivables are also immaterial due to the short-term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The guidance is effective January 1, 2020. The adoption will not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued an ASU that further removes, modifies or adds certain disclosure requirements for fair value measurements. The guidance is effective January 1, 2020. The adoption will not have a material impact on the Company’s consolidated financial statements.

B.	MORTGAGE LOANS AT FAIR VALUE

Mortgage loans at fair value consist of the following at December 31 (in thousands):

	2019	2018
Mortgage loans, unpaid principal balance	$5,309,394	$2,445,123
Premiums paid on mortgage loans	88,913	47,898
Fair value adjustment	48,003	24,739

	$5,446,310	$2,517,760

C.	DERIVATIVES

The Company enters into commitments (IRLCs) to originate residential mortgage loans, at specified interest rates and terms within a specified period of time, with customers who have applied for a loan and meet certain credit and underwriting criteria. To determine the fair value of the IRLCs, each loan is evaluated based upon its stage in the application, approval and origination process for its likelihood of consummating the transaction (or “pullthrough”). Pullthrough is estimated on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. Most times, the further into the process the more likely the IRLC is to become a loan. The blended average pullthrough rate was 81.06% and 79.15%, for the years ended December 31, 2019 and 2018, respectively. The Company uses forward mortgage backed security contracts, which are also known as forward loan sale commitments (or “FLSCs”), to economically hedge the IRLCs.

The following summarizes derivative instruments at December 31 (in thousands):

	2019			2018
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs	$16,786	$6,727,739	(a)	$16,754	$2,624,201	(a)
FLSCs	(14,506)	10,674,680		(28,113)	4,557,785

Total	$2,280			$(11,359)

(a)	Pullthrough rate adjusted

D.	ACCOUNTS RECEIVABLE, NET

The following summarizes accounts receivable at December 31 (in thousands):

	2019	2018
Investor receivables	$104,303	$41,622
Servicing fees	23,113	19,146
Due from title companies	16,729	6,435
Servicing advances	9,004	7,845
Pair-offs receivable	6,317	24
Warehouse—after deadline funding	4,020	337
Notes receivable—related party	245	43
Allowance for doubtful accounts	(258)	(22)

	$163,473	$75,430

The Company periodically evaluates the carrying value of accounts receivable balances with delinquent receivables being written-off based on specific credit evaluations and circumstances of the debtor.

E.	MORTGAGE SERVICING RIGHTS, NET

The following summarizes the activity of MSRs for the years ended December 31 (in thousands):

	2019	2018
Balance, beginning of year	$368,117	$207,521
Additions	1,126,965	349,413
Amortization	(80,280)	(45,231)
Loans paid in full	(36,937)	(12,175)
Sales	(625,953)	(131,411)
Impairment adjustment	(20,559)	—

Balance, end of year	$731,353	$368,117

The unpaid principal balance of mortgage loans serviced approximated $72.6 billion and $43.0 billion at December 31, 2019 and 2018, respectively. Conforming conventional loans serviced by the Company have previously been sold to Fannie Mae and Freddie Mac on a non-recourse basis, whereby foreclosure losses are generally the responsibility of Fannie Mae and Freddie Mac, and not the Company. Loans serviced for Ginnie Mae are insured by the FHA, guaranteed by the VA, or insured by other applicable government programs. While the above guarantees and insurance are the responsibility of those parties, the Company is still subject to potential losses related to its servicing of these loans. Those estimated losses are incorporated into the valuation of MSRs.

The key unobservable inputs used in determining the fair value of the Company’s MSRs are as follows at December 31:

	2019	2018
Discount rates	9.0% - 14.5%	9.0% - 10.8%
Annual prepayment speeds	8.2% - 30.8%	8.6% - 24.7%
Cost of servicing	$90 - $138	$91 - $117

The Company views these unobservable inputs as the most critical in assessing the fair value of its MSRs, which had an estimated fair value of approximately $744 million and $431 million at December 31, 2019 and 2018, respectively.

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair values as follows at December 31 (in thousands):

	2019	2018
Discount rate:
Effect on value - 10% adverse change	$(25,580)	$(15,328)
Effect on value - 20% adverse change	$(49,397)	$(29,598)
Prepayment speeds:
Effect on value - 10% adverse change	$(34,208)	$(19,975)
Effect on value - 20% adverse change	$(65,745)	$(38,287)
Cost of servicing:
Effect on value - 10% adverse change	$(8,880)	$(6,213)
Effect on value - 20% adverse change	$(17,760)	$(12,426)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in assumptions. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.

The following table summarizes the Company’s estimated future MSR amortization expense (in thousands) based upon the existing MSR asset. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2019. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon retention or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

Year Ending December 31,	Amounts
2020	$115,617
2021	99,369
2022	85,269
2023	73,042
2024	62,448
Thereafter	316,167

$751,912

F.	LINES OF CREDIT

The Company has the following lines of credit with financial institutions at December 31 (in thousands):

	2019	2018
$400 million line of credit agreement expiring December 31, 2022. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs.	$251,000	$—
$125 million line of credit agreement which was closed during 2020. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs and is a sublimit of the $400 million repurchase agreement disclosed in Note G.	125,000	65,000
$125 million line of credit agreement which closed during the year ended December 31, 2019. Interest was at variable rates based on a spread to the one month LIBOR rate. Line was collateralized by MSRs.	—	70,096
$25 million line of credit agreement which was closed during the year ended December 31, 2019. Interest was at 6%.	—	25,000
$55 million line of credit agreement that was closed during the year ended December 31, 2019. Interest was at variable rates based on a spread to the one month LIBOR rate. Line was collateralized by MSRs and was a sublimit of the $200 million repurchase agreement disclosed in Note G.	—	—
$75 million unsecured line of credit agreement with an officer of the Company. Interest is at 4% and the line of credit is due on demand.	—	—

	$376,000	$160,096

G.	WAREHOUSE LINES OF CREDIT

The Company has the following warehouse lines of credit with financial institutions at December 31 (in thousands):

Warehouse Lines of Credit	Expiration Date	2019	2018
$600 Million	6/23/2021	$436,437	$298,513
$150 Million	5/25/2021	133,196	114,597
$1 Billion	7/7/2021	800,764	214,444
$200 Million	7/7/2021	156,632	150,832
$400 Million*	9/14/2020	240,620	138,112
$150 Million	9/19/2020	106,256	52,945
$400 Million	11/17/2020	355,540	252,855
$200 Million**	12/24/2020	150,229	126,447
$600 Million	1/11/2021	510,954	426,722
$600 Million	1/11/2021	513,645	318,878
$400 Million	3/5/2021	314,728	—
$250 Million	No expiration	85,683	81,019
$100 Million	12/31/2020	—	177,535
$1.5 Billion	5/7/2021	1,384,903	—
$300 Million	No expiration	—	—
$150 Million	No expiration	—	—

		$5,189,587	$2,352,899

*	Line has a $125 million MSR sublimit as disclosed in Note F.
**	Line had a $55 million MSR sublimit that was closed during the year ended December 31, 2019.

All interest rates are variable based on a spread to the one month LIBOR rate.

As of December 31, 2019 and 2018, the Company had pledged mortgage loans at fair value as collateral under the above warehouse lines of credit. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquidity, maximum debt to net worth ratio, net income, and limitations on additional debt, as defined in the agreements. The Company was in compliance with all debt covenants as of December 31, 2019.

H.	EQUIPMENT NOTE PAYABLE

During the year ended December 31, 2019, the Company entered into a note payable secured by certain equipment, with a financial institution with monthly payments of $0.5 million beginning January 1, 2020. Interest accrues at 5.99% per annum and matures in December 2024. The balance outstanding under the equipment note payable was $30.0 million at December 31, 2019.

Annual maturities of equipment note payable are as follows as of December 31, 2019 (in thousands):

Year Ending December 31,	Amounts
2020	$6,000
2021	6,000
2022	6,000
2023	6,000
2024	6,000

$30,000

I.	SELF INSURANCE PLAN

The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company maintains a reserve for incurred but not reported medical claims. The Company has a stop loss policy with the insurance company which limits the Company’s exposure both in the aggregate and on an individual basis. The Company incurred medical expenses totaling $14.6 million and $10.5 million for the years ended December 31, 2019 and 2018, respectively.

J.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering substantially all employees. Employees may contribute amounts as allowable by Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions. The Company contributed $2.7 million and $1.5 million to the plan during the years ended December 31, 2019 and 2018, respectively.

K.	COMMITMENTS AND CONTINGENCIES

Commitments to Originate Loans

As of December 31, 2019 and 2018, the Company had approximately $8.3 million and $3.3 million, respectively, in notional amounts of interest rate lock commitments, whereby a potential borrower has agreed to interest rates and pricing of a potential loan. These contracts potentially expose the Company to interest rate or pricing risk and are economically hedged with forward mortgage backed security contracts (FLSCs), as described in Note C. Additionally, as of December 31, 2019 and 2018, the Company had agreed to extend credit to potential borrowers for approximately $7.5 million and $3.5 million, respectively. These contracts represent off balance sheet credit risk where the Company may be required to extend credit to these borrowers based on the prevailing interest rates and prices at the time of execution.

Leases

The Company determines if an arrangement is a lease at inception. The Company capitalizes operating lease obligations with initial terms in excess of 12 months as operating lease right-of-use assets with corresponding operating lease liabilities on the consolidated balance sheets. Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Additionally, operating lease right-of-use assets are adjusted for lease incentives, prepaid lease payments and initial direct costs. Operating lease expense is recognized on the straight-line basis over the lease term and is recorded in occupancy and equipment expenses on the consolidated statements of operations.

The Company’s lease agreements include both lease and non-lease components such as real estate taxes, insurance and common area maintenance. Lease and non-lease components are generally accounted for as a single component to the extent that the costs are fixed. To the extent that the non-lease components are not fixed, these costs are treated as variable lease costs and expensed as incurred.

Substantially all of the Company’s lease arrangements relate to its corporate headquarters. The Company’s operating lease agreements have remaining terms ranging from 15 year to 17 years. Certain of the operating lease agreements have renewal options of five years. For purposes of calculating operating lease liabilities, the lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option.

In determining the present value of lease payments, the Company uses incremental borrowing rates based on information available at the lease commencement date. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company’s incremental borrowing rate is estimated by referencing the Company’s collateralized borrowings.

The Company’s leases do not contain any material residual value guarantees or material restrictive covenants.

Total rent expense under all operating leases amounted to $9.5 million, of which $8.6 million was to a related party, for the year ended December 31, 2019.

Supplemental cash flow information related to leases was as follows at December 31 (in thousands):

2019
Cash paid for operating leases	$8,000
Operating lease right-of use assets recognized upon adoption of ASU 2016-02	$76,000
Operating lease right-of-use assets recognized for new operating leases	$6,300

Additional supplemental information related to leases was follows:

2019
Weighted average remaining lease term of operating leases	16 years
Weighted average discount rate of operating leases	6%

The maturities of the Company’s operating lease liabilities at December 31, 2019 are summarized below (in thousands):

Year Ending December 31,	Amounts
2020	$11,543
2021	11,134
2022	10,669
2023	7,894
2024	7,894
Thereafter	106,661

Total lease payments	155,795
Less imputed interest	(64,015)

$91,780

Subsequent to December 31, 2019, the Company had entered into additional operating leases for its corporate headquarters and equipment that resulted in future lease commitments of approximately $60 million through 2035. These operating leases commenced during January 2020 with leases terms between three and 15 years.

Disclosures Related to Periods Prior to Adoption of ASC 842

Rent expense under operating leases for the year ended December 2018 was $11.5 million, of which $10.9 million was to a related party.

Future minimum rental payments under long-term leases are as follows at December 31, 2018 (in thousands):

Year Ending December 31,	Amounts
2019	$8,678
2020	7,930
2021	7,878
2022	7,853
2023	7,853
Thereafter	109,448

$149,640

Litigation

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. The Company is not currently a party to any litigation of a material nature.

Regulatory Net Worth Requirements

In accordance with the regulatory requirements of HUD, governing non-supervised, direct endorsement mortgagees, the Company is required to maintain a net worth (as defined by HUD) of $2.5 million. At December 31, 2019, the Company exceeded the regulatory net worth requirement.

In accordance with the regulatory requirements of Ginnie Mae, governing issuers of Ginnie Mae securities, the Company is required to maintain a net worth (as defined by Ginnie Mae) of $78.6 million. At December 31, 2019, the Company exceeded the regulatory net worth requirement.

L.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$5,446,310	$—	$5,446,310
IRLCs	—	—	16,786	16,786
FLSCs	—	(14,506)	—	(14,506)

Total	$—	$5,431,804	$16,786	$5,448,590

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$2,517,760	$—	$2,517,760
IRLCs	—	—	16,754	16,754
FLSCs	—	(28,113)	—	(28,113)

Total	$—	$2,489,647	$16,754	$2,506,401

As of December 31, 2019 and 2018, mortgage loans at fair value included fair value adjustments of $48.0 million and $24.7 million, respectively. These fair value adjustments include the relative changes in the loan values from the original pricing of the prospective loan (while it was an IRLC) to period end, subsequent market interest rate movements, and includes gain margin for the recorded loans based on external market indications of fair value.

As of December 31, 2019 and 2018, derivative assets and liabilities solely represent fair value adjustments for the contracts based upon their original contract dates relative to the period end pricing for the contracts. The derivative contracts that the Company enters into are initially recorded at zero value as they are entered into at market prices on the date of execution. Subsequent changes in market conditions, primarily interest rates, drive the value of the Company’s derivative contracts and such fair value adjustments represent the respective derivative assets and liabilities.

Level 3 Issuances and Transfers

The Company issues IRLCs which are scoped in as derivatives. If the contract converts to a loan, the implied value, which is solely based upon interest rate changes, is incorporated into the basis of the fair value of the loan. If the IRLC does not convert to a loan, the basis is reduced to zero as the contract has no continuing value. The Company does not track the basis of the individual IRLCs that convert to a loan, as that amount has no relevance to the presented consolidated financial statements.

Transfers into and out of Level 3 specific to the Company’s IRLC asset are equivalent to the net change in unrealized gain of approximately $30 thousand for the year ended December 31, 2019.

Due to their nature and respective terms, the carrying value of cash and cash equivalents, receivables, payables, note payable and warehouse and operating lines of credit approximate their fair value at December 31, 2019 and 2018.

M.	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2019 and 2018, the Company incurred approximately $11.2 million and $12.1 million, respectively, in expenses with various companies related through common ownership. The Company incurred expenses of approximately $8.6 million in rent, $0.6 million in legal fees, $0.4 million primarily related to direct origination costs and $1.6 million in other general and administrative expenses for the year ended December 31, 2019. The Company incurred expenses of approximately $11 million in rent, $0.6 million in legal fees and $0.5 million primarily related to direct origination costs for the year ended December 31, 2018.

N.	SUBSEQUENT EVENTS

The Company entered into various agreements to sell a total of approximately $24.5 billion of its $72.6 billion in unpaid principal balance of MSRs for cash throughout February and March 2020.

On May 15, 2020, SFS Holding Corp, the Company’s sole member, issued and sold $200 million in aggregate principal amount of senior secured notes and on June 15, 2020 and July 15, 2020, the SFS Holding Corp. issued and sold an additional aggregate $100 million in principal amount of senior secured notes (collectively, the “Senior Notes”) and has the ability to issue up to an additional $200 million in principal amount of senior secured notes on the same terms. The Senior Notes mature on May 15, 2025, and bear interest at a rate of 15.50% per annum. Interest on the Senior Notes is payable quarterly commencing on September 30, 2020. SFS Holding Corp.’s obligations under the Senior Notes are guaranteed by the Company and secured by substantially all of the Company’s assets subject to certain exceptions. SFS Holding Corp. repaid and terminated the Senior Notes in full on September 16, 2020.

During February and through April 16, 2020, the Covid-19 Virus, spread throughout the United States. In partial response to this, in March of 2020, Federal, state and local governments mandated a variety of policies which resulted in a substantial decrease in economic activity and extreme volatility in the financial markets. Much of the volatility in the financial markets stemmed from the Federal Reserve’s unprecedented participation in buying Treasury securities and MBS. The current phase of Quantitative Easing includes a commitment of unlimited buying of MBS in an attempt to stabilize the financial markets. The immediate impact and expected duration of their participation has driven prices on low coupon MBS to extraordinary levels. The Company and independent mortgage bankers in general, have been presented with severe challenges to maintain liquidity due to margin call requirements on forward sales of MBS. The extent and duration of the impact of the government polices referred to above on the domestic housing market, employment levels and general economic activity cannot be predicted at this time. Additionally, Congress has passed legislation to permit individual consumers who assert they have been affected by the Covid-19 Virus, potential options of forbearance on making monthly mortgage payments. This program could have a material effect on mortgage servicers including the Company, as advances to securities holders may be required under various MBS programs in which the Company participates, even if the borrower does not make payments. The Company is currently evaluating the potential impact of the legislation and while it has partially mitigated the potential impact due to how we participate in MBS programs, we still may be at risk for significant advances to MBS holders. These advances may significantly impact the Company’s liquidity and financial position. Congress and other Federal agencies have proposed programs which may support financing of such advances, but the ability to use those programs is uncertain until proposals are finalized.

On September 22, 2020 the Company and Gores Holdings IV, Inc., a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, entered into a definitive agreement with respect to a business combination. Upon completion of the proposed transaction, the Company’s current owners will retain approximately 94% ownership of the combined company which will operate under the United Wholesale Mortgage name. Class A common stock of the combined company will be listed on NASDAQ under the new ticker symbol “UWMC.” The proposed business combination is expected to close in the fourth quarter of 2020, subject to customary closing conditions, including the receipt of regulatory approvals, and approval of the stockholders of Gores Holdings IV.

Management has evaluated subsequent events through September 30, 2020, the date on which the consolidated financial statements were available to be issued.

UWM HOLDINGS CORPORATION

15,875,000 SHARES OF CLASS A COMMON STOCK

and

115,875,000 SHARES OF CLASS A COMMON STOCK

5,250,000 WARRANTS TO PURCHASE CLASS A COMMON STOCK

Offered by Selling Securityholders

PROSPECTUS

                , 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

SEC registration fee	$164,162
FINRA filing fee	—
Printing and engraving expenses	100,000
Legal fees and expenses	200,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	15,838

Total	$700,000

Item 14. Indemnification of Directors and Officers.

The Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Amended and Restated Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling UWM Holdings Corporation pursuant to the foregoing provisions, We have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16. Exhibits and Financial Statements.

(a) Exhibits. The following exhibits are being followed herewith:

Exhibit No.	Description

1.1**	Underwriting Agreement

2.1*	Business Combination Agreement, dated as of September 22, 2020, by and among Gores Holdings IV, Inc., United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), UWM Holdings, LLC SFS Holding Corp. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on September 23, 2020).

2.2	Amendment to Business Combination Agreement, dated December 14, 2020, by and among Gores Holdings IV, Inc., United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), UWM Holdings, LLC and SFS Holding Corp. (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

3.1	Amended and Restated Certificate of Incorporation of UWM Holdings Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A filed on January 25, 2021).

3.2	Amended and Restated Bylaws of UWM Holdings Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K/A filed on January 25, 2021).

3.3	Second Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed on February 9, 2021).

4.1	Indenture, dated November 3, 2020, by and between United Shore Financial Services, LLC and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

4.2	Form of 5.500% Senior Notes due 2025 (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

4.3	Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Form S-1 filed on December 5, 2019).

4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company’s Form S-1 filed on December 5, 2019).

4.5	Warrant Agreement, dated January 23, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 30, 2020).

5.1***	Opinion of Greenberg Traurig, P.A.

10.1	Amended and Restated Registration Rights and Lock-Up Agreement, dated January 21, 2021, by and between UWM Holdings Corporation, Gores Sponsor IV LLC, Randall Bort, William Patton, Jeffrey Rea and SFS Holding Corp. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.2	Tax Receivable Agreement, dated January 21, 2021, by and among SFS Holding Corp. and UWM Holdings Corporation (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.3†	UWM Holdings Corporation 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-8 filed on March 23, 2021).

Exhibit No.	Description

10.4†	Employment Agreement, dated September 26, 2012, by and between, United Shore Financial Services, Inc. and Timothy Forrester (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.5*#	Master Repurchase Agreement, dated September 8, 2020, by and between Barclays Bank PLC and UWM (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.6*	Lease Agreement, dated June 28, 2017, by and between UWM, as tenant, and Pontiac Center Investment, LLC, as landlord (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.6.1	First Amendment to Lease, dated May 11, 2018, by and between UWM, as tenant, and Pontiac Center Investment, LLC, as landlord (incorporated by reference to Exhibit 10.6.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.6.2	Second Amendment to Lease, dated June 20, 2018, by and between UWM, as tenant, and Pontiac Center Investment, LLC, as landlord (incorporated by reference to Exhibit 10.6.2 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.6.3	Third Amendment to Lease, dated September 28, 2018, by and between UWM, as tenant, and Pontiac Center Investment, LLC, as landlord (incorporated by reference to Exhibit 10.6.3 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.6.4	Fourth Amendment to Lease, dated February 21, 2019, by and between UWM, as tenant, and Pontiac Center Investment, LLC, as landlord (incorporated by reference to Exhibit 10.6.4 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.7	Parking Area Lease Agreement, dated January 1, 2019, by and between UWM, as tenant, and Pontiac Center Parking, LLC, as landlord (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.8*	Lease Agreement, dated January 1, 2020, by and between UWM, as tenant, and Pontiac South Boulevard, LLC, as landlord (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9*#	Master Repurchase Agreement, dated December 31, 2014, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.1	Amendment No. 1 to Master Repurchase Agreement, dated October 20, 2015, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.2	Amendment No. 2 to Master Repurchase Agreement, dated December 30, 2015, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.2 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.3	Amendment No. 3 to Master Repurchase Agreement, dated July 28, 2016, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.3 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.4	Amendment No. 4 to Master Repurchase Agreement, dated December 16, 2016, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.4 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.5	Amendment No. 5 to Master Repurchase Agreement, dated December 15, 2017, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.5 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

Exhibit No.	Description

10.9.6*	Amendment No. 6 to Master Repurchase Agreement, dated December 14, 2018, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.6 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.7*	Amendment No. 7 to Master Repurchase Agreement, dated December 14, 2018, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.7 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.8	Amendment No. 8 to Master Repurchase Agreement, dated January 13, 2020, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.8 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.9	Amendment No. 9 to Master Repurchase Agreement, dated February 24, 2020, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.9 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.10	Amendment No. 10 to Master Repurchase Agreement, dated April 6, 2020, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.10 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.9.11	Omnibus Amendment to Master Repurchase Agreement, dated December 16, 2020, by and between UWM and Bank of America, N.A. (incorporated by reference to Exhibit 10.9.11 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.10*	Amended and Restated Master Repurchase Agreement, dated May 8, 2017, by and among UWM, Credit Suisse First Boston Mortgage Capital LLC, Credit Suisse AG, and Alpine Securitization Ltd. (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.10.1	Omnibus Amendment to Amended and Restated Master Repurchase Agreement, dated January 19, 2021, by and among UWM, Credit Suisse First Boston Mortgage Capital LLC, Credit Suisse AG, Alpine Securitization Ltd., and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.10.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.11*#	Master Repurchase Agreement, dated March 7, 2019, by and between UWM and Jefferies Funding LLC (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.11.1	Omnibus Amendment to Master Repurchase Agreement, dated December 14, 2020, by and between UWM and Jefferies Funding LLC (incorporated by reference to Exhibit 10.11.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.12*#	Amendment No. 11 to Master Repurchase Agreement, dated December 23, 2020, by and among UWM, United Shore Repo Seller 1 LLC, United Shore Repo Trust 1 and JPMorgan Chase Bank (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13*#	Master Repurchase Agreement, dated November 5, 2014, by and between UWM and UBS AG (as successor in interest to UBS BANK USA) (incorporated by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.1*	Amendment No. 1 to Master Repurchase Agreement, dated November 4, 2015, by and between UWM and UBS BANK USA (incorporated by reference to Exhibit 10.13.1 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.2*	Assignment and Amendment No. 2 to Master Repurchase Agreement, dated August 16, 2016, by and among UWM, UBS Bank USA, and UBS AG (incorporated by reference to Exhibit 10.13.2 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

Exhibit No.	Description

10.13.3*	Amendment No. 3 to Master Repurchase Agreement, dated November 2, 2016, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.3 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.4	Amendment No. 4 to Master Repurchase Agreement, dated January 2, 2018, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.4 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.5	Amendment No. 5 to Master Repurchase Agreement, dated May 30, 2018, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.5 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.6	Amendment No. 6 to Master Repurchase Agreement, dated January 14, 2019, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.6 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.7	Amendment No. 7 to Master Repurchase Agreement, dated February 21, 2019, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.7 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.8	Amendment No. 8 to Master Repurchase Agreement, dated January 13, 2020, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.8 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.9	Amendment No. 9 to Master Repurchase Agreement, dated April 15, 2020, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.9 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.10	Amendment No. 10 to Master Repurchase Agreement, dated August 3, 2020, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.10 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.13.11	Amendment No. 11 to Master Repurchase Agreement and Amendment No. 24 to Pricing Letter, dated December 14, 2020, by and between UWM and UBS AG (incorporated by reference to Exhibit 10.13.11 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

10.14*	Lease Agreement, dated as of January 1, 2021, by and between Pontiac Center East, LLC and United Wholesale Mortgage, LLC (incorporated by reference to Exhibit 10.14 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

16	Letter from KPMG LLP to the SEC, dated January 22, 2021 (incorporated by reference to Exhibit 16 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

21	List of Subsidiaries (incorporated by reference to Exhibit 21 of the Company’s Current Report on Form 8-K filed on January 22, 2021).

23.1%	Consent of Richey, May & Co., LLP

23.2%	Consent of KPMG LLP

23.3%	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.4%	Consent of Deloitte & Touche, LLP

23.5%	Consent of Deloitte & Touche, LLP

24***	Power of Attorney (on signature page to S-1)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Exhibit No.	Description

101.LAB+	XBRL Taxonomy Extension Label Linkbase Document

101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) or Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.
**	To be filed by amendment.
***	Previously filed.
%	Filed herewith.
#

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Pontiac, Michigan, on the 24th day of March, 2021.

UWM Holdings Corporation

By:	/s/ Mathew Ishbia
Name:	Mathew Ishbia
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 24th day of March, 2021.

Name	Position	Date

/s/ Mathew Ishbia	President, Chief Executive Officer and Chairman	March 24, 2021
Mathew Ishbia	(Principal Executive Officer)

/s/ Timothy Forrester	Executive Vice President and Chief Financial Officer	March 24, 2021
Timothy Forrester	(Principal Financial Officer)

/s/ Andrew Hubacker	Senior Vice President and Chief Accounting Officer	March 24, 2021
Andrew Hubacker	(Principal Accounting Officer)

*	Director	March 24, 2021
Kelly Czubak

*	Director	March 24, 2021
Alex Elezaj

*	Director	March 24, 2021
Jeffrey Ishbia

*	Director	March 24, 2021
Justin Ishbia

*	Director	March 24, 2021
Laura Lawson
*	Director	March 24, 2021
Isiah Thomas

*	Director	March 24, 2021
Robert Verdun

*	Director	March 24, 2021
Melinda Wilner

*By:	/s/ Timothy Forrester
Timothy Forrester Attorney-in-Fact